As filed with the Securities and Exchange Commission on December 19, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OLD SECOND BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6022	36-3143493
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

37 South River Street

Aurora, Illinois  60506

(630) 892-0202

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William B. Skoglund
President and Chief Executive Officer

Old Second Bancorp, Inc.

37 South River Street

Aurora, Illinois  60506

(630) 892-0202

(name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis R. Wendte, Esq. Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100 Fax: (312) 984-3150	Douglas J. Tucker, Esq. Quarles & Brady LLP Citigroup Center 500 W. Madison Street, Suite 3700 Chicago, Illinois 60661 (312) 715-5000 Fax: (312) 715-5155

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value per share	1,563,636	N/A	$14,938,042	$459

(1)                                  The number of shares of common stock, par value $1.00 per share, of Old Second Bancorp, Inc. to be registered pursuant to this registration statement is based upon 50% of the number of shares of common stock, par value $20.00 per share, of HeritageBanc, Inc. presently outstanding or which may be issued and outstanding before the proposed merger transaction to which this registration statement relates, multiplied by the maximum exchange ratio of 375.7386 shares of Old Second Bancorp, Inc. common stock per share of HeritageBanc, Inc. common stock.

(2)                                  Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee is based on the per share book value of HeritageBanc, Inc. common stock as of September 30, 2007, multiplied by the estimated maximum number of shares that may be exchanged for the Old Second Bancorp, Inc. common stock being registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may change.  A registration statement relating to the securities to be issued by Old Second Bancorp, Inc. has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted before the registration statement becomes effective.  This document shall not constitute an offer to sell or the solicitation of any offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

Subject to completion, dated December 19, 2007

Proxy Statement/Prospectus

Proxy Statement for HeritageBanc, Inc. Special Meeting
Prospectus of Old Second Bancorp, Inc.

Dear HeritageBanc Shareholder:

You are cordially invited to attend a special meeting of the shareholders of HeritageBanc, Inc., or HeritageBanc, to be held on                       , 2008 at                .m., local time, at the                               , located at                             ,                           , Illinois.

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger that HeritageBanc entered into with Old Second Bancorp, Inc., or Old Second, on November 5, 2007, which we refer to as the merger agreement, and the merger of Old Second Acquisition, Inc., a newly formed, wholly-owned subsidiary of Old Second, with and into HeritageBanc.  If the merger is completed, Old Second will pay the HeritageBanc shareholders aggregate merger consideration of approximately $86 million in cash and shares of Old Second common stock.  In the merger, you may elect to receive cash or shares of Old Second common stock or a combination of cash and shares of Old Second common stock for your shares of HeritageBanc common stock, except that on an aggregate basis, 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive shares of Old Second common stock and 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive cash.  Therefore, depending on elections made by other shareholders, you may ultimately receive more or fewer shares of Old Second common stock and/or more or less cash than you otherwise elected to receive.

All elections for merger consideration are subject to possible proration as described in this proxy statement/prospectus.  Subject to possible proration, if you elect to receive the merger consideration in cash, you will receive $10,332.81 per share in cash.  Subject to possible proration, if you elect to receive the merger consideration in shares of Old Second common stock, you will receive between 320.3972 and 375.7386 shares of Old Second common stock depending on the 30-day volume weighted average closing price per share of Old Second common stock on the NASDAQ Global Select Market, determined three days prior to the completion of the merger, which average price we refer to as the final VWAP.

Assuming that the final VWAP is between $27.50 and $32.25 per share, if you elect to receive Old Second common stock, the consideration paid in Old Second common stock to you in the merger for each share of HeritageBanc common stock will be valued at $10,332.81 at the time the stock exchange ratio is calculated.  If the final VWAP is less than $27.50, you will receive 375.7386 shares of Old Second common stock for each HeritageBanc share, the value of which will be less than $10,332.81 if the market price of Old Second common stock is below $27.50 when the merger is completed; if the final VWAP is greater than $32.25, you will receive 320.3972 shares of Old Second common stock for each HeritageBanc share, the value of which will be more than $10,332.81 if the market price of Old Second common stock is above $32.25 when the merger is completed.

The formula for determining the appropriate stock election exchange ratio for each share of HeritageBanc common stock is set forth in detail in this proxy statement/prospectus.  For examples of how the value of the consideration may change, see “The Merger — Illustrative Calculation of Per Share Consideration” on page       .

Neither the stock election exchange ratio nor the final allocation of merger consideration will be determined until after the date of the special meeting.  Therefore, at the time of the special meeting, you will not know the precise value of the stock merger consideration you may receive on the date the merger is completed, and you will not know the actual breakdown of cash and stock you will receive.  Old Second can issue no more than 1,563,636 shares of Old Second common stock to HeritageBanc shareholders as contemplated by the merger agreement.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of HeritageBanc common stock is required to approve and adopt the merger agreement.  The merger is also subject to certain other conditions, including regulatory approvals.

The board of directors of HeritageBanc unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions it contemplates.

We urge you to read this proxy statement/prospectus carefully because it contains a detailed description of the merger and related matters. In particular, for a description of certain significant considerations in connection with the merger and related matters described in this proxy statement/prospectus, see “Risk Factors” beginning on page       .

Additional information regarding the transaction, the merger agreement, HeritageBanc and Old Second is set forth in the attached proxy statement/prospectus.  This document also serves as the prospectus for up to 1,563,636 shares of common stock that may be issued by Old Second in connection with the merger.

Old Second common stock is traded on the NASDAQ Global Select Market under the symbol “OSBC.”  The closing price of Old Second common stock on                       , 2008 was $            .  HeritageBanc common stock is not registered on a national securities exchange or quoted on the NASDAQ Stock Market.

Whether or not you plan to attend the special meeting personally, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card.

To elect to receive cash, Old Second common stock or a combination thereof for your shares of HeritageBanc common stock, you must return the election form indicating your preference for stock along with your HeritageBanc stock certificates by the deadline indicated on the election materials that were included in the mailing containing this proxy statement/prospectus.

We thank you for your prompt attention to this matter and appreciate your support.

Sincerely,

John Ladowicz
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of Old Second common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

The date of this proxy statement/prospectus is                       , 2008 and is being first mailed to HeritageBanc shareholders on or about                       , 2008.

This proxy statement/prospectus incorporates by reference important business information and financial information about Old Second that is not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” on page          of this proxy statement/prospectus for a list of documents that Old Second has incorporated by reference into this proxy statement/prospectus. These documents are available to you without charge upon written or oral request made to Old Second Bancorp, Inc., Attention: Investor Relations, 37 S. River Street, Aurora, Illinois 60506, Phone: (630) 892-0202.

To obtain documents in time for the special meeting, your request should be received by                       , 2008.

20201 South LaGrange Road
Frankfort, Illinois  60423

Notice of Special Meeting of Shareholders

To Be Held On                   , 2008

A special meeting of the shareholders of HeritageBanc, Inc., an Illinois corporation, to be held on                       , 2008 at                .m., local time, at the                               , located at                             ,                           , Illinois, for the following purposes:

1.                                       to consider and approve the Agreement and Plan of Merger, dated November 5, 2007, among Old Second Bancorp, Inc., a Delaware corporation, Old Second Acquisition, Inc., a Delaware corporation and newly formed, wholly-owned subsidiary of Old Second, and HeritageBanc, pursuant to which Old Second Acquisition will merge with and into HeritageBanc, and approve the transactions it contemplates;

2.                                       to approve any adjournment of the special meeting if necessary to solicit additional proxies in order to approve the merger agreement; and

3.                                       to transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting, including whether or not to adjourn the special meeting.

The close of business on                       , 2008, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting.  Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card.  If you attend the special meeting, you still may vote in person if you wish, even if you have previously returned your proxy card.  Because the affirmative vote of the holders of at least two-thirds of the outstanding shares of HeritageBanc common stock is required to approve proposal 1 above, the failure to vote by proxy or in person will have the same effect as a vote against such proposal.  Abstentions will have the same effect as a vote against this proposal.

The board of directors of HeritageBanc unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions it contemplates.

By Order of the Board of Directors

HERITAGEBANC, INC.

John Ladowicz
, 2008	Chairman of the Board and Chief Executive Officer

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT, THE MERGER AND THE SPECIAL MEETING

SUMMARY

The Companies
The Merger
Merger Consideration
No Fractional Shares will be Issued
Material United States Federal Income Tax Consequences of the Merger
Reasons for the Merger
Fairness Opinion of HeritageBanc’s Financial Advisor
Recommendation to HeritageBanc Shareholders
Interests of Certain Persons in the Merger
The Special Meeting
Vote Required
Action by Old Second Shareholders Not Required
Regulatory Approvals
Dissenters’ Rights Available
Termination of the Merger Agreement
Termination Fees

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

SELECTED HISTORICAL FINANCIAL DATA

Selected Consolidated Historical Financial Data of Old Second
Selected Consolidated Historical Financial Data of HeritageBanc

RISK FACTORS

FORWARD-LOOKING STATEMENTS

SPECIAL MEETING OF HERITAGEBANC SHAREHOLDERS

Purpose of the Meeting
Record Date
Quorum; Required Vote
Proxies
Solicitation of Proxies
Authority to Adjourn Special Meeting to Solicit Additional Proxies

THE MERGER

Structure of the Merger
Background of the Merger
HeritageBanc’s Reasons for the Merger and Board Recommendation
Old Second’s Reasons for the Merger
Management and Operations after the Merger
Merger Consideration
Illustrative Calculation of Per Share Consideration
Proration Procedures
Election Procedures

Surrender of Stock Certificates
Interests of Certain Persons
Fairness Opinion of HeritageBanc’s Financial Advisor
Material U.S. Federal Income Tax Consequences
Regulatory Approvals
Effective Time of the Merger
Accounting Treatment
Resales of Old Second Common Stock
Dissenters’ Rights

THE MERGER AGREEMENT

Representations and Warranties of the Parties
Conduct of Business Pending the Merger
No Solicitation of Transactions
Additional Agreements
Employee Benefit Matters
Conditions to Completion of the Merger
Termination of the Merger Agreement
Termination Fees
Waiver and Amendment
Indemnification and Insurance
Expenses

OLD SECOND BANCORP, INC.

Description of Business
Additional Information

HERITAGEBANC, INC.

General
Market Area
Lending Activities
Competition
Employees
Security Ownership of Directors, Executive Officers and 5% Shareholders

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

General
Anti-Takeover Provisions Generally
Authorized Capital Stock
Voting Rights
Rights Plan
Classification of Board of Directors
Size of the Board of Directors; Vacancies; Removal
Shareholder Nominations and Proposals
Special Meetings of Shareholders
Action by Written Consent
Dividends
Evaluation of Proposals
Special Voting Requirements; Business Combinations
Amendment of Charter Documents
Limitations on Director Liability

Indemnification
Dissenters’ Rights

SHAREHOLDER PROPOSALS

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

Appendix A — Agreement and Plan of Merger
Appendix B — Fairness Opinion of Stifel, Nicolaus & Company, Incorporated
Appendix C — Sections 11.65 and 11.70 of the Illinois Business Corporation Act (Dissenters’ Rights)

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT, THE MERGER
AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the special meeting and the proposals you are being asked to consider and vote upon.  They may not include all the information that is important to you.  We urge you to carefully read this entire proxy statement/prospectus and the other documents we refer to in this document, which will give you a more complete description of the proposed transaction.  We have included page references in certain parts of this question and answer summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

Q:                                  What is the purpose of this document?

A:                                   This document serves as both a proxy statement of HeritageBanc and a prospectus of Old Second. As a proxy statement, this document is being provided to you by HeritageBanc because the board of directors of HeritageBanc is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of a subsidiary of Old Second with and into HeritageBanc. When we use the term merger agreement in this document, we are referring to the Agreement and Plan of Merger, a copy of which is included in this document as Appendix A.

As a prospectus, this document is being provided to you by Old Second because part of the consideration Old Second is offering in exchange for your shares of HeritageBanc common stock in connection with the merger consists of shares of Old Second common stock.  In the merger, you may elect to receive cash or shares of Old Second common stock or a combination of cash and shares of Old Second common stock for your shares of HeritageBanc common stock, except that on an aggregate basis, 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive shares of Old Second common stock and 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive cash.  Depending on elections made by other shareholders, you may ultimately receive more or fewer shares of Old Second common stock and/or more or less cash than you otherwise elected to receive.

Q:                                  What am I being asked to vote on?

A:                                   HeritageBanc shareholders are being asked to approve the merger agreement, pursuant to which a newly formed and wholly-owned subsidiary of Old Second will merge with and into HeritageBanc, and to approve the transactions it contemplates, including the merger.  A vote to approve the merger agreement will constitute a vote to approve the merger.

Q:                                  What will happen to HeritageBanc as a result of the merger?

A:                                   If the merger is completed, a newly formed and wholly-owned subsidiary of Old Second will merge with and into HeritageBanc, with HeritageBanc being the surviving entity in the merger.  As a result, HeritageBanc will no longer be an independent bank holding company but rather a wholly-owned subsidiary of Old Second.

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Q:                                  What vote is required to approve the merger?

A:                                   At the special meeting, the affirmative vote of the holders of at least two-thirds of the outstanding shares of HeritageBanc common stock is required to approve the merger agreement and the merger.  For each share of HeritageBanc common stock you held on the record date, you are entitled to one vote.

Q:                                  Will Heritage Bank merge as well?

A:                                   Yes.  It is contemplated that Heritage Bank will merge into Old Second National Bank at the same time as, or as soon as practicable after, the merger involving HeritageBanc.  The resulting combined bank is expected to operate under the name “Old Second National Bank.”

Q:                                  What will I receive for my shares of HeritageBanc common stock?

A:                                   If the merger is completed, the shares of HeritageBanc common stock that you own immediately before the completion of the merger will be converted into the right to receive cash, shares of Old Second common stock, or a combination of cash and shares of Old Second common stock.  On an aggregate basis, 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive shares of Old Second common stock and 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive cash.  Subject to that requirement, you may elect to receive all cash, all Old Second common stock or a combination of both for your shares of HeritageBanc common stock.  Subject to possible proration, if you elect to receive the merger consideration in all cash, you will receive $10,332.81 per share in cash.  Subject to possible proration, if you elect to receive the merger consideration in all shares of Old Second common stock, you will receive between 320.3972 and 375.7386 shares of Old Second common stock for each share of HeritageBanc common stock, depending on the 30-day volume weighted average closing price per share of Old Second common stock on the NASDAQ Global Select Market, which average price we refer to as the final VWAP.  You may also elect to receive a combination of cash and shares of Old Second common stock for your shares of HeritageBanc common stock, in which case you will receive $10,332.81 in cash for each HeritageBanc share converted into cash and the above-described stock consideration for each HeritageBanc share converted into stock.  All elections are subject to the proration procedures describe in greater detail later in this proxy statement/prospectus.  Depending on elections made by other shareholders, you may ultimately receive more or fewer shares of Old Second common stock and/or more or less cash than you otherwise elected to receive.  See “The Merger — Proration Procedures” beginning on page [    ].

Q:                                  If I elect to receive Old Second common stock, what will be the value of the shares I receive for each share of my HeritageBanc common stock?

A:                                   Assuming that the final VWAP is between $27.50 and $32.25 per share, if you elect to receive Old Second common stock, you will receive between 320.3972 and 375.7386 shares of Old Second common stock for each share of HeritageBanc common stock, the value of which shares, based on the final VWAP, will be $10,332.81 at the time the stock exchange ratio is calculated, which is the same amount per share as the cash consideration.  If the final VWAP is less than $27.50, you will receive 375.7386 shares of Old Second common stock for each HeritageBanc share, the value of which will be less than $10,332.81 if the market price of Old Second common stock is below $27.50 when the merger is completed; if the final VWAP is greater than $32.25, you will receive 320.3972 shares of Old Second common stock for each HeritageBanc share, the value of which will be more than $10,332.81 if the market price of Old Second common stock is

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above $32.25 when the merger is completed.  The formula for determining the appropriate stock election exchange ratio for each share of HeritageBanc common stock is set forth in detail in this proxy statement/prospectus.  For examples of how the value of the consideration may change, see “The Merger — Illustrative Calculation of Per Share Consideration” beginning on page [    ].

Neither the stock election exchange ratio nor the final allocation of merger consideration will be determined until after the date of the special meeting.  Therefore, at the time of the special meeting, you will not know the precise value of the stock merger consideration you may receive on the date the merger is completed, and you will not know the actual breakdown of cash and stock you will receive.

Q:                                  Can the value of the transaction change between now and the time the merger is completed?

A:                                   Yes. As described in the preceding Q&A, the value of the stock portion of the merger consideration can change if the final VWAP is less than $27.50 or greater than $32.25.  The value of the cash portion of the consideration, however, will be fixed at $10,332.81 per share of HeritageBanc common stock.

Q.                                   How do I elect the form of payment I will receive in the merger?

A:                                   Subject to the limitations described in this proxy statement/prospectus, you may elect to receive Old Second common stock, cash, or a combination thereof by using the election form that was included in the mailing containing this proxy statement/prospectus.  You should review the written instructions on such election form and make an election with respect to your shares of HeritageBanc common stock, sign the form, enclose your HeritageBanc common stock certificates and return the form and your certificates in the separate envelope provided so that they are received by the exchange agent prior to 5:00 p.m. central time on [                  ], 2008, which we refer to as the election deadline.

If you do not make a timely election, you will be allocated cash, shares of Old Second common stock or a combination thereof as needed to satisfy the overall 50% cash and 50% stock requirement discussed below.

Q.                                   How do I elect the form of payment I will receive in the merger if my shares of HeritageBanc are held by the Heritage ESOP?

A.                                   If your shares are held by the Heritage ESOP, instructions will be sent to you by mail regarding election procedures directly from Horizon Trust & Investment Management, N.A., or Horizon Trust, the independent trustee of the Heritage ESOP.  If you have any questions regarding these procedures, you should contact Glenn Ball at Horizon Trust at (219) 873-2622.

Q.                                   Am I guaranteed to receive merger consideration in the respective amounts of Old Second common stock or cash that I request on my election form?

A.                                   No.  All shareholder elections are subject to the requirement that, on an aggregate basis, 50% of the outstanding shares of HeritageBanc common stock must be converted into the right to receive cash and 50% of the outstanding shares of HeritageBanc common stock must be converted into the right to receive Old Second common stock.  Therefore, depending on elections made by other shareholders, the exchange agent may modify your election to satisfy this requirement, which means that you may ultimately receive more or fewer shares of Old Second common stock and/or more or less cash than you otherwise elected to receive.  For a description of the manner

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in which the exchange agent will modify cash/stock elections to achieve the 50% cash and 50% stock requirement provided in the merger agreement, see “The Merger—Proration Procedures” beginning on page [    ].

Neither the stock election exchange ratio nor the final allocation of merger consideration will be determined until after the date of the special meeting.  Therefore, at the time of the special meeting, you will not know the precise value of the stock merger consideration you may receive on the date the merger is completed, and you will not know the actual breakdown of cash and stock you will receive.  See “The Merger—Merger Consideration” beginning on page [    ].

Q.                                   Can I revoke or change my election after I mail my form of election?

A.                                      Yes.  You may revoke or change your election at any time before the election deadline.  You can do this by sending a written notice of such revocation or change in your election to the exchange agent at the address contained on the election form that was included in the mailing containing this proxy statement/prospectus.  However, as noted above, any HeritageBanc shareholder who has not made a valid election by the election deadline will be allocated cash, shares of Old Second common stock or a combination thereof as needed to satisfy the overall 50% cash and 50% stock requirement provided in the merger agreement.

Q.                                   What do I need to do now?

A:                                   After reviewing this proxy statement/prospectus, submit your proxy by promptly executing and returning the enclosed proxy card.  By submitting your proxy, you authorize the individuals named in the proxy to represent you and to vote your shares at the special meeting of shareholders in accordance with your instructions.  These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

Your vote is important.  Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

Q.                                      What should I do if some or all of my shares of HeritageBanc are held by the Heritage Employee Stock Ownership Plan?

A.                                      If you hold shares of HeritageBanc common stock as a participant in the Heritage Employee Stock Ownership Plan, or the Heritage ESOP, you will be receiving this proxy statement/prospectus, together with a confidential voting instruction form, from Horizon Trust, the independent trustee of the Heritage ESOP.  You should submit your confidential voting instruction form directly to Horizon Trust.  The Heritage ESOP trustee will vote in its discretion, subject to its fiduciary duties, any shares held by the Heritage ESOP as to which no voting instructions have been received.  If you have any questions regarding these procedures, you should contact Glenn Ball at Horizon Trust at (219) 873-2622, or you may contact HeritageBanc at the address or telephone number listed at the end of this section.

If you hold a portion of your shares of HeritageBanc common stock as a participant in the Heritage ESOP and a portion of your shares outside of the Heritage ESOP, you should submit a confidential voting instruction form with respect to the shares held through the Heritage ESOP to the Heritage ESOP trustee and also submit a proxy for the shares held outside the Heritage ESOP to HeritageBanc.

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from HeritageBanc directly.  You should submit a proxy for these shares by promptly executing and returning the proxy card enclosed in the materials received from HeritageBanc directly.

Q.                                      How will my shares be voted if I return a blank proxy card?

A.                                      If you sign, date and return your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q.                                   What will be the effect if I do not vote?

A.                                      If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger agreement and the merger.  Therefore, the board of directors of HeritageBanc encourages you to vote in favor of the merger agreement and the proposed merger as soon as possible.

Q.                                   Can I vote my shares in person?

A.                                      Yes, if you own shares registered in your own name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card.  However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.  If your shares are held by the Heritage ESOP, you will not be able to vote in person at the special meeting.

Q.                                   Can I change my mind and revoke my proxy?

A.                                      Yes, you may revoke your proxy and change your vote at any time prior to its exercise at the special meeting by:

•                                      signing another proxy with a later date and filing it with the corporate secretary of HeritageBanc;

•                                      filing written notice of the revocation of your proxy with the corporate secretary of HeritageBanc; or

•                                       attending the special meeting and voting in person.

Q:                                  What if I oppose the merger?  Do I have dissenters’ rights?

A:                                   Dissenters’ rights are available under the Illinois Business Corporation Act of 1983, or the IBCA.  A copy of the applicable provisions of the IBCA is attached as Appendix C to this proxy statement/prospectus.  Heritage ESOP participants do not have dissenters’ rights for shares held through the Heritage ESOP.

Q:                                  Is the merger expected to be taxable to me?

A:                                   Yes, if you own shares of HeritageBanc registered in your own name rather than through the Heritage ESOP.  The receipt of the merger consideration for HeritageBanc common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes.  Old Second intends to file a Section 338(h)(10) election with the Internal Revenue Service, and as a result, the merger will be treated as if HeritageBanc had sold all of its assets to Old Second and

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HeritageBanc liquidated immediately following the sale.  Accordingly, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the fair market value of the Old Second common stock as of the effective time of the merger and the cash received and your adjusted tax basis in the HeritageBanc common stock exchanged therefor in the merger.  For a more complete discussion of the material U.S. federal income tax consequences of the merger, you should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page     .  Heritage ESOP participants will receive additional information regarding possible tax consequences to the Heritage ESOP participants from the ESOP trustee.

Q:                                  When do you expect the merger to be completed?

A:                                   If approved by the HeritageBanc shareholders, we anticipate closing the merger in the first quarter of 2008.  However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.  In addition, even if the HeritageBanc shareholders approve the merger agreement and the merger, either HeritageBanc or Old Second could still terminate the merger agreement under certain circumstances.  See “The Merger Agreement—Termination of the Merger Agreement” beginning on page     .

Q:                                  Should I send in my stock certificates now?

A.                                   You should not send in your stock certificates with your proxy card.  Election materials, including a transmittal form, were included in the mailing containing this proxy statement/prospectus.  Please follow the instructions in those election materials regarding the process for submitting your stock certificates to the exchange agent.

Q.                                   Who can answer my questions about the merger?

A.                                   If you have more questions about the merger agreement or the merger, please contact Patrick J. Roe, President of HeritageBanc, at (815) 361-6415.

vi

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you.  We urge you to carefully read this entire proxy statement/prospectus and the other documents we refer to in this document, which will give you a more complete description of the proposed transaction.  For more information about Old Second Bancorp, Inc., see “Where You Can Find More Information” beginning on page ----.  We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

As used in this proxy statement/prospectus, the term “Old Second” refers to Old Second Bancorp, Inc. and its consolidated subsidiaries, and “HeritageBanc” refers to HeritageBanc, Inc. and its consolidated subsidiaries, in each case unless the context indicates otherwise.

The Companies (See page     )

Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois  60506
(630) 892-0202

Old Second, incorporated under the laws of Delaware in 1981, is a registered bank holding company under the Bank Holding Company Act.  Old Second’s principal assets are the shares of stock of its bank and non-bank subsidiaries.  As of September 30, 2007, Old Second reported, on a consolidated basis, total assets of approximately $2.6 billion, deposits of approximately $2.2 billion and shareholders’ equity of approximately $142.6 million.

Old Second conducts a full service community banking and trust business through its wholly-owned subsidiaries.  Old Second National Bank is a national bank chartered by the Office of the Comptroller of the Currency, or the OCC, under the National Bank Act and has 30 branches in the greater Chicago metropolitan area, concentrated in the western and southwestern suburbs of the city.  The deposit accounts of Old Second National Bank are insured by the FDIC’s Deposit Insurance Fund, and it is a member of the Federal Reserve System.  Old Second Financial, Inc. provides insurance agency services to individuals and corporations.  Old Second Affordable Housing Fund, L.L.C. provides down payment assistance for home ownership to qualified individuals.  Old Second Management, LLC owns 100% of Old Second Realty, LLC, a real estate investment trust.

Old Second common stock is traded on the NASDAQ Global Select Market under the symbol “OSBC.”

HeritageBanc, Inc.
20201 South LaGrange Road
Frankfort, Illinois  60423
(815) 469-7600

HeritageBanc, incorporated under the laws of Illinois in 1969, is a registered bank holding company under the Bank Holding Company Act.  HeritageBanc’s principal assets are the shares of stock of its bank subsidiary, Heritage Bank, headquartered in Frankfort, Illinois, which operates five full-service branches throughout the southern suburbs of Chicago.  Heritage Bank offers a full range of commercial and retail banking products and services.  As of September 30, 2007, Heritage Bank reported total assets of approximately $341.9 million, deposits of approximately $300.6 million and shareholders’ equity of approximately $30.0 million.

The Merger (See page     )

At the effective time of the merger, Old Second Acquisition, Inc., a newly formed, wholly-owned subsidiary of Old Second, will merge with and into HeritageBanc, and Old Second will issue a combination of cash and shares of its common stock to the shareholders of HeritageBanc in exchange for their shares of HeritageBanc common stock.  Old Second Acquisition will cease to exist as a separate corporation, and HeritageBanc will be the surviving corporation as a wholly-owned subsidiary of Old Second.  It also is contemplated that at or after the effective time of the merger, Heritage Bank will be merged into Old Second National Bank and the combined bank will operate under the name “Old Second National Bank.”

Merger Consideration (See page     )

If the merger is completed, Old Second will pay the HeritageBanc shareholders aggregate merger consideration of approximately $86 million in cash and shares of Old Second common stock.  At closing, Old Second will deliver to the exchange agent a secured promissory note for the cash portion of the aggregate merger consideration, payable five days after the note is issued, and stock certificates representing, in the aggregate, all of the shares of Old Second common stock to be issued in the merger.

The shares of HeritageBanc common stock that you own immediately before the completion of the merger will be converted into the right to receive cash, shares of Old Second common stock, or a combination of cash and shares of Old Second common stock.  On an aggregate basis, 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive shares of Old Second common stock and 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive cash.  Subject to that requirement, you may elect to receive all cash, all Old Second common stock or a combination of both for your shares of HeritageBanc common stock.  Subject to possible proration, if you elect to receive the merger consideration in all cash, you will receive $10,332.81 per share in cash.  Subject to possible proration, if you elect to receive the merger consideration in all shares of Old Second common stock, you will receive between 320.3972 and 375.7386 shares of Old Second common stock for each share of HeritageBanc common stock, depending on the final VWAP.  You may also elect to receive a combination of cash and shares of Old Second common stock for your shares of HeritageBanc common stock, in which case you will receive $10,332.81 in cash for each HeritageBanc share converted into cash and the above-described stock consideration for each HeritageBanc share converted into stock.  All elections are subject to the proration procedures described in the merger agreement.

Assuming that the final VWAP is between $27.50 and $32.25 per share, the consideration paid in Old Second common stock to you in the merger for each share of HeritageBanc common stock will be valued at $10,332.81 at the time the final VWAP is calculated (based upon the final VWAP).  If the final VWAP is less than $27.50, you will receive 375.7386 shares of Old Second common stock for each HeritageBanc share, the value of which will be less than $10,332.81 if the market price of Old Second common stock is below $27.50 when the merger is completed; if the final VWAP is greater than $32.25, you will receive 320.3972 shares of Old Second common stock for each HeritageBanc share, the value of which will be more than $10,332.81 if the market price of Old Second common stock is above $32.25 when the merger is completed.

The formula for determining the appropriate stock election exchange ratio for each share of HeritageBanc common stock is set forth in detail in this proxy statement/prospectus.  For examples of how the value of the consideration may change, see “The Merger— Illustrative Calculation of Per Share Consideration” beginning on page [    ].

Neither the stock exchange ratio nor the final allocation of merger consideration will be determined until after the date of the special meeting.  Therefore, at the time of the special meeting, you will not know the precise value of the stock merger consideration you may receive on the date the merger is completed, and you will not know the actual breakdown of cash and stock you will receive.

Each share of Old Second common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

No Fractional Shares will be Issued (See page     )

Old Second will not issue any fractional shares in the merger. Instead, you will receive cash in lieu of any fractional share of Old Second common stock owed to you, after taking into account all shares of HeritageBanc common stock delivered by you.  For each fractional share, cash will be paid in an amount determined by multiplying the fractional share by the final VWAP.

Material United States Federal Income Tax Consequences of the Merger (See page     )

The parties hereto intend for the merger to constitute a “qualified stock purchase” within the meaning of Internal Revenue Code Section 338(d)(3).  Old Second intends to file a Section 338(h)(10) election with the Internal Revenue Service, which will require, among other things, that each HeritageBanc shareholder execute the appropriate election form.  Because the obligations of Old Second to consummate the merger are subject to the receipt of a valid 338(h)(10) election, this proxy statement/prospectus assumes that a valid Section 338(h)(10) election will be filed.  As a result, the merger will be treated as if HeritageBanc had sold all of its assets to Old Second and HeritageBanc liquidated immediately following the sale.

Assuming the Section 338(h)(10) election is made, then your receipt of cash, Old Second common stock or a combination thereof in the merger will be treated as a taxable transaction for U.S. federal income tax purposes.  Although the tax consequences of the merger to you may depend on your individual situation, you generally will recognize gain or loss equal to the difference between the sum of the cash (including cash received for fractional shares) and the fair market value (on the date of completion of the merger) of the Old Second common stock received in the merger and your adjusted basis in the HeritageBanc common stock you surrender in the merger.  A portion of the gain will be treated as ordinary income. Each share of Old Second common stock you receive in exchange for your HeritageBanc common stock will have a basis equal to its fair market value on the date of completion of the merger.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation.  You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger (See page     )

HeritageBanc believes that the merger with Old Second is consistent with HeritageBanc’s goal of enhancing shareholder value and liquidity.  In addition, HeritageBanc believes that the customers and communities served by HeritageBanc will benefit from the merger.

Old Second believes that the merger with HeritageBanc presents Old Second with an attractive opportunity to expand its market presence in the greater Chicago metropolitan area. In addition, Old Second expects that the merger will allow it to further diversify its loan portfolio and lower deposit costs and believes that the merger is a good opportunity to execute on its strategic growth plan.

You can find a more detailed discussion of the background to the merger agreement and HeritageBanc’s and Old Second’s reasons for the merger in this proxy statement/prospectus under “The Merger—Background of the Merger” beginning on page [    ], “The Merger—HeritageBanc’s Reasons for the Merger and Board Recommendation” beginning on page [    ], and “The Merger —Old Second’s Reasons for the Merger” beginning on page [    ].

Fairness Opinion of HeritageBanc’s Financial Advisor (See page     )

Among other factors considered in deciding whether to approve the merger agreement and the merger, HeritageBanc’s board of directors received the written opinion of its financial advisor, Stifel, Nicolaus & Company, Incorporated, that as of November 5, 2007, which was the date on which the HeritageBanc board of directors approved the merger agreement and the merger, and based on and subject to the considerations in its opinion, the aggregate merger consideration to be received by holders of shares of HeritageBanc common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.  Stifel’s opinion is included as Appendix B to this proxy statement/prospectus and is incorporated herein by reference.  You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Stifel in providing its opinion.

Recommendation to HeritageBanc Shareholders (See page     )

HeritageBanc’s board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of HeritageBanc and its shareholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Interests of Certain Persons in the Merger (See page     )

Certain executive officers and members of the board of directors of HeritageBanc have interests in the merger that are in addition to their interests as shareholders of HeritageBanc.  Among other things, certain executive officers of HeritageBanc, who are also members of the board of directors, will be employed by Old Second following the merger, and these executives will be eligible to receive awards under benefit plans of HeritageBanc and Old Second.

The Special Meeting (See page     )

A special meeting of the HeritageBanc shareholders will be held at the [                              ], located at [                              ], [                    ], Illinois, on [                            ], 2008, at [    ]:[    ] [  ].m., local time.  Holders of HeritageBanc common stock as of the close of business on [                    ], 2008, are entitled to notice of and to vote at the HeritageBanc special meeting and will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger.

As of the date of this proxy statement/prospectus, HeritageBanc’s board of directors did not know of any other matters that will be presented at the HeritageBanc special meeting.

Vote Required (See page     )

At the special meeting of HeritageBanc shareholders, the merger agreement and the merger will only be approved if the proposal receives the affirmative vote of the holders of at least two-thirds of the shares of HeritageBanc common stock outstanding at the close of business on [                    ], 2008.  As of that date, there were 8,323 shares of HeritageBanc common stock outstanding.  Each share of HeritageBanc common stock is entitled to one vote.

As of [                    ], 2008, HeritageBanc’s directors, executive officers and their affiliates held in the aggregate approximately 3,982 shares of the outstanding HeritageBanc common stock, including shares beneficially owned through the Heritage ESOP, representing approximately 48% of the total number of outstanding shares of HeritageBanc common stock.

Old Second has entered into an agreement with each of John Ladowicz and Patrick J. Roe, the Chairman and Chief Executive Officer and the President and Chief Operating Officer of HeritageBanc, respectively, who in the aggregate beneficially own approximately 34% of the outstanding HeritageBanc common stock, including shares beneficially owned through the Heritage ESOP, pursuant to which they have agreed, among other things, to vote or cause to have voted, all shares beneficially owned by them (other than shares held or voted by them solely in a fiduciary capacity) in favor of the merger agreement and the merger.

Action by Old Second Shareholders Not Required (See page     )

Approval of the merger agreement and the merger by Old Second’s shareholders is not required under Delaware law.

Regulatory Approvals (See page     )

We cannot complete the merger unless we obtain the prior approval or waiver of such prior approval by the OCC and the Federal Reserve Bank of Chicago, or Federal Reserve.  In addition to these regulatory requirements, because Heritage Bank is a state-chartered bank regulated by the Illinois Department of Financial and Professional Regulation, or DFPR, we must notify the DFPR of the proposed merger at least 30 days prior to the consummation of the merger, and we must pay all of Heritage Bank’s accrued or outstanding DFPR assessments as of the date of the merger.

Old Second has filed all of the required applications, waiver requests and notices with the OCC, Federal Reserve and DFPR.  On December 6, 2007, the Federal Reserve approved Old Second’s request for a waiver of the prior application and approval requirements under the Bank Holding Company Act.  The Federal Reserve’s waiver determination is subject to the OCC’s prior approval of the transaction and further subject to the condition that the holding company and bank-level mergers occur concurrently. Once the OCC approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the U.S. Department of Justice can challenge the merger on antitrust grounds.

Dissenters’ Rights Available (See page     )

Under Illinois law, HeritageBanc shareholders have the right to dissent from the merger and receive in cash the fair value of their shares of HeritageBanc common stock.  To dissent and receive the fair value of their shares, HeritageBanc shareholders must follow the procedures outlined in Appendix C.  Heritage ESOP participants do not have dissenters’ rights for shares held through the Heritage ESOP.

If you properly exercise your dissenters’ rights and the conditions outlined in Appendix C are met, your shares of HeritageBanc common stock will not be converted into the right to receive the consideration provided in the merger agreement.  Instead, your only right will be to receive in cash the fair value of your HeritageBanc shares as determined by mutual agreement between you and Old Second or by a court if you are unable to agree.  You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights.  A vote “AGAINST” the merger does not dispense with the other requirements for exercising dissenters’ rights under Illinois law.

The fair value may be more or less than the consideration you would have received under the terms of the merger agreement.  If you exercise your dissenters’ rights and complete the process of having a court determine the fair value of your shares in accordance with Illinois law, the amount you are awarded could be less than the value of the cash or shares of Old Second common stock that you would have received in the merger.

Termination of the Merger Agreement (See page     )

Old Second and HeritageBanc may terminate the merger agreement by mutual consent.  The merger agreement may also be terminated unilaterally by either Old Second or HeritageBanc if any one of several conditions exists.

Termination Fees (See page     )

In certain circumstances, upon a termination of the merger agreement, HeritageBanc may be required to pay to Old Second liquidated damages of up to $3.5 million, plus Old Second’s expenses up to $350,000, and Old Second may be required to pay to HeritageBanc liquidated damages of $1.5 million, plus HeritageBanc’s expenses up to $350,000.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

Old Second common stock is listed on the NASDAQ Global Select Market and traded under the symbol “OSBC.”  The following table sets forth the closing price of Old Second common stock and the equivalent per share value of HeritageBanc common stock giving effect to the merger, as of November 5, 2007, the date immediately prior to the public announcement of the merger.  The equivalent per share value of HeritageBanc common stock shown below represents the product achieved when the closing sales price of a share of Old Second common stock is multiplied by the exchange ratio of 358.657, which is the number of shares of Old Second common stock that a HeritageBanc shareholder would receive for each share of HeritageBanc common stock based on the $28.81 30-day volume weighted average closing price per share of Old Second common stock on the NASDAQ Global Select Market, determined on November 5, 2007.

	Closing Price of Old Second Common Stock	Equivalent Price Per Share of HeritageBanc Common Stock
November 5, 2007	$26.93	$9,658.63

The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Old Second common stock as reported by the NASDAQ Global Select Market, along with the cash dividends per share declared during such periods.

	Price Range of Common Stock		Dividends Declared
	High	Low	per Common Share
2005
First Quarter	$35.31	$29.50	$0.12
Second Quarter	31.60	28.01	0.13
Third Quarter	33.24	28.86	0.13
Fourth Quarter	33.64	28.00	0.13
2006
First Quarter	$32.83	$30.38	$0.13
Second Quarter	33.20	29.25	0.14
Third Quarter	31.40	29.51	0.14
Fourth Quarter	31.17	29.06	0.14
2007
First Quarter	$29.99	$26.98	$0.14
Second Quarter	30.40	27.41	0.15
Third Quarter	31.00	25.70	0.15
Fourth Quarter	.	.	.
2008
First Quarter (through , 2008)	$ .	$ .	$ .

The timing and amount of future dividends, if any, paid by Old Second are subject to determination by the Old Second board of directors in its discretion and will depend upon earnings, cash requirements and the financial condition of Old Second and its subsidiaries, applicable government regulations and other factors deemed relevant by the Old Second board of directors.

There is no established trading market for HeritageBanc common stock.  As a result, there is no readily obtainable market price for HeritageBanc common stock.  From time to time, management of

HeritageBanc has been made aware of transactions in its common stock.  Transactions in 2005 and 2006 about which management of HeritageBanc is aware are as follows:

•                  In July 2005, a shareholder sold 10 shares of HeritageBanc common stock in a private sale to an individual at a price of approximately $2,200.00 per share.

•                  In January 2006, HeritageBanc repurchased a total of 75 shares of HeritageBanc common stock from its shareholders at a price of $2,350.00 per share.

•                  In November 2006, HeritageBanc issued restricted shares of HeritageBanc common stock to its executive officers pursuant to the HeritageBanc 2006 Restricted Stock Plan at a price of $2,600.00 per share.

Management of HeritageBanc is not aware of any transactions in its common stock that occurred in 2007.  Although other transactions may have occurred in its common stock, HeritageBanc has not been provided with information as to the sale prices in any transactions other than as indicated.

HeritageBanc has historically paid cash dividends to its shareholders to the extent necessary for such shareholders to pay their respective estimated federal and state taxes on income arising from the operations of HeritageBanc as a result of HeritageBanc’s status as an S corporation under the Internal Revenue Code.  Upon completion of the merger, because Old Second is not an S corporation, HeritageBanc shareholders who receive shares of Old Second common stock will no longer receive dividends to pay their estimated taxes.  HeritageBanc shareholders who become Old Second shareholders in connection with the merger, will, however, be entitled to receive all dividends declared by the board of directors of Old Second.

The merger agreement generally prohibits the payment of cash dividends on HeritageBanc common stock prior to the closing date but permits HeritageBanc to pay cash dividends to its shareholders to the extent necessary for such shareholders to pay their respective estimated federal and state taxes on income arising from the operations of HeritageBanc prior to the closing of the merger (excluding any income taxable as a result of the 338(h)(10) election).  See “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page       .

Both Old Second and HeritageBanc depend on dividends from their banking subsidiaries to pay dividends to their shareholders.  The ability of the banking subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

SELECTED HISTORICAL FINANCIAL DATA

Selected Consolidated Historical Financial Data of Old Second

The following table presents selected consolidated historical financial data, as of December 31, 2006, 2005, 2004, 2003 and 2002 and for each of the years then ended, for Old Second.  This selected consolidated historical financial data has been derived from Old Second’s audited consolidated financial statements and related notes contained in its Annual Reports on Form 10-K for the years then ended.

This summary should be read in conjunction with the consolidated financial statements and the accompanying notes thereto and management’s discussion and analysis of financial condition and results of operation, which are incorporated by reference into this proxy statement/prospectus from Old Second’s Annual Report on Form 10-K for the year ended December 31, 2006.  See “Where You Can Find More Information” beginning on page       .  Historical results do not necessarily indicate the results that you can expect for any future period.

Old Second Selected Historical Financial Data

(dollars in thousands, except per share data)

	2006	2005	2004	2003	2002
Summary of income data:
Total interest and dividend income	$142,029	$120,223	$97,398	$87,844	$85,491
Total interest expense	70,830	46,224	29,039	25,468	28,009
Net interest and dividend income	71,199	73,999	68,359	62,376	57,482
Provision for loan losses	1,244	353	(2,900)	3,251	3,805
Noninterest income	28,707	28,149	25,914	29,227	25,276
Noninterest expense	65,136	60,500	57,608	54,175	48,056
Income before income taxes	33,526	41,295	39,565	34,177	30,897
Provision for income taxes	9,870	13,612	13,278	12,069	10,751
Net income	23,656	27,683	26,287	22,108	20,146

Per share data:
Basic earnings per share	$1.77	$2.05	$1.96	$1.57	$1.36
Diluted earnings per share	1.75	2.03	1.94	1.56	1.35
Cash dividends declared	0.55	0.51	0.46	0.40	0.38
Book value	12.08	11.26	10.06	8.74	9.00
Net tangible book value	11.92	11.08	9.84	8.50	8.76

Selected financial ratios:
Return on average assets	0.99%	1.24%	1.34%	1.30%	1.39%
Return on average equity	15.29	19.11	20.86	17.65	15.84
Dividend payout ratio	31.07	24.88	23.47	25.48	27.66
Tangible shareholder’s equity to tangible assets	6.37	6.33	6.29	6.20	8.07
Total capital to risk weighted assets	10.82	10.86	11.06	11.40	11.85
Tier 1 capital to risk weighted assets	9.97	10.04	10.09	10.14	10.60
Tier 1 capital to average assets	7.90	7.99	7.85	7.91	7.79
Net interest margin	3.34	3.64	3.78	3.95	4.28
Allowance for loan losses to total loans	0.92	0.90	1.03	1.39	1.49
Non-performing loans to total loans	0.13	0.39	0.35	0.25	0.53
Net loans charged off (recovered) to average loans	0.02	0.03	-0.01	0.06	0.04

Selected balance sheet data:
Total assets	$2,459,140	$2,367,830	$2,105,019	$1,839,689	$1,608,630
Loans	1,763,912	1,704,382	1,509,076	1,319,538	1,061,867
Allowance for loan losses	16,193	15,329	15,495	18,301	15,769
Deposits	2,062,693	1,935,278	1,798,849	1,524,634	1,390,661
Shareholders’ equity	158,555	152,262	134,988	116,994	133,076

Selected Consolidated Historical Financial Data of HeritageBanc

The following table presents selected consolidated historical financial data, as of December 31, 2006, 2005, 2004, 2003 and 2002 and for each of the years then ended, for HeritageBanc.  This selected consolidated historical financial data has been derived from HeritageBanc’s audited consolidated financial statements and related notes, which are not included in this proxy statement/prospectus.

HeritageBanc Selected Historical Financial Data

	2006	2005	2004	2003	2002
Summary of income data:
Total interest income	$19,582,925	$15,332,253	$11,395,165	$10,627,342	$10,725,939
Total interest expense	7,161,040	4,155,876	2,272,568	2,375,882	3,319,978
Net interest income	12,421,885	11,176,377	9,122,597	8,251,460	7,405,961
Provision for loan loss	510,000	400,000	151,000	200,000	81,600
Noninterest income	2,127,896	2,013,580	2,056,794	2,452,448	2,649,660
Noninterest expense	8,580,711	8,007,074	7,076,532	6,517,092	6,445,771
Income before income tax	5,459,070	4,782,883	3,951,859	3,986,816	3,528,250
Income tax expense	46,596	(1,135)	(10,130)	(18,678)	47,795
Net income	5,412,474	4,784,018	3,961,989	4,005,494	3,480,455

Per share data:
Net income	$650.30	$580.02	$480.36	$485.63	$435.17
Cash dividends declared	271.42	198.82	169.46	132.28	164.36
Book value	3,318.42	2,874.98	2,484.81	2,187.74	1,995.26
Net tangible book value	2,767.09	2,318.64	1,928.47	1,631.40	1,421.53

Selected financial ratios:
Net income to average assets(1)	1.16%	1.14%	1.11%	1.23%	1.19%
Net income to average equity(1)	13.92	14.28	13.57	15.55	16.14
Net income to average tangible equity	15.51	16.51	16.44	19.65	20.20
Dividend payout ratio	41.74	34.28	35.28	27.24	37.77
Total capital (to risk weighted assets)	9.90	9.76	9.23	8.78	7.95
Tier 1 capital (to risk weighted assets)	8.87	8.78	8.26	7.75	6.88
Tier 1 capital (to average assets)	7.42	7.09	5.99	6.00	4.56
Net interest income	4.21	4.24	4.08	4.08	4.23
Allowance for loan losses to total income	50.72	46.31	47.29	42.91	43.75
Non-performing loans to total loans	n/a	n/a	n/a	n/a	n/a
Net loans charged off (recovered) to average loans	-0.01	0.03	0.00	0.00	0.03

Selected balance sheet data:
Total assets	$324,149,516	$291,512,096	$251,364,230	$223,563,340	$207,024,544
Total loans net of unearned discount	252,000,422	220,030,661	185,453,455	156,150,969	131,216,959
Allowance for loan losses	2,744,982	2,215,951	1,873,641	1,718,639	1,522,715
Total deposits	280,561,741	254,482,987	218,548,499	185,994,632	175,847,857
Total Shareholders’ equity	27,619,227	23,712,837	20,494,696	18,044,473	15,958,087

(1) On a tax equivalent basis adjusted for S corporation status, assuming a federal income tax rate of 34%.

RISK FACTORS

In addition to the information contained elsewhere in this proxy statement/prospectus, including the matters addressed under the caption “Forward-Looking Statements” on page    , or incorporated in this proxy statement/prospectus by reference, you should carefully consider the following factors in making your decision as to how to vote on the merger.  There may be additional risks and uncertainties not presently known to HeritageBanc or Old Second or that are not currently believed to be important to you.  If they materialize, those risks and uncertainties also may adversely affect the merger and HeritageBanc and Old Second as a combined company.

In addition, Old Second’s and HeritageBanc’s respective businesses are subject to numerous risks and uncertainties, including those described, in the case of Old Second, in its Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this proxy statement/prospectus.  See “Where You Can Find More Information” beginning on page       .  These risks and uncertainties will continue to apply to Old Second, whether the merger is consummated or not, and HeritageBanc as an independent company if the merger is not consummated.

Fluctuations in the trading price of Old Second common stock may change the value of the shares of Old Second common stock you receive in the merger.

You cannot be certain of the precise value of the stock portion of the merger consideration to be received at closing. If the merger is completed, for each share of HeritageBanc common stock that is converted into Old Second common stock, you will be entitled to receive shares of Old Second common stock equal to an exchange ratio based on the final VWAP.  As long as the final VWAP is between $27.50 and $32.25, the exchange ratio will adjust to ensure that the shares of Old Second common stock you receive will be equal to $10,332.81 divided by the final VWAP.  However, the market value of the shares of Old Second common stock you receive may be greater or less than $10,332.81, as the trading price of Old Second common stock on the date of the merger may be greater or less than the final VWAP used to determine the exchange ratio.

If the final VWAP is less than $27.50, the exchange ratio will no longer adjust upward.  This means that the value of the shares of Old Second common stock you will receive will be below $10,332.81 if the final VWAP is below $27.50 and the market price of Old Second common stock is below $27.50 when the merger is completed.  If the final VWAP is greater than $32.25, the exchange ratio will no longer adjust downward.  This means that the value of the shares of Old Second common stock you will receive will be above $10,332.81 to the extent the final VWAP is above $32.25 and the market price of Old Second common stock is above $32.25 when the merger is completed.

In addition to the foregoing, after the merger, the market value of Old Second common stock may decrease and be lower than the final VWAP used in calculating the exchange ratio.  If the closing of the merger would have occurred on [                    ], 2008, the final VWAP would have been $[          ] if calculated as of such date, and the closing price of Old Second common stock as of such date was $[          ].

Accordingly, you will not know when you vote or make your election, either the number or the exact value of the shares of Old Second common stock that you will receive in the merger.  Moreover, the market value of Old Second shares at the time of the merger and afterwards could be substantially higher or lower than the current market value.  You are urged to obtain current market quotations for Old Second stock and to consult with your financial advisors before you vote.

The integration of the operations of Old Second and HeritageBanc may be more difficult than anticipated.

The combined company may not be able to fully achieve the strategic objectives and operating efficiencies it hopes to achieve in the merger.  The success of the merger will depend on a number of factors, including (but not limited to) Old Second’s ability to:

•                                          timely and successfully integrate the operations of Old Second and HeritageBanc;

•                                          maintain existing relationships with depositors in HeritageBanc to minimize withdrawals of deposits subsequent to the merger;

•                                          maintain and enhance existing relationships with borrowers to limit unanticipated losses of customer relationships and credit losses from loans of HeritageBanc;

•                                          control the incremental non-interest expense from Old Second and HeritageBanc to maintain overall operating efficiencies;

•                                          retain and attract qualified personnel at Old Second and HeritageBanc;

•                                          compete effectively in the communities served by Old Second and HeritageBanc and in nearby communities; and

•                                          manage effectively its growth resulting from the merger.

HeritageBanc shareholders will have less influence as shareholders of Old Second than as shareholders of HeritageBanc.

HeritageBanc shareholders currently have the right to vote in the election of the board of directors of HeritageBanc and on other matters affecting HeritageBanc.  Assuming that 50% of the shares of HeritageBanc common stock will be exchanged for Old Second common stock in the merger and that the exchange ratio is [        ] shares of Old Second common stock for each HeritageBanc share, the shareholders of HeritageBanc as a group will own approximately [    ]% of Old Second following the merger.  When the merger occurs, each HeritageBanc shareholder that receives Old Second common stock will become a shareholder of Old Second with a percentage ownership that is much smaller than such shareholder’s percentage ownership of HeritageBanc.  Because of this, HeritageBanc shareholders will have less influence on the management and policies of Old Second than they now have on the management and policies of HeritageBanc.

The fairness opinion obtained by HeritageBanc from its financial advisor will not reflect changes in circumstances prior to the merger.

HeritageBanc’s financial advisor delivered a “fairness opinion” to HeritageBanc’s board of directors.  The fairness opinion delivered by HeritageBanc’s financial advisor stated that, as of the date the parties executed the merger agreement, the per share consideration to be received by the holders of HeritageBanc common stock (excluding treasury stock) from Old Second in the merger pursuant to the merger agreement was fair to such holders from a financial point of view.  The opinion does not, however, reflect changes that have occurred or may occur after such date, including changes to the operations and prospects of Old Second and HeritageBanc, changes in general market and economic conditions or other factors.  Any such changes on which the opinion is based, or other factors, may alter the relative value of Old Second and HeritageBanc.

                The market price of the common stock of the combined company after the merger may be affected by factors different from those currently affecting HeritageBanc’s common stock.

The businesses of Old Second and HeritageBanc differ in certain respects, including market area, product and service offerings and size.  In addition, Old Second common stock is traded on the NASDAQ Global Select Market under the symbol “OSBC,” while there is no established trading market for HeritageBanc common stock.  Accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of each of Old Second and HeritageBanc.

The merger agreement limits HeritageBanc’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for HeritageBanc to enter into a business combination other than with Old Second.  These “no shop” provisions impose restrictions that prevent HeritageBanc from seeking another acquisition proposal and that, subject to certain exceptions, limit HeritageBanc’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of each company.

HeritageBanc agreed to these provisions as a condition of Old Second’s willingness to enter into the merger agreement.  These provisions may, however, discourage a third party that has an interest in acquiring all or a significant part of HeritageBanc from considering or proposing an acquisition or other business combination even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration.  HeritageBanc’s obligation to pay a termination fee, under certain circumstances, might result in a potential competing acquiror proposing to pay a lower per share price to acquire the company than it might otherwise have proposed to pay.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger.

Completion of the merger is conditioned upon the receipt of certain governmental authorizations, consents, orders and approvals.  Old Second and HeritageBanc intend to pursue all required approvals in accordance with the merger agreement.  No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement.  The terms and conditions of such consents, orders and approvals may require the divestiture of certain assets or operations of the combined company following the merger or may impose other conditions.

HeritageBanc will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on HeritageBanc, and, consequently, the combined company.  Although HeritageBanc intends to take steps to reduce any adverse effects, these uncertainties may impair HeritageBanc’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with HeritageBanc to seek to change their existing business relationships with HeritageBanc.  Employee retention at HeritageBanc may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the combined company following the merger.

HeritageBanc shareholders may receive more or less stock and/or more or less cash than desired.

The merger agreement requires that, on an aggregate basis, taking into account dissenters’ shares, 50% of the HeritageBanc shares outstanding at the effective time be converted into shares of Old Second common stock and 50% of the HeritageBanc shares outstanding at the effective time be converted into cash.  Although you will be permitted to elect the form of consideration you desire in the merger, your elections are subject to proration procedures that will enable Old Second to implement this 50% stock and 50% cash limitation.  Accordingly, you will not know, either when you vote or when you make your election, the number of shares of Old Second common stock or the amount of cash that you will actually receive in the merger.

Persons who receive all cash in the merger will not participate in future growth.

HeritageBanc shareholders who receive all cash in the merger will not own any interest in Old Second.  As a result, shareholders receiving only cash in the merger will not have the opportunity to participate in future growth, if any, in the value of Old Second.

The interests of certain management officials of HeritageBanc may be different from those of other shareholders.

Certain of HeritageBanc’s directors and executive officers have interests in the merger other than their interests as HeritageBanc shareholders.  These interests may cause HeritageBanc’s directors and executive officers to view the merger proposal differently than you may view it.  The board of directors of HeritageBanc was aware of these interests at the time it approved the merger.

FORWARD-LOOKING STATEMENTS

Old Second and HeritageBanc have each made forward-looking statements in this proxy statement/prospectus (and in documents to which the companies refer you in this proxy statement/prospectus) that are subject to risks and uncertainties.  These forward-looking statements include information about possible or assumed future results of our operations or the performance of Old Second after the merger is completed.  The words “believes,” “expects,” “anticipates,” “estimates” or similar expressions indicate forward-looking statements.  These statements are based on HeritageBanc’s and Old Second’s respective management’s existing expectations, which in turn are based on information that is currently available to them and on the current economic, regulatory and competitive environment, including factors such as the strength of the U.S. and local economies; federal, state and local laws, regulations and policies; interest rates and regulatory policies; and expectations as to competitors and customers.  Many possible events or factors, including changes from current conditions in the factors mentioned above, could affect the future financial results and performance of each of our companies and the combined company after the merger and could cause actual results or performance to differ materially from those expressed in our forward-looking statements.

In addition to the factors listed above and the risks discussed in the “Risk Factors” section of this proxy statement/prospectus, factors that could have a material adverse effect on our operations and future prospects, or those of Old Second after the merger is completed, include, but are not limited to, the following:

•                                          the risk that the businesses of HeritageBanc and Old Second in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•                                          expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•                                          customer and employee relationships and business operations may be disrupted by the merger;

•                                          the availability of capital to fund the expansion of the combined business;

•                                          technological changes implemented by us and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to us and our customers; and

•                                          the factors identified as “Risk Factors” in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2006 and any additional or modified factors identified as risk factors in Old Second’s 2007 Quarterly Reports on Form 10-Q.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus.  Further information concerning Old Second and its business, including additional factors that could materially affect Old Second’s financial results, is included in Old Second’s filings with the Securities and Exchange Commission, or SEC.  See “Where You Can Find More Information” beginning on page       .

SPECIAL MEETING OF HERITAGEBANC SHAREHOLDERS

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of HeritageBanc of proxies to be used at the HeritageBanc special meeting of shareholders to be held at the [                          ], located at [                      ], [                    ], Illinois, on [                            ], 2008, at [    ]:[    ] [      ].m., local time, and at any adjournments thereof. This proxy statement/prospectus, the notice of HeritageBanc’s special meeting and proxy card are first being sent to you on or about [                    ], 2008.

Purpose of the Meeting

The special meeting is being held so that HeritageBanc shareholders may consider and vote upon a proposal to approve and adopt the merger agreement with Old Second and Old Second Acquisition and the merger of Old Second Acquisition with and into HeritageBanc contemplated by that agreement. Approval of the proposal will constitute approval of the merger agreement and the merger. A copy of the merger agreement is contained in Appendix A.

HeritageBanc shareholders are also being asked to approve a proposal to transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting. As of the date of this proxy statement/prospectus, the HeritageBanc board of directors did not know of any other matters that will be presented at the special meeting.

Record Date

Only holders of record of HeritageBanc shares at the close of business on [                        ], 2008, are entitled to receive notice of and to vote at the HeritageBanc special meeting or any adjournments or

postponements of the special meeting. At the close of business on [                        ], 2008, there were 8,323 shares of HeritageBanc common stock outstanding held by 34 record holders.

Quorum; Required Vote

The holders of a majority of the outstanding shares of HeritageBanc common stock must be present for a quorum to exist at the special meeting.  To determine if a quorum is present, HeritageBanc will count shares of HeritageBanc common stock present at the special meeting either in person or by proxy.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of HeritageBanc common stock is required to approve the merger agreement and the merger.  For each share of HeritageBanc common stock you held on the record date, you are entitled to one vote on each proposal to be presented to shareholders at the special meeting.  Abstentions and failures to vote will have the effect of a vote against approval and adoption of the merger agreement and the merger.

On the record date, HeritageBanc’s directors and executive officers owned 3,982 shares, including shares beneficially owned by them through the Heritage ESOP, or approximately 48% of the outstanding shares of HeritageBanc common stock.  The Chairman and Chief Executive Officer and the President and Chief Operating Officer of HeritageBanc, who, as of the record date, in the aggregate beneficially owned approximately 34% of the outstanding HeritageBanc common stock, including shares beneficially owned by them through the Heritage ESOP, have agreed to vote all shares directly owned by them (other than shares held or voted in a fiduciary capacity) in favor of the merger agreement and the merger and to instruct the Heritage ESOP trustee to vote the shares beneficially owned by them through the Heritage ESOP in favor of the merger agreement and the merger.

HeritageBanc’s board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of HeritageBanc and its shareholders and has unanimously approved the merger agreement and the merger. HeritageBanc’s board unanimously recommends that HeritageBanc shareholders vote “FOR” adoption and approval of the merger agreement and the merger.

Proxies

The persons named on the accompanying proxy card will vote all shares of HeritageBanc common stock represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares “FOR” approval and adoption of the merger agreement and the merger. Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” approval and adoption of the merger agreement and the merger.

If you hold a portion of your shares of HeritageBanc common stock as a participant in the Heritage ESOP and a portion of your shares outside of the Heritage ESOP, you should submit a confidential voting instruction form with respect to the shares held through the Heritage ESOP to the Heritage ESOP trustee and also submit a proxy for the shares held outside the Heritage ESOP to HeritageBanc.

HeritageBanc does not know of any matter not described in the notice of special meeting that is expected to come before the special meeting. If, however, any other matters are properly presented for action at the special meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

A shareholder may revoke a proxy at any time prior to its exercise by filing written notice with the corporate secretary of HeritageBanc, by signing and filing with the corporate secretary of HeritageBanc a later dated proxy or by voting in person at the special meeting. All written notices of revocation and other communications with respect to revocation of proxies should be sent to HeritageBanc, Inc., 20201 South LaGrange Road, Frankfort, Illinois  60423, Attention: Robert Kennedy.

Because approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of HeritageBanc common stock, abstentions and failures to vote will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

For information regarding sending in your HeritageBanc stock certificates, please see the instructions in the election materials that were included in the mailing containing this proxy statement/prospectus.

Solicitation of Proxies

HeritageBanc will pay all the costs of soliciting proxies, except that Old Second will share equally in the expense of printing and filing this proxy statement/prospectus and all SEC, NASDAQ and other regulatory filing fees in connection with this proxy statement/prospectus.  HeritageBanc will reimburse any custodians, nominees and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of HeritageBanc common stock.  In addition to solicitations by mail, directors, officers and employees of HeritageBanc may solicit proxies personally or by telephone without additional compensation.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

HeritageBanc is asking its shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this proxy statement/prospectus.

THE MERGER

Structure of the Merger

Pursuant to the terms of the merger agreement, Old Second Acquisition, a newly formed, wholly-owned subsidiary of Old Second, will merge with and into HeritageBanc.  The separate legal existence of Old Second Acquisition will cease at the effective time of the merger and HeritageBanc will continue to exist as the surviving corporation and a wholly-owned subsidiary of Old Second.  In connection with the merger, Old Second will exchange cash and shares of its common stock for shares of HeritageBanc common stock.  HeritageBanc shareholders who do not exercise their dissenters’ rights under Illinois law in accordance with the procedures described below under the heading entitled “— Dissenters’ Rights” and in Appendix C and who receive Old Second common stock in the merger will become Old Second shareholders, with their rights governed by Delaware law and Old Second’s restated certificate of incorporation and bylaws.

Background of the Merger

As part of HeritageBanc’s ongoing effort to improve its community banking franchise and enhance shareholder value, HeritageBanc’s board of directors and management have periodically reviewed various strategic options available to them, including, among other things, continued independence and a strategic merger with, or acquisition by, another financial institution. In the course of these periodic reviews, HeritageBanc’s board of directors and management have considered the possible effects of various future strategies on earnings per share, book value per share, return on equity and other pertinent financial ratios, compared quantitative measures of HeritageBanc’s performance with those of other financial institutions and monitored trends in the local, regional and national financial institutions mergers and acquisitions environment.

HeritageBanc’s management and board of directors has continually evaluated the costs of remaining independent and adding new financial products and alternative delivery methods in an effort to remain competitive in the marketplace, while implementing HeritageBanc’s growth strategy and continuing to deliver its current array of services to its customers and provide competitive returns to its shareholders.  In March 2007, HeritageBanc’s management began discussions with representatives of Stifel, Nicolaus & Company, Incorporated, an investment banking firm, regarding the company’s strategic alternatives, including a possible sale.  Over the next several months, HeritageBanc’s management and representatives from Stifel had discussions regarding the range of possible valuations for a sale of the company, potential transaction partners and HeritageBanc’s ability to remain as an independent organization.

HeritageBanc’s management requested Stifel to prepare a strategic alternatives presentation for HeritageBanc’s management to present and discuss with the board.  At the May 10, 2007 board meeting, the board reviewed Stifel’s presentation and evaluated the current banking environment, financial services industry trends, merger and acquisition activity within the industry and HeritageBanc’s strategic alternatives, including, but not limited to, a possible merger or sale with a larger institution.  Additionally, HeritageBanc’s board of directors discussed several financial institutions, including Old Second, that may have an interest in a possible business combination with HeritageBanc.  Following this presentation, the board formally approved the engagement of Stifel as its financial advisor and instructed Stifel to continue evaluating the market and identifying a limited number of possible transaction partners.  The board also authorized Stifel to approach those financial institutions discussed earlier on a confidential basis to gauge their interest in discussing a possible transaction.

In May 2007, Stifel contacted two financial institutions, including Old Second, and had preliminary discussions to determine if the parties had any interest in pursuing a possible strategic transaction with HeritageBanc.  Based upon those conversations, the two financial institutions contacted by Stifel, including Old Second, expressed an interest in pursuing a possible transaction with HeritageBanc.  During the last two weeks of May, HeritageBanc’s management and a representative from Stifel had a number of informal meetings with these two financial institutions to discuss a possible strategic transaction.  On June 7, 2007, each of the two potential parties entered into a confidentiality agreement with Stifel and were provided confidential financial information concerning HeritageBanc.

On June 19, 2007, Old Second’s board of directors considered a potential business combination with HeritageBanc.  At the meeting, Howe Barnes Hoefer & Arnett, Inc., an investment banking firm, presented different scenarios regarding a possible transaction with HeritageBanc.  Old Second’s board authorized management and Howe Barnes to continue with their due diligence and to enter into negotiations with HeritageBanc and its advisors.

Throughout June and July 2007, Old Second’s management continued due diligence on HeritageBanc, and representatives from Stifel and Howe Barnes engaged in discussions regarding possible terms of a sale of HeritageBanc to Old Second.  In July 2007, the other potential acquiror that initially expressed an interest in a possible transaction said that it was no longer interested in a transaction with HeritageBanc.  After receiving word that the other potential acquiror was no longer interested, HeritageBanc’s management and a representative from Stifel discussed the possibility of contacting another financial institution regarding a strategic transaction involving HeritageBanc.  As a result of this discussion, Stifel contacted another possible acquiror, and in July 2007, this other party performed a due diligence investigation of HeritageBanc and had a number of conversations with Stifel regarding terms of a transaction.

On July 13, 2007, management from each of HeritageBanc and Old Second met together with their respective financial advisors.  The parties discussed various due diligence items, their expectations regarding the revenue of a combined entity, expenses that could be reduced or eliminated and the roles that HeritageBanc personnel would have following a merger.  Following that meeting, Old Second’s management met with representatives from Quarles & Brady LLP, special legal counsel for Old Second, to discuss these same issues.

On July 16, 2007, the executive committee of Old Second’s board of directors met and discussed in detail a possible business combination with HeritageBanc.

On July 17, 2007, Old Second’s full board of directors met with representatives from Howe Barnes to discuss a possible transaction with HeritageBanc.  The board authorized management to propose a business combination with HeritageBanc with an aggregate price of $87.0 million, payable in 65% stock and 35% cash, assuming that the transaction would qualify as an asset purchase under Section 338(h)(10) of the Internal Revenue Code.  The proposed price range was not communicated outside the Old Second board, except to Old Second’s senior management and advisors who were involved in the negotiations with HeritageBanc.  These terms were presented to HeritageBanc on July 20, 2007.

On August 14, 2007, the party approached by Stifel in July 2007 submitted an expression of interest for a business combination with HeritageBanc.  The expression of interest included a lower purchase price than the one proposed by Old Second with a significant portion of the consideration in illiquid stock.

Representatives from Stifel worked with Heritage’s management to examine and study the proposals, and HeritageBanc’s board of directors invited representatives from Stifel and Barack Ferrazzano Kirschbaum & Nagelberg LLP, HeritageBanc’s special legal counsel, to attend its August 21, 2007 board meeting.  At that meeting, HeritageBanc’s management provided an update to the board on its discussions with possible strategic partners, including Old Second.  Barack Ferrazzano gave a comprehensive presentation concerning the fiduciary duties of the board of directors in the context of a business combination and engaged in extensive discussion with the directors regarding their duties in connection with their consideration of strategic transactions for HeritageBanc.  Additionally, representatives of Stifel presented detailed information on each of the indications of interest, including financial and other information on the potential strategic partners.  The board members asked Stifel a number of questions regarding the expressions of interest and their terms.  They also engaged in a lengthy discussion among themselves regarding the advisability of proceeding with any type of strategic transaction, and if so, the relative advantages and disadvantages of the two expressions of interest.  The board ultimately concluded that, given the relative merits of the proposals presented by Stifel, the initial proposal from Old Second was the most attractive proposal received.  The board determined that HeritageBanc should move forward by inviting Old Second to conduct additional due diligence because its proposal was superior to the other proposal.

Old Second’s board of directors also met on August 21, 2007 to discuss the status of the possible business combination with HeritageBanc.

On August 27, 2007, management from each of HeritageBanc and Old Second met together with their respective financial and legal advisors to discuss whether the transaction would include a floating or fixed exchange ratio.  The parties agreed to use a floating exchange ratio with appropriate cap and collar amounts, and on August 28, 2007, Old Second submitted a revised expression of interest letter to HeritageBanc.  The terms of the revised expression of interest included:

•                                          an aggregate purchase price of $87.0 million, payable in 50% stock and 50% cash;

•                                          a floating exchange rate with a cap and collar at $27.50 and $32.25;

•                                          a requirement that the transaction qualify as an asset purchase under Section 338(h)(10) of the Internal Revenue Code; and

•                                          a limit on the amount of built-in gains tax for which Old Second would be liable.

HeritageBanc’s management and certain members of its board met with representatives from Stifel and Barack Ferrazzano to discuss the terms set forth in Old Second’s proposal.

On August 29, 2007, HeritageBanc’s board held a telephonic special meeting to discuss Old Second’s revised proposal with HeritageBanc’s management and representatives from Stifel and Barack Ferrazzano.  During that meeting, the board had a lengthy discussion on the aggregate value of a possible transaction, the tax treatment and effects of a possible transaction, employment and employee benefit issues, as well as other possible conditions that may be involved in a transaction.  The board authorized management to proceed with negotiations with Old Second toward a possible business combination.  HeritageBanc’s board did not seek additional offers at that time because of the favorable terms of Old Second’s proposal, HeritageBanc’s confidence in Old Second’s management team and Stifel’s prior discussions with other possible transaction partners over the past several months.

During the week of September 10, 2007, a team of Old Second representatives visited HeritageBanc’s offices and performed an on-site due diligence investigation of HeritageBanc’s business.  Additionally, during the week of September 17, 2007, HeritageBanc’s management and representatives conducted due diligence on Old Second’s business.

At its September 18, 2007 board of directors meeting, Old Second’s management and representatives from Howe Barnes reported to the board the results of due diligence and they presented to the board a formal financial analysis of a transaction with HeritageBanc and possible terms of such a transaction.  Representatives from Quarles & Brady also gave a legal presentation regarding the possible business combination and the board authorized management to move forward to negotiate a definitive agreement.

On September 18, 2007, Quarles & Brady provided HeritageBanc and its counsel with a draft of a proposed definitive merger agreement.

During the week of September 22, 2007, HeritageBanc’s management met with representatives from Stifel, Barack Ferrazzano and HeritageBanc’s tax advisors and discussed Old Second’s proposed draft of the merger agreement.

On September 26, 2007, Barack Ferrazzano provided HeritageBanc’s comments to the proposed merger agreement.  HeritageBanc’s comments included the following proposals:

•                                          consent to the continued payment of tax dividends by HeritageBanc to its shareholders through closing;

•                                          assumption by Old Second of all tax liability resulting from the acquisition, including the Section 338 tax election; and

•                                          revisions in the termination provision and the conditions for the payment of liquidated damages.

For the next month, the parties continued to discuss outstanding issues.  The principal outstanding issue related to the amount of the built-in gains tax liability which would result from the closing of the proposed transaction.  The parties disagreed as to the maximum amount of such liability and whether that liability should reduce the purchase price paid to the shareholders of HeritageBanc.  Ultimately, after much additional discussion between the parties and their respective tax advisors, Old Second agreed to be responsible for all corporate tax liabilities arising from the transaction, and HeritageBanc agreed to a reduction in the total purchase price to $86 million.

On October 16, 2007, Old Second’s board held a meeting that was attended by representatives of Howe Barnes and Quarles & Brady.  The meeting included a detailed discussion of the proposed transaction with HeritageBanc, a presentation of certain materials provided by Howe Barnes and a description by Quarles & Brady of the terms of the proposed final draft of the merger agreement.  Howe Barnes provided a financial analysis of the proposed transaction and told Old Second’s board that, upon execution of the merger agreement, it was prepared to deliver a written opinion as to the fairness of the proposed merger consideration to Old Second’s shareholders from a financial point of view.  Quarles & Brady reviewed the legal aspects of the proposed transaction and answered directors’ questions.  After the conclusion of the presentation and discussion, Old Second’s board unanimously approved the merger agreement and authorized Old Second’s management to execute the merger agreement, subject to the successful resolution of the remaining issues.

At its regular board meeting on October 17, 2007, HeritageBanc’s directors received a full report from management regarding the status of negotiations with Old Second.  At the conclusion of the meeting, the board instructed HeritageBanc’s management to continue with its negotiations toward a possible transaction.

On October 25, 2007, management from each of HeritageBanc and Old Second met to discuss various due diligence items, their expectations regarding the revenue of a combined entity, expenses that could be reduced or eliminated and the roles that HeritageBanc personnel would have following a merger.

On November 5, 2007, HeritageBanc’s board held a meeting that was attended by representatives of Stifel and Barack Ferrazzano.  The meeting included a detailed discussion of the proposed transaction with Old Second, a presentation of certain materials provided by Stifel and a description by Barack Ferrazzano of the terms of the proposed final draft of the merger agreement.  Stifel provided a financial analysis of the proposed transaction to HeritageBanc’s board and informed the board that, upon execution of the merger agreement, it was prepared to deliver a written opinion as to the fairness of the proposed merger consideration to HeritageBanc’s shareholders from a financial point of view.  Barack Ferrazzano reviewed the legal aspects of the proposed transaction and answered directors’ questions.  After the conclusion of the presentation and discussion, HeritageBanc’s board unanimously approved the merger agreement and authorized HeritageBanc’s management to execute the merger agreement.  The parties executed the merger agreement later that day.  HeritageBanc and Old Second issued a joint press release on November 6, 2007 announcing the execution of the merger agreement.

HeritageBanc’s Reasons for the Merger and Board Recommendation

HeritageBanc believes that the merger with Old Second is consistent with HeritageBanc’s goal of enhancing shareholder value and liquidity.  In addition, HeritageBanc believes that the customers and communities served by HeritageBanc will benefit from the merger.  In reaching its decision to approve the merger agreement, the board of directors of HeritageBanc consulted with HeritageBanc’s management team, as well as with its legal and financial advisors, and considered a variety of factors, including the following:

•                                          the attractive price that Old Second agreed to pay to shareholders of HeritageBanc in the merger;

•                                          the value to be received by HeritageBanc shareholders in the merger as compared to the shareholder value projected for HeritageBanc as an independent entity;

•                                          the increased liquidity of Old Second stock to be received by HeritageBanc’s shareholders in the merger;

•                                          Old Second’s historically strong capital position and expressed commitment to maintaining good asset quality;

•                                          the likelihood that the merger will be approved by the appropriate regulatory authorities without undue burden and in a timely manner (see “—Regulatory Approvals”);

•                                          the complementary nature and similarities in the markets served by Old Second and HeritageBanc and the opportunities for revenue enhancements offered by Old Second’s more extensive product offerings;

•                                          the perceived depth, competence, experience and integrity of Old Second’s management team;

•                                          the increasing costs of legal, regulatory compliance, and accounting for financial institutions and the current and prospective competitive environment facing HeritageBanc; and

•                                          the increasingly high costs of product development and technology for HeritageBanc and the banking industry in general.

The foregoing discussion of the information and factors considered by the board of directors of HeritageBanc is not intended to be exhaustive but includes material factors considered by the board of directors of HeritageBanc.  In reaching its determination to approve and recommend the merger, the board of directors of HeritageBanc did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.  The board of directors of HeritageBanc is unanimous in its recommendation that HeritageBanc shareholders vote for approval and adoption of the merger agreement.

The HeritageBanc board of directors believes that the merger is fair to, and in the best interests of, HeritageBanc and the HeritageBanc shareholders.  Accordingly, the HeritageBanc board has unanimously approved the merger agreement and unanimously recommends that the HeritageBanc shareholders vote FOR the adoption of the merger agreement.

Old Second’s Reasons for the Merger

Old Second believes that the merger with HeritageBanc presents Old Second with an attractive opportunity to expand its market presence in the greater Chicago metropolitan area.  In addition, Old Second expects that the merger will allow it to further diversify its loan portfolio and lower deposit costs and believes that the merger is a good opportunity to execute on its strategic growth plan.  In reaching its decision to approve the merger agreement and the merger, the board of directors of Old Second consulted with Old Second’s management team as well as with its legal and financial advisors, and considered a variety of factors, including the following:

•                                          information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Old Second and HeritageBanc, both individually and as combined; in particular, the board of directors of Old Second focused on the strategic fit of the business lines and the operating philosophies of the two institutions;

•                                          the consistency of the merger with Old Second’s long-term business strategy of pursuing growth opportunities in the greater Chicago metropolitan area, particularly the fact that

                                                                                                HeritageBanc operates in the southern suburbs of Chicago, an area in which Old Second does not currently have a branch presence;

•                                          the advantages of a combination with an institution, such as HeritageBanc, that has opportunities for increased efficiencies and significant cost savings from a combination with Old Second, resulting in increased profitability of the combined entity over time;

•                                          the current and prospective economic and competitive environments facing Old Second and other financial institutions characterized by intensifying competition from both banks and nonbank financial services organizations, the increasing necessity for strong fee-based income producing components within a bank holding company and the growing costs associated with regulatory compliance in the banking industry;

•                                          the belief that, following the merger, the combined company would be well positioned to continue to grow through possible future acquisitions or expansion;

•                                          the complementary nature of the businesses of Old Second and HeritageBanc, which both have a strong community banking orientation;

•                                          the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame; and

•                                          the likelihood that the merger will be approved by the appropriate regulatory authorities without undue burden and in a timely manner (see “—Regulatory Approvals”).

The foregoing discussion of the information and factors considered by the board of directors of Old Second is not intended to be exhaustive but includes material factors considered by the board of directors of Old Second.  In reaching its determination to approve the merger, the board of directors of Old Second did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Management and Operations after the Merger

After the merger is completed, it is anticipated that HeritageBanc, as the surviving entity, will be dissolved and cease to be a separate legal entity.  Prior to such a dissolution, William B. Skoglund, J. Douglas Cheatham and James L. Eccher will serve as the directors and officers of HeritageBanc, subject to HeritageBanc’s articles of incorporation and by-laws and in accordance with applicable law.  It also is contemplated that at or after the effective time of the merger, Heritage Bank will be merged into Old Second National Bank, and the combined bank will operate under the name “Old Second National Bank.”  In addition, certain officers and directors of HeritageBanc and Heritage Bank will become officers and directors of Old Second  and Old Second National Bank.  See “— Interests of Certain Persons” beginning on page [      ].

Merger Consideration

If the merger is completed, Old Second will pay the HeritageBanc shareholders aggregate merger consideration of approximately $86 million in cash and shares of Old Second common stock.  At closing, Old Second will deliver to the exchange agent a secured promissory note for $43 million, representing the cash portion of the aggregate merger consideration, and stock certificates representing, in the aggregate, all of the shares of Old Second common stock to be issued based on the final stock election exchange ratio.  The promissory note will be payable five days after it is issued.

In the merger, you may receive cash or shares of Old Second common stock or a combination of cash and stock for your HeritageBanc shares.  On an aggregate basis, 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive shares of Old Second common stock and 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive cash.  Subject to that requirement, you may elect to receive all cash, all Old Second common stock or a combination of both for your shares of HeritageBanc common stock.  Subject to possible proration, if you elect to receive the merger consideration in all cash, you will receive $10,332.81 per share in cash.  Subject to possible proration, if you elect to receive the merger consideration in all shares of Old Second common stock, you will receive between 320.3972 and 375.7386 shares of Old Second common stock for each share of HeritageBanc common stock, depending on the final VWAP.  You may also elect to receive a combination of cash and shares of Old Second common stock for your shares of HeritageBanc common stock, in which case you will receive $10,332.81 in cash for each HeritageBanc share converted into cash and the above-described stock consideration for each HeritageBanc share converted into stock.  All elections are subject to the proration procedures set forth in the merger agreement.  See “—Proration Procedures” beginning on page [    ].

In this proxy statement/prospectus, we refer to the number of shares of Old Second common stock to be issued for each share of HeritageBanc common stock subject to a stock election as the “stock election exchange ratio.”  The stock election exchange ratio will be calculated as follows:

•                                          If the final VWAP is between $27.50 and $32.25, the stock election exchange ratio will adjust upward or downward to ensure that the shares of Old Second common stock you receive for each share of HeritageBanc common stock that you own will be equal to $10,332.81 divided by the final VWAP.  However, the market value of each share of Old Second common stock that you receive in the merger may be greater or less than $10,332.81, as the trading price of Old Second common stock on the date the merger is completed may be greater or less than the final VWAP used to determine the exchange ratio.

•                                          If the final VWAP is less than $27.50, the stock election exchange ratio will no longer adjust upward, and you will receive 375.7386 shares of Old Second common stock for each share of HeritageBanc common stock that you own.  This means that the value of the shares of Old Second common stock you will receive for each share of HeritageBanc common stock subject to a stock election will be below $10,332.81 if the market price of Old Second common stock is below $27.50 when the merger is completed.

•                                          If the final VWAP is greater than $32.25, the stock election exchange ratio will no longer adjust downward, and you will receive 320.3972 shares of Old Second common stock for each share of HeritageBanc common stock that you own.  This means that the value of the shares of Old Second common stock you will receive for each share of HeritageBanc common stock subject to a stock election will be above $10,332.81 if the market price of Old Second common stock is above $32.25 when the merger is completed.

•                                          If the final VWAP is less than $23.375 and the decrease in the 30-day volume weighted average closing price per share of Old Second common stock on the NASDAQ Global Select Market over the preceding 30 business day period is at least 15% greater than the decrease in the average trading price for a group of comparable bank holding companies over the same period of time, then HeritageBanc will have the right to terminate the merger agreement, subject to Old Second’s right to increase the number of shares constituting the stock portion of the merger consideration such that the exchange ratio would be equal to 442.0455.

Neither the stock exchange ratio nor the final allocation of merger consideration will be determined until after the date of the special meeting.  Therefore, at the time of the special meeting, you will not know the precise value of the stock merger consideration you may receive on the date the merger is completed, and you will not know the actual breakdown of cash and stock you will receive.

The number of shares of Old Second common stock you will receive in the merger will equal the number, rounded down to the nearest whole number, determined by multiplying the stock election exchange ratio by the number of shares of HeritageBanc common stock that you own which are to be exchanged for shares of Old Second common stock pursuant to a stock election or proration.  Instead of issuing a fractional share of Old Second common stock in connection with payment of the stock consideration, cash will be paid in an amount determined by multiplying the fractional share by the final VWAP.

We cannot assure you that the current fair market value of Old Second common stock will be equivalent to the fair market value of Old Second common stock on the effective date of the merger or that the market price of the Old Second common stock on the effective date will be at least as high as the VWAP used to determine the stock election exchange ratio.

The amount and nature of the merger consideration was established through arm’s-length negotiations between Old Second and HeritageBanc and their respective financial advisors, and reflects the balancing of a number of countervailing factors.  The total amount of the merger consideration reflects an aggregate purchase price both parties concluded was appropriate.  See “— Background of the Merger” beginning on page     , “— HeritageBanc’s Reasons for the Merger and Board Recommendation” beginning on page      and “— Old Second’s Reasons for the Merger” beginning on page     .

Each share of Old Second common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

In connection with the proposed merger, Old Second intends to enter into new credit facilities with a third party lender, replacing its current line of credit.  Old Second has a commitment letter from a lender for a $30.0 million revolving line of credit and a term loan in the amount of $500,000, each with an interest rate equal to 90 basis points plus the 90 day London Interbank Offered Rate, or LIBOR.  Old Second will also receive an additional term loan in the amount of $45.0 million with an interest rate of 150 basis points over LIBOR.  These credit facilities will be used to pay down the existing line of credit with its current third party lender, as well as to fund the cash portion of the merger consideration.

Illustrative Calculation of Per Share Consideration

As discussed above, in the merger, you may receive cash or shares of Old Second common stock or a combination of cash and stock for your HeritageBanc shares.  On an aggregate basis, 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive shares of Old Second common stock and 50% of the outstanding shares of HeritageBanc common stock will be converted into the right to receive cash.  Subject to that requirement, you may elect to receive all cash, all Old Second common stock or a combination of both for your shares of HeritageBanc common stock.

The following table provides examples of how the value of the merger consideration may change depending on the final VWAP.  The range of market prices set forth in the table have been included for representative purposes only.  The market price at the time of the exchange of your HeritageBanc shares for the per share stock consideration may be less than $27.50 or more than $32.25.  We cannot assure you as to what the market price of the Old Second common stock to be issued in the merger will be at or following the time of the exchange.  The table assumes that HeritageBanc will not have a right to terminate the merger agreement under the circumstances described under the heading entitled “— Merger Consideration” on page       .

	100% CASH ELECTION(1)	100% STOCK ELECTION(1)		COMBINATION ELECTION (50% STOCK AND 50% CASH)(1)
Old Second Final VWAP	Per Share Cash Consideration	Shares of Old Second Stock	Per Share Stock Consideration (2)(3)	Per Share Cash Consideration	Per Share Stock Consideration (2)(3)	Total Per Share Consideration(2)
$37.00	$10,332.81	320.3972	$11,854.70	$5,166.41	$5,927.35	$11,096.76
$36.75	$10,332.81	320.3972	$11,774.60	$5,166.41	$5,887.30	$11,053.71
$36.50	$10,332.81	320.3972	$11,694.50	$5,166.41	$5,847.25	$11,013.66
$36.25	$10,332.81	320.3972	$11,614.40	$5,166.41	$5,807.20	$10,973.61
$36.00	$10,332.81	320.3972	$11,534.30	$5,166.41	$5,767.15	$10,933.56
$35.75	$10,332.81	320.3972	$11,454.20	$5,166.41	$5,727.10	$10,893.51
$35.50	$10,332.81	320.3972	$11,374.10	$5,166.41	$5,687.05	$10,853.46
$35.25	$10,332.81	320.3972	$11,294.00	$5,166.41	$5,647.00	$10,813.41
$35.00	$10,332.81	320.3972	$11,213.90	$5,166.41	$5,606.95	$10,773.36
$34.75	$10,332.81	320.3972	$11,133.80	$5,166.41	$5,566.90	$10,733.31
$34.50	$10,332.81	320.3972	$11,053.70	$5,166.41	$5,526.85	$10,693.26
$34.25	$10,332.81	320.3972	$10,973.60	$5,166.41	$5,486.80	$10,653.21
$34.00	$10,332.81	320.3972	$10,893.50	$5,166.41	$5,446.75	$10,613.16
$33.75	$10,332.81	320.3972	$10,813.41	$5,166.41	$5,406.71	$10,573.12
$33.50	$10,332.81	320.3972	$10,733.31	$5,166.41	$5,366.66	$10,533.07
$33.25	$10,332.81	320.3972	$10,653.21	$5,166.41	$5,326.61	$10,493.02
$33.00	$10,332.81	320.3972	$10,573.11	$5,166.41	$5,286.56	$10,452.97
$32.75	$10,332.81	320.3972	$10,493.01	$5,166.41	$5,426.51	$10,412.92
$32.50	$10,332.81	320.3972	$10,412.91	$5,166.41	$5,206.46	$10,372.87
$32.25	$10,332.81	320.3972	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$32.00	$10,332.81	322.9003	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$31.75	$10,332.81	325.4428	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$31.50	$10,332.81	328.0257	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$31.25	$10,332.81	330.6499	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$31.00	$10,332.81	333.3164	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$30.75	$10,332.81	336.0263	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$30.50	$10,332.81	338.7806	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$30.25	$10,332.81	341.5804	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$30.00	$10,332.81	344.4270	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$29.75	$10,332.81	347.3213	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$29.50	$10,332.81	350.2647	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$29.25	$10,332.81	353.2584	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$29.00	$10,332.81	356.3037	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$28.75	$10,332.81	359.4020	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$28.50	$10,332.81	362.5547	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$28.25	$10,332.81	365.7631	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$28.00	$10,332.81	369.0289	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$27.75	$10,332.81	372.3535	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$27.50	$10,332.81	375.7386	$10,332.81	$5,166.41	$5,166.41	$10,332.81
$27.25	$10,332.81	375.7386	$10,238.88	$5,166.41	$5,119.44	$10,285.85
$27.00	$10,332.81	375.7386	$10,144.94	$5,166.41	$5,072.47	$10,238.88
$26.75	$10,332.81	375.7386	$10,051.01	$5,166.41	$5,025.51	$10,199.92
$26.50	$10,332.81	375.7386	$9,957.07	$5,166.41	$4,978.54	$10,144.95

$26.25	$10,332.81	375.7386	$9,863.14	$5,166.41	$4,931.57	$10,087.98
$26.00	$10,332.81	375.7386	$9,769.20	$5,166.41	$4,884.60	$10,051.01
$25.75	$10,332.81	375.7386	$9,675.27	$5,166.41	$4,837.64	$10,004.05
$25.50	$10,332.81	375.7386	$9,581.33	$5,166.41	$4,790.66	$9,957.06
$25.25	$10,332.81	375.7386	$9,487.40	$5,166.41	$4,743.70	$9,910.11
$25.00	$10,332.81	375.7386	$9,393.47	$5,166.41	$4,696.74	$9,863.15
$24.75	$10,332.81	375.7386	$9,299.53	$5,166.41	$4,649.77	$9,816.18
$24.50	$10,332.81	375.7386	$9,205.60	$5,166.41	$4,602.80	$9,769.20
$24.25	$10,332.81	375.7386	$9,111.66	$5,166.41	$4,555.83	$9,722.24
$24.00	$10,332.81	375.7386	$9,017.73	$5,166.41	$4,508.87	$9,675.28
$23.75	$10,332.81	375.7386	$8,923.79	$5,166.41	$4,461.90	$9,628.31
$23.50	$10,332.81	375.7386	$8,829.86	$5,166.41	$4,414.93	$9,581.34
$23.25	$10,332.81	375.7386	$8,735.92	$5,166.41	$4,367.96	$9,534.37
$23.00	$10,332.81	375.7386	$8,641.99	$5,166.41	$4,321.00	$9,487.41

(1)                                  All elections are subject to the proration procedures described above; the information presented in the table is for illustrative purposes only.

(2)                                  Assumes the closing price of Old Second’s common stock on the date of the merger is the same as the final VWAP.  The actual trading price of Old Second common stock is subject to market fluctuations, and HeritageBanc shareholders will not be entitled to receive additional shares in the merger if the trading price of Old Second’s common stock on the closing date of the merger is less than the final VWAP.

(3)                                  The numbers in this column represent the value of the shares of Old Second common stock which you will receive for each share of HeritageBanc common stock that you own, subject to the assumption in footnote 2.

Proration Procedures

HeritageBanc shareholders may elect to receive their share of the merger consideration entirely in Old Second common stock, entirely in cash or in a combination of Old Second common stock and cash. However, all shareholder elections are subject to the requirement that, on an aggregate basis, 50% of HeritageBanc shares outstanding at the effective time of the merger must be converted into the right to receive Old Second common stock and the remaining 50% of HeritageBanc shares outstanding at the effective time of the merger must be converted into the right to receive cash.

If you do not make any election, you will receive consideration in the form of either cash or Old Second common stock in proportions necessary to satisfy the total consideration requirement as described below.

If, after taking into account all valid elections, exactly 50% of the total outstanding shares of HeritageBanc common stock would be converted into stock, then any HeritageBanc shareholders who elected to receive any portion of the merger consideration in cash and any HeritageBanc shareholders who did not make an election will be entitled to receive only cash.  If exactly 50% of the total outstanding shares of HeritageBanc common stock would be converted into cash, then any HeritageBanc shareholders who elected to receive any portion of the merger consideration in stock and any HeritageBanc shareholders who did not make an election will be entitled to receive only stock.

If, after taking into account all valid elections, more than 50% of the total outstanding shares of HeritageBanc common stock would be converted into cash, including dissenting shares, then, any HeritageBanc shareholders who elected to receive any portion of the merger consideration in Old Second common stock will be entitled to receive only stock, and, as a group, any HeritageBanc shareholders who elected to receive any portion of the merger consideration in cash and any HeritageBanc shareholders who did not make an election, will be subject to a proration process that will result in the holder receiving shares of Old Second common stock in lieu of some cash.

Similarly, if after taking into account all valid elections, more than 50% of the total outstanding shares of HeritageBanc common stock would be converted into Old Second common stock, then, as a group, any HeritageBanc shareholders who elected to receive any portion of the merger consideration in cash and any HeritageBanc shareholders who did not make an election, will be entitled to receive only cash, and any HeritageBanc shareholders who elected to receive any portion of the merger consideration in Old Second common stock, will be subject to a proration process that will result in the holder receiving cash in lieu of some Old Second common stock.

Finally, if either 100% of the total outstanding shares of HeritageBanc common stock would be converted into all stock or all cash, the merger consideration shall be distributed on a pro rata basis to all shareholders such that 50% of the shares are converted into cash and 50% are converted into stock.

We are not making any recommendation as to whether HeritageBanc shareholders should elect to receive only Old Second common stock, only cash or a combination of both types of consideration.  We are also not making any recommendation as to whether HeritageBanc shareholders should elect to receive a specific ratio of cash or Old Second common stock.  Each HeritageBanc shareholder must make his or her own decision with respect to the election to receive Old Second common stock, cash or a combination thereof for his or her shares of HeritageBanc stock.

Election Procedures

Subject to the proration limitations described above, you may elect to receive Old Second common stock, cash, or a combination thereof by using the election form that was included in the mailing containing this proxy statement/prospectus.  HeritageBanc shareholders do not need to make an election.  If no election is made, a HeritageBanc shareholder will receive cash or Old Second common stock in such amounts that will enable us to satisfy the requirement that 50% of HeritageBanc shares be converted into Old Second common stock and 50% of HeritageBanc shares, including shares with respect to which shareholders have asserted their dissenters’ rights under the IBCA, be converted into cash.

To make an effective election, you must submit a properly completed election form to [                  ], which will act as the exchange agent, on or before the election deadline of 5:00 p.m., Chicago, Illinois time, on [                        ], 2008.  You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed revised election form received by the exchange agent prior to the election deadline.  However, any HeritageBanc shareholder who has not made a valid election by the election deadline will be allocated cash, shares of Old Second common stock or a combination thereof as needed to satisfy the overall 50% cash and 50% stock requirement provided in the merger agreement.  All elections will be revoked automatically if the merger is not approved or the merger agreement is otherwise terminated.

Surrender of Stock Certificates

With the election forms, all HeritageBanc shareholders have also received a letter of transmittal, together with a return envelope.  The letter of transmittal will include instructions for the surrender and exchange of certificates representing HeritageBanc common stock for the merger consideration.  A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates representing all shares of HeritageBanc common stock or an appropriate guarantee of delivery of the certificates.

Until you surrender your HeritageBanc stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any

Old Second common stock into which your HeritageBanc shares have been converted.  When HeritageBanc stock certificates are surrendered, Old Second will pay to the surrendering holder any of his or her respective unpaid dividends or other distributions, without interest.  After the completion of the merger, no further transfers of HeritageBanc common stock will be permitted.  HeritageBanc stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

No fractional shares of Old Second common stock will be issued to any holder of HeritageBanc common stock upon completion of the merger. For each fractional share that would otherwise be issued, Old Second will pay cash in an amount determined by multiplying this fraction by the final VWAP.  No interest will be paid or accrued on cash payable to holders of HeritageBanc common stock in lieu of fractional shares.  No shareholder of HeritageBanc will be entitled to dividends, voting rights or any other rights as a shareholder of Old Second in respect of any fractional shares.

None of Old Second, HeritageBanc or any other person will be liable to any former holder of HeritageBanc common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for HeritageBanc common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of HeritageBanc common stock with the conditions reasonably imposed by the exchange agent.  These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and Old Second.

Interests of Certain Persons

General.  Some members of HeritageBanc’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders generally.  The boards of directors of each of HeritageBanc and Old Second were aware of these interests and considered them, together with the other matters described in this proxy statement, in adopting the merger agreement and approving the merger.

Arrangements with John Ladowicz and Patrick J. Roe.  Concurrently with the closing, each of the employment agreements among Mr. Ladowicz (Chairman and Chief Executive Officer of HeritageBanc), HeritageBanc and Heritage Bank and Mr. Roe (President and Chief Operating Officer of HeritageBanc), HeritageBanc and Heritage Bank, will be terminated pursuant to the terms of mutual termination agreements.  Mr. Ladowicz will be entitled to receive a lump sum payment from Heritage Bank equal to $1,051,815, which represents the payments due Mr. Ladowicz under his employment agreement following a change in control of HeritageBanc and includes the remaining amounts due to him pursuant to the terms of the Heritage Bank 2006 Restricted Stock Plan.  Mr. Roe shall be entitled to receive a lump sum payment from Heritage Bank equal to $961,815, which represents the payments due Mr. Roe under his employment agreement following a change in control of HeritageBanc and includes the remaining amounts due to him pursuant to the terms of the Heritage Bank 2006 Restricted Stock Plan.

In addition to the cash payment described above, Mr. Ladowicz will be entitled to have ownership transferred from Heritage Bank to him of the automobile currently provided to him by Heritage Bank.  Also, if Mr. Ladowicz’s employment is terminated for any reason other than “cause,” he will be entitled to receive, at no cost to him, outplacement services at a cost not to exceed $20,000.  In addition to the cash payment described above, Mr. Roe will be entitled to have ownership transferred from Heritage Bank to him of the automobile currently provided to him by Heritage Bank.  Also, if Mr. Roe’s employment is terminated for any reason other than “cause,” he will be entitled to receive, at no cost to him, outplacement services at a cost not to exceed $20,000.  Pursuant to the employment agreements of Messrs. Ladowicz and Roe, “cause” means the commission of a felony involving violence, moral turpitude, dishonesty or fraud, or violation or breach of any fiduciary obligation owed to HeritageBanc.

Pursuant to the mutual termination agreements, and their respective employment agreements, after the closing, Messrs. Ladowicz and Roe (and their spouses) will be entitled to health and prescription drug benefits under Old Second’s health and prescription drug benefit plan or plans, provided that they continue to pay premiums with respect to such coverage at the same rate as may be in effect from time to time with respect to other employees of Old Second.  The right of Messrs. Ladowicz and Roe (and their spouses) to participate in such health and prescription drug plan or plans shall extend until each becomes Medicare-eligible, whether or not Messrs. Ladowicz and Roe remain employed with Old Second.  Old Second’s obligation to provide Messrs. Ladowicz and Roe (and their spouses) with such coverage will continue to exist without regard to whether Old Second continues to provide such coverage to its other employees.

Messrs. Ladowicz and Roe have agreed, as a term of their mutual termination agreements, that for a period of three years following the closing, other than for and on behalf of HeritageBanc and/or Old Second, they will not, directly or indirectly: solicit or assist anyone in soliciting, for the purpose of providing banking or commercial lending services, any customers of HeritageBanc or Old Second with which they directly or indirectly dealt during their employment with HeritageBanc or Old Second, or any prospective customers of HeritageBanc or Old Second to which HeritageBanc submitted a proposal for business, where such proposal resulted from their substantial efforts; or induce or attempt to induce any of HeritageBanc’s and/or Old Second’s employees to leave the employment of HeritageBanc and/or Old Second.  Also, each of Messrs. Ladowicz and Roe agrees that he will not provide banking or commercial lending services or otherwise compete with HeritageBanc or Old Second within a 25-mile radius of Heritage Bank’s Frankfort, Illinois location (unless outside of the State of Illinois) for the three-year period following the closing.

Employment Offer Letter for Patrick J. Roe.  In anticipation of the merger, Old Second made a written offer of employment to Mr. Roe.  The offer letter does not provide for an employment term of a specified duration.

The offer of employment made to Mr. Roe by Old Second provides that Mr. Roe will be employed by Old Second as Senior Vice President/Regional Manager.  His annual salary will initially be set at $155,000.  Mr. Roe will be eligible to participate in Old Second’s Incentive Program for Regional Commercial Lender Managers, under which he will be eligible for a bonus of up to 40% of his base salary based on Old Second and individual performance.  Mr. Roe is also eligible to participate in Old Second’s Fee Income Incentive, which enables commercial lenders to earn additional, unlimited bonus compensation.  Mr. Roe will be eligible to receive a restricted stock grant, based on 2008 performance, of up to 20% of his base salary.  Old Second will pay dues and assessments and reimburse Mr. Roe for business related expenses at Prestwick Country Club.  Mr. Roe will receive an automobile allowance of $900 per month.  He will be eligible to participate in all Old Second sponsored benefit plans, including but not limited to the deferred compensation plan, in accordance with the terms of each such plan.  Also, Mr. Roe will receive a change of control agreement from Old Second, which will afford him salary and benefits continuation and other considerations in the event that Old Second is involved in a merger or acquisition and his position is eliminated.

Restricted Stock Plan.  Each employee of HeritageBanc or Heritage Bank who is a participant under the Heritage Bank 2006 Restricted Stock Plan shall, pursuant to the terms of such plan, become immediately and fully vested as of the time of closing in any restricted stock issued under such plan.

Indemnification and Insurance.  Old Second has agreed that, for at least three years following the merger, it will indemnify the present and former directors and officers of HeritageBanc and maintain director’s and officer’s liability insurance covering such directors and officers.  See “The Merger Agreement—Indemnification and Insurance” beginning on page [    ].

Fairness Opinion of HeritageBanc’s Financial Advisor

Stifel, Nicolaus & Company, Incorporated acted as HeritageBanc’s financial advisor in connection with the merger.  Stifel is a nationally recognized investment banking and securities firm with membership on all the principal United States’ securities exchanges and substantial expertise in transactions similar to the merger.  As part of its investment banking activities, Stifel is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On November 5, 2007, Stifel rendered its oral opinion and confirmed in writing, to the board of directors of HeritageBanc that, as of such date, the per share consideration to be received by the holders of HeritageBanc common stock (excluding treasury stock) from Old Second in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view.

The full text of Stifel’s written opinion dated November 5, 2006, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. Holders of HeritageBanc common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of the opinion of Stifel set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Stifel has no obligation to update, revise or reaffirm its opinion, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with HeritageBanc, and HeritageBanc currently expects that it will request an updated opinion from Stifel.

No limitations were imposed by HeritageBanc on the scope of Stifel’s investigation or the procedures to be followed by Stifel in rendering its opinion.  In arriving at its opinion, Stifel did not ascribe a specific range of values to HeritageBanc.  Its opinion is based on the financial and comparative analyses described below.  Stifel’s opinion was directed solely to HeritageBanc’s board of directors, or the Board, for its use in connection with its consideration of the financial terms of the merger.  Stifel’s opinion addressed only the fairness of the per share consideration to the holders of HeritageBanc common stock from a financial point of view and did not address any other aspect of the merger.  Stifel’s Opinion does not constitute a recommendation to the Board as to how the Board should vote on the merger or to any shareholder of HeritageBanc or Old Second as to how any such shareholder should vote at any shareholders’ meeting at which the merger is considered, or whether or not any shareholder of HeritageBanc or Old Second should enter into a voting or shareholders’ agreement with respect to the merger, elect to receive the cash consideration or the stock consideration (or any combination thereof), or exercise any dissenters’ or appraisal rights that may be available to such shareholder.  In addition, Stifel was not requested to opine as to, and its opinion does not compare, the relative merits of the merger with any other alternative transaction or business strategy which may have been available to HeritageBanc and does not address the underlying business decision of the board of directors or HeritageBanc to proceed with or effect the merger.  Stifel’s Opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by HeritageBanc’s Board of Directors or HeritageBanc; (ii) the legal, tax or accounting consequences of the merger on HeritageBanc or its shareholders including, without limitation, the failure of the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, or the Code, or any election made by Old Second under Section 338(h)(10) of the Code or any equivalent elections under applicable state law; (iii) any non-solicit, non-compete, employment, severance or similar agreement to which HeritageBanc is subject or which are entered into in connection with the merger as contemplated by the merger agreement, or the fairness to HeritageBanc or HeritageBanc’s shareholders of any payments made in connection with such agreement; (iv) any advice or opinions provided by any other advisor to HeritageBanc, the Heritage ESOP or Old Second; (v) the election by holders of shares of HeritageBanc common stock to receive the stock consideration or the cash consideration, or any combination thereof, or the actual allocation of the merger consideration between the stock consideration and the cash consideration among holders of shares of HeritageBanc common stock (including, without limitation, any re-allocation of the merger consideration by the exchange agent for the merger pursuant to the merger agreement); or (vi) the related merger of Heritage Bank, a wholly-owned subsidiary of HeritageBanc, with and into, and under the charter of, Old Second National Bank, a wholly-owned subsidiary of Old Second, contemplated by the merger agreement, or any separate merger agreement contemplated to be entered into by Heritage Bank and Old Second National Bank relating to such transaction.  Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which HeritageBanc’s or Old Second’s securities will trade following public announcement or consummation of the merger.

In connection with its opinion, Stifel, among other things:

•                                          reviewed and analyzed a draft copy of the merger agreement provided to Stifel on November 5, 2007;

•                                          reviewed and analyzed the audited statements of condition of HeritageBanc as of December 31, 2006, 2005 and 2004 and the related statements of income, changes in shareholders’ equity and cash flows for each of such fiscal years and the unaudited statements of condition of HeritageBanc and Heritage Bank as of March 31, 2007 and June 30, 2007 and the related unaudited statements of income for the three-month and six-month periods then ended;

•                                          reviewed and analyzed the audited statements of condition of Old Second as of December 31, 2006, 2005 and 2004 and the related statements of income, changes in shareholders’ equity and cash flows for each of such fiscal years and the unaudited statements of condition of Old Second as of March 31, 2007 and June 30, 2007 and the related unaudited statements of income for the three-month and six-month periods then ended;

•                                          reviewed and analyzed certain other publicly available information concerning HeritageBanc and Old Second;

•                                          reviewed certain non-publicly available information concerning HeritageBanc, including internal financial analyses and forecasts prepared by HeritageBanc’s management and held discussions with HeritageBanc’s senior management regarding HeritageBanc’s operating performance, financial condition and future prospects, as well as recent developments and the anticipated effect of the merger on HeritageBanc;

•                                          reviewed certain non-publicly available information concerning Old Second, including internal financial analyses prepared by Old Second’s management and held discussions with Old Second’s senior management regarding Old Second’s operating performance, financial condition and future prospects, as well as recent developments and the anticipated effect of the merger on Old Second;

•                                          participated in certain discussions and negotiations between representatives of HeritageBanc and Old Second;

•                                          reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

•                                          reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•                                          conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

•                                          took into account Stifel’s assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel, by or on behalf of HeritageBanc and Old Second, or that was otherwise reviewed by Stifel and did not assume any responsibility for independently verifying any of such information.  With respect to the financial forecasts supplied to Stifel by HeritageBanc and Old Second (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of HeritageBanc and Old Second as to the future operating and financial performance of HeritageBanc and Old Second, that cost saving and operating synergies would be realized in the amounts and time periods estimated by Old Second and that they provided a reasonable basis upon which Stifel could form its opinion.  Such forecasts and projections were not prepared with the expectation of public disclosure.  All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projected financial information.  Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either HeritageBanc or Old Second since the date of the last financial statements made available to it.  Stifel has also assumed, without independent verification and with HeritageBanc’s consent, that the aggregate allowances for loan losses set forth in the financial statements of HeritageBanc and Old Second are in the aggregate adequate to cover all such losses.  Stifel was not requested to make, and did not make, review or obtain any independent evaluation, appraisal or physical inspection of HeritageBanc’s or Old Second’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of HeritageBanc or Old Second.  Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.  Stifel relied on advice of HeritageBanc’s counsel as to certain legal matters with respect to HeritageBanc, the merger agreement and the merger and other transactions and other matters contained or contemplated therein.  Stifel has assumed, with HeritageBanc’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived.  In addition, Stifel assumed that the definitive merger agreement would not differ materially from the draft it reviewed.  Stifel has also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by HeritageBanc, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger will not have an adverse effect on HeritageBanc or Old Second.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion.  It is understood that subsequent developments may affect the conclusions reached in Stifel’s opinion and that Stifel does not have any obligation to update, revise or reaffirm its opinion except in accordance with the terms and conditions of Stifel’s engagement letter agreement with HeritageBanc.

In connection with rendering its opinion, Stifel performed a variety of financial analyses that are summarized below.  Such summary does not purport to be a complete description of such analyses.  Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it.  The range of valuations resulting from any particular analysis described below should not be taken to be Stifel’s view of the actual value of HeritageBanc.  In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of HeritageBanc or Old Second.  Any estimates contained in Stifel’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates.  Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold.  No company or transaction utilized in Stifel’s analyses was identical to HeritageBanc or Old Second or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.  None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel.  The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which HeritageBanc common stock or Old Second common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel used in providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel.  The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion.  Rather, Stifel made its determination as to the fairness to the shareholders of HeritageBanc of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for HeritageBanc should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Stifel assumed the aggregate consideration to be $86.0 million and, at the time of the opinion, the per share consideration to be $10,332.81.

Pro Forma Effect of the Merger.  Stifel reviewed certain estimated future operating and financial information developed by HeritageBanc, publicly available financial estimates of Old Second and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger for the twelve month periods ended December 31, 2008, December 31, 2009 and December 31, 2010.  Based on this analysis, Stifel compared certain of HeritageBanc’s estimated future per share results with such estimated figures for the pro forma combined entity.  Based on this analysis, on a pro forma basis, the merger is forecast to be accretive to HeritageBanc’s earnings per share for each of the twelve month periods ended December 31, 2008 and December 31, 2009. Stifel also reviewed certain financial information in order to determine the estimated effect of the merger on HeritageBanc’s book value, tangible book value and dividend.  Based on this analysis on a pro forma basis, the merger is forecasted to be accretive to HeritageBanc’s book value per share and accretive to HeritageBanc’s tangible book value per share.  Based on historical dividend rates, Stifel believes that HeritageBanc’s shareholders who receive Old Second shares would likely receive an increase in their dividends.

Analysis of Bank Merger Transactions.  Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 154 U.S. bank acquisitions announced since January 1, 2007, with announced transaction values and excluding merger of equals transactions, referred to below as Group A, and (2) 21 selected U.S. bank acquisitions announced since January 1, 2005, involving sellers headquartered in the Chicago metropolitan statistical area, where the seller had greater than $100 million in assets but excluding merger of equals transactions, referred to below as Group B.  Stifel calculated the following ratios with respect to the merger and the selected transactions:

	Old Second /		Median Statistics for Selected Transactions
Ratios	HeritageBanc		Group A		Group B
Price Per Share/ Book Value Per Share	288%		226%		265%
Price Per Share/Tangible Book Value Per Share	340%		234%		272%
Adjusted Deal Price/6.50% Equity	353%		271%		314%
Price Per Share/Last 12 Months Earnings Per Share	21.6	x	23.6	x	23.1	x
Premium over Tangible Book Value/Core Deposits	25.2%		17.9%		19.1%
Premium over Tangible Book Value/Deposits	20.2%		14.4%		16.1%

This analysis resulted in a range of imputed values for HeritageBanc common stock of between $7,103.36 and $11,280.85 per share based on the median multiples for Group A, and between $8,248.19 and $11,043.98 per share based on the median multiples for Group B.

Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that HeritageBanc could produce for dividends to a potential acquiror, referred to below as dividendable net income.  In this analysis, Stifel calculated assumed after-tax distributions to a potential acquiror such that HeritageBanc’s tangible common equity ratio would be maintained at 6.5% of assets, assuming that HeritageBanc would perform in accordance with management’s estimates.  Stifel calculated the sum of the assumed perpetual dividendable net income streams per share beginning in the year 2006 discounted to present values at assumed discount rates ranging from 11% to 13%, reflecting the general range for the bank industry based on Stifel’s historical experience, and based upon estimated cost savings of 34.0% of HeritageBanc’s non-interest expense.  This discounted cash flow analysis indicated an implied equity value reference range of $8,907.43 to $10,838.05 per share of HeritageBanc’s common stock.  This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of HeritageBanc’s common stock may trade in the public markets.  A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

Comparison of Selected Companies.  Stifel reviewed and compared certain multiples and ratios for the merger with a peer group of 34 selected banks of similar size, and geographic characteristics.  In order to calculate a range of imputed values for a share of HeritageBanc common stock, Stifel compared the resulting theoretical offer price to each of the following categories: book value, tangible book value, adjusted 6.5% equity, latest 12 months earnings, tangible book value to core deposits and tangible book value to deposits.  Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of HeritageBanc.  This analysis resulted in a range of imputed values for HeritageBanc common stock of between $3,821.76 and $9,612.15 per share based on the median multiples and ratios for the peer group.

Additionally, Stifel calculated the following ratios with respect to the 34 selected comparable companies without application of the control premium:

			Trading Multiples for Selected Peer Group Without Control Premium Applied (1)
Ratios	Old Second/ HeritageBanc		10th Percentile		Median		90th Percentile
Price Per Share/ Book Value Per Share	288%		86%		120%		181%
Price Per Share/Tangible Book Value Per Share	340%		97%		126%		189%
Adjusted Price/6.50% Equity	353%		80%		125%		216%
Price Per Share/Latest 12 Months Earnings Per Share	21.6	x	10.7	x	14.5	x	43.3	x
Premium over Tangible Book Value/Core Deposits	25.2%		-0.35%		3.2%		10.4%
Premium over Tangible Book Value/Deposits	20.2%		-0.28%		2.8%		9.1%

(1)                  Based on prices as of market close on November 1, 2007.

Also, Stifel reviewed and compared certain multiples and ratios for the merger with the same peer group of 34 selected banks of similar size, profitability, geography and growth characteristics after applying a control premium of 33% to the trading prices of the selected group of comparable companies.  Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of HeritageBanc.  This analysis resulted in a range of imputed values for HeritageBanc common stock of between $5,082.94 and $10,674.00 per share based on the median multiples and ratios for the peer group.  The 33% control premium selected by Stifel was based on a 10 year analysis of one month market premiums paid in bank and thrift merger transactions.

Additionally, Stifel calculated the following ratios with respect to the 34 selected comparable companies after application of the 33% control premium:

			Trading Multiples for Selected Peer Group With Control Premium Applied (1)
Ratios	Old Second/ HeritageBanc		10th Percentile		Median		90th Percentile
Price Per Share/ Book Value Per Share	288%		115%		159%		240%
Price Per Share/Tangible Book Value Per Share	340%		129%		167%		251%
Adjusted Price/6.50% Equity	353%		119%		175%		306%
Price Per Share/Latest 12 Months Earnings Per Share	21.6	x	14.3	x	19.3	x	57.7	x
Premium over Tangible Book Value/Core Deposits	25.2%		3.2%		8.2%		18.1%
Premium over Tangible Book Value/Deposits	20.2%		2.8%		6.8%		15.8%

(1)                  Based on prices as of market close on November 1, 2007.

As described above, Stifel’s opinion was among the many factors taken into consideration by the HeritageBanc board of directors in making its determination to approve the merger.

Stifel has acted as financial advisor to HeritageBanc in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the merger.  Stifel has also acted as financial advisor to the HeritageBanc board of directors and has received a fee upon the delivery of its opinion that was not contingent upon consummation of the merger, provided that such opinion fee is creditable against any advisory fee.  HeritageBanc has also agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.  Stifel may provide investment banking services to Old Second in the future. In the ordinary course of business, Stifel makes a market in the equity securities of Old Second and, accordingly, may at any time hold a long or short position in such securities.

Material U.S. Federal Income Tax Consequences

The following summary sets forth the material U.S. federal income tax consequences of the merger to the holders of HeritageBanc common stock who exchange such stock for shares of Old Second common stock, cash or a combination of the cash and Old Second common stock.

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of HeritageBanc common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, which we refer to in this section of the proxy statement/prospectus as the Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect and available on the date of this proxy statement/prospectus, any of which may change, possibly retroactively. Such a change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “holder” means a beneficial owner of HeritageBanc common stock who is a United States individual or an estate or trust that is a permitted S corporation shareholder. This discussion assumes you hold your HeritageBanc common stock as a capital asset within the meaning of the Code.  Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a holder of HeritageBanc common stock who is subject to the alternative minimum tax provisions of the Code, a holder of HeritageBanc common stock who received his or her HeritageBanc common stock through the exercise of employee stock options or otherwise as compensation, a holder of options granted under any HeritageBanc benefit plan, or a holder of HeritageBanc common stock who holds HeritageBanc common stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

Merger as a Taxable Sale

The parties hereto intend for the merger to constitute a “qualified stock purchase” within the meaning of Code Section 338(d)(3).  Old Second intends to file a Section 338(h)(10) election with the Internal Revenue Service, and as a result, the merger will be treated as if HeritageBanc had sold all of its assets to Old Second and HeritageBanc liquidated immediately following the sale.  A Form 8023 will be provided to you.  Because the obligations of Old Second to consummate the merger are subject to the receipt of a valid 338(h)(10) election, the following discussion assumes that a valid Section 338(h)(10) election is filed.

If the merger is treated as a taxable sale of HeritageBanc’s assets, HeritageBanc will not incur federal income tax as a result of the deemed sale.  However, except as discussed below, you generally will recognize gain or loss in connection with the merger as a result of a Section 338(h)(10) election in an amount equal to the difference between (x) the cash (including cash received for fractional shares) and the fair market value (on the date of completion of the merger) of the shares of Old Second common stock received by you in the merger and (y) the adjusted basis of your HeritageBanc common stock immediately before the merger (as adjusted for your allocable share of HeritageBanc’s taxable income or loss from the operations and activities of HeritageBanc immediately prior to the merger and distributions made to you prior to the merger).  A portion of any gain you recognize will be treated as ordinary income subject to tax at a maximum federal rate of 35%.  The balance of your gain or loss, if any, will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger and will be short-term capital gain or loss if your holding period in such shares is one year or less at the time of the consummation of the merger.  Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal rate of 15%.  If you acquired different blocks of HeritageBanc common stock at different times and different prices, you must determine the adjusted tax basis and holding period separately with respect to each block of HeritageBanc common stock. The shares of Old Second common stock that you receive in the merger will have a basis equal to the fair market value of Old Second common stock on the date of completion of the merger and a new holding period will begin on the date of completion of the merger.

If the basis of your HeritageBanc common stock is close to or greater than the value of the consideration that you receive in the merger, then you will recognize a capital loss equal to (or your capital loss will be increased by) the amount of the ordinary income that you recognize in connection with the merger. Because you can deduct capital losses in any taxable year only to the extent of $3,000 plus net capital gains which you recognize in such year, you may be taxed on the ordinary income in the year the merger is consummated but unable to deduct the full amount of the corresponding capital loss. Any capital loss that could not be deducted by you will be carried forward to subsequent taxable years and will be deductible in those years, subject to the same limitations.

Dissenting Shareholders

Holders of HeritageBanc common shares who assert dissenters’ rights with respect to the merger, as discussed in “— Dissenters’ Rights” beginning on page    , and who receive cash in respect of their HeritageBanc common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

Backup Withholding

Holders of HeritageBanc common stock may be subject to backup withholding on any proceeds received in connection with the merger.  You will not be subject to backup withholding, however, if you furnish a correct taxpayer identification number and certify that you are a U.S. person not subject to backup withholding on the substitute Form W-9 you will receive, or otherwise establish that you are exempt from backup withholding.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service. The backup withholding tax rate currently is 28%.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of HeritageBanc common stock. We strongly encourage shareholders of HeritageBanc to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

Regulatory Approvals

It is a condition to the completion of the merger that we receive all necessary regulatory approvals of the merger.  Neither Old Second nor HeritageBanc is aware of any material governmental approvals or actions that are required to complete the merger, except as described below.  If any other approval or action is required, the parties will use their best efforts to seek such approval or action.

As a result of the merger, Old Second will temporarily own all of the outstanding stock of HeritageBanc.  In addition, Old Second and HeritageBanc intend to merge Heritage Bank with and into Old Second National Bank simultaneously with the merger between Old Second and HeritageBanc.  These transactions are subject to the prior approval or waiver of such prior approval by the OCC and the Federal Reserve.

                On November 28, 2007, Old Second filed a written request with the Federal Reserve requesting a waiver of the prior application and approval requirements under the Bank Holding Company Act.  Pursuant to a letter dated December 6, 2007, the Federal Reserve waived that requirement, subject to the OCC’s prior approval of the transaction and further subject to the condition that the holding company and bank-level mergers occur simultaneously.  On November 28, 2007, Old Second National Bank filed an application with the OCC for prior approval of the merger of Heritage Bank with and into Old Second National Bank.  It is expected that the OCC will approve the bank merger in the first calendar quarter of 2008.  In addition, because Heritage Bank is a state-chartered bank regulated by the DFPR, Heritage Bank is required to notify the DFPR of the proposed merger at least 30 days prior to the consummation of the merger and pay all accrued or outstanding DFPR assessments as of the date of the merger.   On November 28, 2007, Old Second National Bank sent a letter to the DFPR notifying it of the proposed merger, and on November 30, 2007, the DFPR acknowledged such notice.

Generally, the merger may not be completed until 30 days following the date of the OCC’s approval, although the OCC and the U.S. Department of Justice may reduce that period to 15 days.  During the post-approval waiting period, the U.S. Department of Justice is given the opportunity to challenge the transaction on antitrust grounds.  The commencement of any antitrust action would stay the effectiveness of any regulatory approval, unless a court of competent jurisdiction specifically ordered otherwise.

We are not aware of any other regulatory approvals required for completion of the merger, and there can be no assurance that any approvals will be obtained.  The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by HeritageBanc shareholders.

There can be no assurances that the requisite regulatory approvals or waivers will be received in a timely manner, in which event the consummation of the merger may be delayed.  If the merger is not consummated on or before May 1, 2008, either Old Second or HeritageBanc may terminate the merger agreement.  We can give you no assurance as to the receipt or timing of these approvals or waivers.

Effective Time of the Merger

Unless HeritageBanc and Old Second agree otherwise, the effective time of the merger will be contemporaneous with the closing upon the accepted filing of a certificate of merger and articles of merger with the Secretary of the State of Delaware and the Secretary of State of Illinois, respectively.  The closing of the merger shall occur on the date that is five business days after the latest to occur of the receipt of all required regulatory approvals or the expiration of all statutory waiting periods relating to such approvals and the receipt of the approval of the shareholders of HeritageBanc, or at such other time as HeritageBanc and Old Second shall agree.  Each of HeritageBanc and Old Second has the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before May 1, 2008, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Accounting Treatment

Old Second will account for the merger for accounting and financial reporting purposes as a “purchase,” as that term is used under United States generally accepted accounting principles, or GAAP. Under purchase accounting, the assets and liabilities of HeritageBanc as of the effective time will be recorded at their fair values and added to those of Old Second.  Any excess of the value of Old Second common stock issued and cash paid for HeritageBanc common stock over the fair value of HeritageBanc’s tangible and identifiable intangible net assets will be recorded as goodwill.  Financial statements of Old Second issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of HeritageBanc.

                Goodwill and certain intangible assets are not amortized.  Instead, these assets are reviewed for impairment annually with any related losses recognized in earnings when incurred.

Resales of Old Second Common Stock

The shares of Old Second common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended.  However, this will not be the case for shares issued to any shareholder who may be deemed to be an “affiliate” of HeritageBanc for purposes of Rule 145 under the Securities Act as of the date of the special meeting.  “Affiliates” generally include directors, certain executive officers and beneficial owners of 10% or more of any class of capital stock.  These affiliates may not sell their shares of Old Second common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or an applicable exemption from the registration requirements of the securities laws.

This proxy statement/prospectus does not cover resales of Old Second common stock received by any person who may be deemed to be an affiliate of HeritageBanc.  HeritageBanc has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of HeritageBanc to execute and deliver to Old Second an affiliate agreement.  As provided for in these agreements, HeritageBanc’s affiliates will agree not to offer to sell, transfer or otherwise dispose of any of the shares of Old Second common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act.  Old Second may place restrictive legends on certificates representing Old Second common stock issued to all persons who are deemed to be affiliates of HeritageBanc under Rule 145.

Dissenters’ Rights

Under Illinois law, HeritageBanc shareholders are entitled to exercise dissenters’ rights and obtain a cash payment for your shares as a result of Old Second’s acquisition of HeritageBanc, provided that you comply with the provisions of Sections 11.65 and 11.70 of the IBCA.  A copy of those sections are attached as Appendix C and incorporated in this proxy statement/prospectus by reference.  HeritageBanc ESOP participants do not have dissenters’ rights for shares held through the Heritage ESOP.  If you comply with the provisions of Section 11.70 of the IBCA, then upon consummation of the merger, you are entitled to receive payment in cash from HeritageBanc for the fair value of your shares, with accrued interest.  The term “fair value” means the value of the shares immediately before the closing of the merger excluding any appreciation or depreciation in anticipation of the merger, unless the exclusion would be inequitable.  If HeritageBanc and you cannot agree on the fair value of your shares or the accrued interest, then the IBCA provides for a judicial determination of these amounts.  The value determined by an Illinois court may be more or less than the value of the consideration you are entitled to receive under the merger agreement.  If you desire to exercise dissenters’ rights, you should refer to the statute in its entirety and should consult with legal counsel before taking any action to ensure that you comply strictly with the applicable statutory provisions.

In summary, to exercise dissenters’ rights, you must do all of the following:

•                                          before the vote on the merger is taken, deliver to HeritageBanc a written demand for payment of your shares;

•                                          not vote in favor of the merger; note, however, that a vote, in person or by proxy, against approval of the merger agreement will not constitute a written demand for appraisal; and

•                                          continue to hold your shares of HeritageBanc common stock through the effective time of the merger.

Your failure to vote against the proposal to approve the merger agreement will not constitute a waiver of your dissenters’ rights under the IBCA.  Also, a vote against approval of the merger agreement will not by itself be sufficient to satisfy your obligations if you are seeking an appraisal.  You must follow the procedures set forth in Section 11.70 of the IBCA to obtain dissenters’ rights.

Each outstanding share of HeritageBanc common stock for which a legally sufficient demand in accordance with Section 11.70 of the IBCA has been made and that was not voted in favor of approval of the merger will, after the effective time of the merger, represent only the rights of a dissenting shareholder under the IBCA.  This includes the right to obtain payment for the fair value of those shares as provided under the IBCA.

If you make a legally sufficient demand, within 10 days after the effective date of the merger or 30 days after you have delivered your written demand for payment, whichever is later, HeritageBanc will send to you a statement setting forth its opinion as to the fair value of your shares, as well as certain financial statements and a commitment to pay to you the estimated fair value for your shares.  If you do not agree with the opinion of HeritageBanc as to the estimated fair value of the shares or the amount of interest due, then within 30 days from the delivery of HeritageBanc’s valuation statement, you must notify HeritageBanc in writing of your estimated fair value of your shares and the amount of interest due and demand the difference between your estimated fair value and the amount of the proposed payment by HeritageBanc.

If within 60 days from delivery of HeritageBanc’s notice to the dissenting shareholders you and HeritageBanc have not agreed in writing to the fair value of your shares and interest due, HeritageBanc either will pay the difference in value demanded by you, or file a petition in the circuit court requesting the court to determine the fair value of the shares and interest due.  HeritageBanc will be required to then make all dissenters to the merger a party to this proceeding.  If HeritageBanc does not commence the action, you are permitted by law to commence an action.

In a proceeding brought by HeritageBanc to determine value, the court will determine the costs of the proceeding, including the reasonable compensation and expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties.  If the fair value of the shares as determined by the court materially exceeds the price that HeritageBanc estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against HeritageBanc.  If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter.  The costs may also be awarded to the dissenter if the court finds that HeritageBanc did not substantially comply with the procedure to dissent in the statute.  In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily, vexatiously or not in good faith with respect to the dissenter’s rights.

A share for which you have properly exercised your dissenters’ rights and followed the correct procedures in the IBCA will not be converted into, or represent, a right to receive Old Second common stock and/or cash as provided under the merger agreement.  None of these dissenting shares after the effective time of the merger will be entitled to vote for any purpose or receive any dividends or other distributions.  If, however, you, as the holder of the shares fail to properly perfect, effectively withdraw, waive or lose or otherwise become ineligible to exercise dissenters’ rights under the IBCA, then at that time the shares held by you will be converted into Old Second common stock, cash or a combination of both as provided in the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement.  This description does not provide a complete description of all the terms and conditions of the merger agreement, and it should be read in conjunction with the information provided under “The Merger” in this proxy statement/prospectus.  The summary provided below is qualified in its entirety by the appendices to this proxy statement/prospectus, including the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and which is incorporated into this proxy statement/prospectus by reference.

Representations and Warranties of the Parties

The merger agreement contains representations and warranties made by HeritageBanc and Old Second to each other.  The assertions embodied in those representations and warranties were made as of specific dates, are subject to important qualifications and limitations agreed to by Old Second and HeritageBanc in connection with negotiating the terms of the merger agreement and have been included in the merger agreement for the purpose of allocating risk between Old Second and HeritageBanc rather than establishing matters as fact.  The representations and warranties are qualified by information in confidential disclosure schedules that HeritageBanc and Old Second exchanged in connection with signing the merger agreement.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules.  Please note that the representations and warranties made by the parties in the merger agreement will not survive the closing of the merger.

The representations and warranties that HeritageBanc and Old Second made to each other include representations and warranties as to, among other things:

•                                          the corporate organization and existence of each party and its subsidiaries;

•                                          the corporate power and authority of each party to carry on its business, to enter into the agreement and to make the agreement valid and binding on it;

•                                          no conflict between the merger agreement and its articles of incorporation or charter (or similar organizational documents) or bylaws, applicable law or other material agreements, instruments and obligations of that party and its subsidiaries;

•                                          the capitalization of each party and its subsidiaries;

•                                          the completeness and accuracy of each party’s financial statements and filings with the SEC and bank regulatory agencies, as applicable;

•                                          its loan portfolio and the adequacy of its allowance for loan and lease losses;

•                                          the fact that except for the liabilities reflected on the balance sheet of each party and the liabilities incurred in the ordinary course of business, each party has not incurred any liabilities or obligations of any nature;

•                                          the absence of changes in each party’s business since June 30, 2007, which would have a material adverse effect on the party making the representation;

•                                          the absence of certain changes and events since December 31, 2006;

•                                          the absence of broker’s fees, except as specifically disclosed by each party; and

•                                          the absence of expected delays in obtaining regulatory approvals.

The merger agreement contains additional representations and warranties of HeritageBanc made to Old Second as to, among other things:

•                                          the fact that the minute books of HeritageBanc and its subsidiaries contain accurate and complete records of all meetings held and corporate action taken;

•                                          title to HeritageBanc’s property;

•                                          the condition and sufficiency of HeritageBanc’s assets;

•                                          the timely filing and accuracy of HeritageBanc’s tax returns and the payment of its taxes;

•                                          the valid status of HeritageBanc as an S corporation and each of its subsidiaries as “qualified subchapter S subsidiaries”;

•                                          its employee benefit plans and compliance with federal employee benefit laws;

•                                          compliance with applicable laws, including environmental laws;

•                                          the absence of any litigation, regulatory violations or orders threatened against or affecting HeritageBanc or its subsidiaries;

•                                          the absence of restrictions on HeritageBanc’s business;

•                                          the existence of material contracts of HeritageBanc and its subsidiaries and the absence of defaults thereunder;

•                                          the amount and adequacy of insurance;

•                                          the proper administration of fiduciary accounts;

•                                          the absence of employee or agent indemnification claims;

•                                          the absence of outstanding loans made by HeritageBanc or its subsidiaries to any executive officers or directors, other than loans that are subject to Regulation O under the Federal Reserve Act or those specifically disclosed by HeritageBanc;

•                                          change of control payments triggered by the merger and related transactions; and

•                                          the absence of interested HeritageBanc shareholders under Section 203 of the Delaware General Corporation Law.

Old Second has also represented to HeritageBanc that it will have sufficient funds available at the time of the closing to pay the cash portion of the merger consideration.

All of the representations and warranties of each party are subject to a materiality standard.  Under this standard, no representation or warranty of HeritageBanc or Old Second (other than the representations and warranties regarding due authorization and noncontravention of articles and bylaws, which must be true and correct in all respects, and regarding authorized capitalization, which must be true in all material respects) will be deemed to be untrue, and neither party will be deemed to have breached a representation or warranty, unless any fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably likely to have a material adverse effect on the party making the representation or warranty.

The foregoing is a summary of the types of representations and warranties made by the parties in the merger agreement, a copy of which is included as Appendix A.  You should carefully review the entire agreement, and in particular Articles 4 and 5, which contain the detailed representations and warranties of the parties.

Conduct of Business Pending the Merger

Each of HeritageBanc and Old Second has agreed to conduct its respective business in accordance with guidelines set forth in the merger agreement.

HeritageBanc has agreed that, until the closing of the merger, without the prior written consent of Old Second, which may not be unreasonably withheld or delayed, it will, and will cause its subsidiaries to, among other things:

•                                          conduct its business only in the ordinary course of business;

•                                          use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

•                                          confer with Old Second concerning potentially material issues affecting HeritageBanc’s operations;

•                                          enter into loan and deposit transactions only in accordance with sound credit practices and its formal loan policy and not enter into any new credit or new lending relationship in excess of $2,000,000 with any person and any director or officer of, or any owner of a 10% or greater equity interest in, such person;

•                                          acquire loan pool participations only in the ordinary course of business;

•                                          maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

•                                          not buy or sell any security held, or intended to be held, for investment, except for the buying and selling by Heritage Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by Heritage Bank and the buying or selling securities with a maturity of one year or less in the ordinary course of business; and

•                                          maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all applicable legal requirements.

In addition, HeritageBanc has agreed that, until the closing of the merger, without the prior written consent of Old Second, which may not be unreasonably withheld or delayed, and subject to exceptions specified in the merger agreement and in the confidential disclosure schedules, it will not, and will cause its subsidiaries not to, among other things:

•                                          change its authorized or issued capital stock; grant any stock option or right to purchase shares of its capital stock; issue any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant any registration rights; purchase, redeem or acquire any shares of its capital stock;

•                                          amend its articles of incorporation or charter (or similar organizational documents) or by-laws;

•                                          pay or increase any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the ordinary course of business or made in accordance with any then existing benefit plan;

•                                          enter into any employment consulting, non-competition, change in control, severance or similar contract with any shareholder, director, officer or employee;

•                                          adopt, amend (except for any amendment necessary to comply with any legal requirement) or terminate, or increase the payments to or benefits under, any benefit plan;

•                                          take any action that would result in damage to or destruction or loss of any of its assets or property of value greater than $100,000;

•                                          enter into, terminate or extend any joint venture or similar agreement pursuant to any contract or any similar transaction;

•                                          enter into any new, or modify, amend, renew or extend (through action or inaction) the terms of any existing lease, contract or license that has a term of more than one year or that involves the payment by any party of more than $100,000 in the aggregate;

•                                          make or commit to make any loan other than in the ordinary course of business;

•                                          make or commit to make, renew, extend the term or increase the amount of any loan, to any person if such loan or any other loans to such person or an affiliate of such person is on the “watch list” or similar internal report, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan,” except for its loan pool participation business in the ordinary course of business;

•                                          sell (other than any sale in the ordinary course of business), lease or otherwise dispose of any of its assets or properties or mortgage, pledge or allow for the imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens:  required to be granted in connection with the acceptance of government deposits; granted in connection with repurchase or reverse repurchase agreements; or otherwise incurred in the ordinary course of business;

•                                          incur any obligation or liability (fixed or contingent) other than advances from the Federal Home Loan Bank of Chicago or in the ordinary course of business;

•                                          cancel or waive any claims or rights with a value in excess of $100,000;

•                                          make any investment of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;

•                                          merge or consolidate with or into any person other than Old Second Acquisition, or acquire any stock, equity interest or business of any other person, except in connection with foreclosures or the exercise of security interests in the ordinary course of business or in a fiduciary capacity for third parties not in an individual amount in excess of $10,000 or an aggregate amount of $500,000;

•                                          borrow or loan money, or increase outstanding indebtedness, other than in the ordinary course of business;

•                                          materially change any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of HeritageBanc to respond to then current market or economic conditions or as may be required by any regulatory authorities;

•                                          file any applications for additional branches, open any new office or branch, close any current office or branch or relocate operations from existing locations;

•                                          discharge or satisfy any material lien or encumbrance on its assets or repay any material indebtedness for borrowed money, except for obligations incurred and repaid in the ordinary course of business consistent with past practice;

•                                          enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

•                                          purchase or otherwise acquire any investments, direct or indirect, in any derivative securities, financial futures or commodities or enter into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

•                                          hire any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated;

•                                          purchase securities in connection with any agreements with the Federal Home Loan Bank of Chicago;

•                                          take or allow any action that would result in the termination of HeritageBanc’s status as a validly electing S corporation; or

•                                          take or allow any action that would result in the termination of any subsidiary’s status as a qualified subchapter S subsidiary.

HeritageBanc may declare and pay to its shareholders cash dividends to the extent necessary for such shareholders to pay their respective estimated federal and state taxes on income arising from the operations of HeritageBanc.  The merger agreement otherwise generally prohibits the payment of cash dividends on HeritageBanc common stock prior to the closing date.  Old Second has agreed to pay any dividend declared in the calendar quarter in which the closing of the merger occurs to any person, including, if applicable, current HeritageBanc shareholders, who is a shareholder of Old Second common stock on the record date of such dividend.

Old Second has agreed that, until the closing of the merger, it will not, and will cause its subsidiaries not to:

•                                          amend its articles of incorporation or charter (or similar organizational documents) in any manner that would have a material adverse effect on the rights of the holders of Old Second common stock; or

•                                          make any substantial or material change, as measured on a consolidated basis, in Old Second’s usual, regular and ordinary course of business as conducted on the date of the merger agreement.

The foregoing is a summary of the types of covenants made by HeritageBanc and Old Second in the merger agreement, a copy of which is included as Appendix A, with respect to the conduct of their respective businesses  You should carefully review the entire agreement and in particular Articles 6, 7 and 8 containing the detailed covenants of the parties.

No Solicitation of Transactions

HeritageBanc has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their officers, directors, employees, agents, consultants, advisors or other representatives to, solicit, initiate or encourage any inquiries of proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any unsolicited inquiries or proposals from, any person (other than Old Second) relating to an acquisition transaction, which includes the following:

•                                          a merger or consolidation or any similar transaction of any person with either HeritageBanc or any of its subsidiaries;

•                                          a purchase, lease or other acquisition of substantially all of the assets of HeritageBanc or any of its subsidiaries;

•                                          a purchase or other acquisition of “beneficial ownership” by any person that that would cause such person or group to become the beneficial owner of securities representing a majority or more of the voting power of either HeritageBanc or any of its subsidiaries;

•                                          a tender or exchange offer to acquire securities representing a majority or more of the voting power of HeritageBanc;

•                                          a proxy or consent solicitation made to shareholders of HeritageBanc seeking proxies in opposition to any proposal relating to any aspect of the merger that has been recommended by the board of directors of HeritageBanc;

•                                          the filing of an application or notice with any regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions described above; or

•                                          the making of a bona fide proposal to HeritageBanc or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions described above.

However, if HeritageBanc receives an unsolicited proposal for an acquisition transaction from a third party, HeritageBanc may furnish information to the third party or otherwise participate in negotiations or discussions with such party if HeritageBanc’s board of directors concludes in good faith, as advised by its counsel, that the exercise of its fiduciary duties to HeritageBanc shareholders under applicable law requires it to take such action.

HeritageBanc has agreed that it will promptly notify Old Second orally of the receipt of any inquiry or proposal for an acquisition transaction.  Further, HeritageBanc has agreed that it will confirm such oral notice in writing within two business days and such written notice shall include the detail and information required by the merger agreement.

If HeritageBanc receives an acquisition proposal that its board of directors determines to be a superior or more favorable offer, prior to terminating the agreement and paying a termination fee in order to accept such offer, HeritageBanc must, among other things, provide a written notice to that effect to Old Second and allow three business days for Old Second and HeritageBanc to negotiate in good faith and make necessary adjustments in the terms and conditions of the merger agreement that would permit HeritageBanc to proceed with the transactions contemplated by the merger agreement on such adjusted terms if so elected by Old Second.  A “superior proposal” is defined in the agreement as an unsolicited proposal that the board of directors of HeritageBanc determines in good faith is on terms that are more favorable to the shareholders of HeritageBanc than the merger with Old Second.

Additional Agreements

Each of HeritageBanc and Old Second has further agreed, among other things, to:

•                                          exercise good faith and use reasonable best efforts to effect the merger;

•                                          use its best efforts to prepare and file all appropriate filings with regulatory authorities for the approval of the merger;

•                                          provide the other party with reasonable access to certain information;

•                                          give prompt notice to the other party if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•                                          maintain, consistent with past practice, an allowance for loan and lease losses that is adequate in all material respects under applicable legal requirements and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding;

•                                          consult with the other party and provide it with the opportunity to comment on and review any press release or public statements with respect to the merger agreement or the merger and not make any public statement which is in material contravention of any such press releases or public statements or the provisions of the merger agreement unless required by law;

•                                          use reasonable efforts obtain certain third-party consents and approvals; and

•                                          take such steps as may be necessary to obtain all requisite regulatory and other approvals to effect a merger between Heritage Bank and Old Second National Bank.

HeritageBanc has further agreed to:

•                                          deliver to Old Second subsequent interim financial statements and call reports and cooperate with Old Second in obtaining 2007 year-end audited financials;

•                                          convene a shareholders’ meeting and solicit the required shareholder approval of the merger;

•                                          at the request of Old Second and subject to certain conditions specified in the merger agreement, make accounting and other adjustments;

•                                          take certain actions with respect to the Heritage ESOP, including the termination of the plan prior to the closing of the merger;

•                                          obtain, or take such steps and do all things within its legal power and authority to obtain the appropriate forms, executed by all HeritageBanc shareholders, to make an election under Internal Revenue Code section 338(h)(10) and equivalent elections under applicable state tax law with respect to the merger; and

•                                          file in a timely manner all required filings with all regulatory authorities and cause such filings to be true and correct in all material respects.

Old Second has further agreed to:

•                                          authorize and reserve the maximum number of shares of Old Second common stock to be issued in the merger and use reasonable best efforts to list such shares on the NASDAQ Global Select Market;

•                                          use reasonable best efforts to prepare and file with the SEC a registration statement covering the maximum number of shares of Old Second common stock to be issued in the merger; and

•                                          use best efforts to ensure that John Ladowicz, the Chairman and Chief Executive Officer of HeritageBanc, be appointed to the board of directors of Old Second.

The foregoing is a summary of the types of additional covenants made by HeritageBanc and Old Second contained in the merger agreement, a copy of which is included as Appendix A.  You should carefully review the entire agreement and in particular Articles 6, 7 and 8 containing the detailed covenants of the parties.

Employee Benefit Matters

Old Second has agreed to offer employees of HeritageBanc and its subsidiaries who continue as employees of Old Second or its subsidiaries following the merger benefits which are substantially similar in the aggregate to the types of benefits presently offered to employees of Old Second and its subsidiaries.  All continuing employees shall receive full service credit (other than for benefit accrual purposes) for all years of employment with their prior company.

In addition, subject to Old Second’s written approval, HeritageBanc has the right to pay stay bonuses, not to exceed, in the aggregate, $300,000, to certain of its employees.  If Old Second terminates the employment of any existing full-time employee of HeritageBanc or its subsidiary, other than for cause, within one year after the completion of the merger, Old Second shall provide cash severance benefits to such former employee in an amount equal to a week’s salary for each year served at HeritageBanc or its subsidiaries, up to a maximum of 13 weeks.

HeritageBanc is obligated to terminate the Heritage ESOP prior to the closing of the merger and convert the shares held by the ESOP into rights to receive the merger consideration.

Additional agreements of Old Second and HeritageBanc with respect to various benefit and compensation matters are described under “The Merger — Interests of Certain Persons” beginning on page   .

Conditions to Completion of the Merger

The respective obligations of HeritageBanc and Old Second to complete the merger are subject to the satisfaction of certain mutual conditions, including the following:

•                                          the receipt of the required approval from HeritageBanc’s shareholders;

•                                          the absence of any proceedings challenging or preventing the merger or the bank merger;

•                                          the receipt and continued effectiveness of all consents and approvals, including regulatory approvals and the expiration of all waiting periods with respect to such approvals;

•                                          the absence of any statute, rule, regulation, injunction or other order that would prohibit either the merger or the bank merger;

•                                          the effectiveness of the registration statement registering the shares of Old Second common stock to be issued in the merger and the absence of any proceeding for the purpose of suspending such registration statement; and

•                                          the shares of Old Second common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Select Market.

In addition to the mutual conditions described above, the obligation of Old Second to complete the merger is subject to the satisfaction, unless waived by Old Second, of the following additional conditions:

•                                          HeritageBanc’s representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date (unless an earlier date is specified), subject to the materiality standard set forth in the merger agreement, and Old Second must have received a certificate from HeritageBanc to that effect;

•                                          HeritageBanc must have complied in all material respects with all obligations required to be performed by it under the merger agreement prior to the closing date, and Old Second must have received a certificate from HeritageBanc to that effect;

•                                          there must not be any event or circumstance that has had or would be reasonably likely to have a material adverse effect on HeritageBanc on a consolidated basis;

•                                          all of the requisite consents for a valid 338(h)(10) election under the Internal Revenue Code shall have been obtained;

•                                          on the closing date, HeritageBanc shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding, and with respect to such losses, no negative allowance or reserve shall have been established since September 30, 2007;

•                                          the adjusted shareholders’ equity of HeritageBanc, as calculated in the merger agreement, shall not be less than the adjusted shareholders’ equity as of September 30, 2007, as adjusted in the merger agreement;

•                                          the aggregate number of shares of HeritageBanc common stock held by shareholders exercising their dissenters’ rights does not exceed 5% of the outstanding shares of HeritageBanc common stock;

•                                          the payment of change of control payments to certain directors and officers of HeritageBanc; and

•                                          the repayment of HeritageBanc’s loan with JPMorgan Chase Bank.

In addition to the mutual conditions described above, the obligation of HeritageBanc to complete the merger is subject to the satisfaction, unless waived by HeritageBanc, of the following additional conditions:

•                                          Old Second’s representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date (unless an earlier date is specified), subject to the materiality standard set forth in the merger agreement, and HeritageBanc must have received a certificate from Old Second to that effect;

•                                          Old Second must have complied in all material respects with all obligations required to be performed by it under the merger agreement prior to the closing date, and HeritageBanc must have received a certificate from Old Second to that effect;

•                                          there must not be any fact, event or circumstance that has had or would be reasonably likely to have a material adverse effect on Old Second on a consolidated basis; and

•                                          the receipt by HeritageBanc of a fairness opinion from Stifel, Nicolaus & Company, Incorporated.

The foregoing is a summary of the types of conditions precedent to the obligations of HeritageBanc and Old Second contained in the merger agreement, a copy of which is included as Appendix A.  You should carefully review the entire agreement and in particular Articles 9 and 10, containing the detailed conditions to each party’s obligation to close.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the completion of the merger in any of the following ways:

•                                          by mutual consent of the boards of directors of Old Second and HeritageBanc;

•                                          by either Old Second or HeritageBanc if: any closing condition of the other party has not been satisfied or satisfaction of any such condition becomes impossible; the failure to satisfy such condition is reasonably likely to have a material adverse effect on the breaching party; and the non-breaching party has not waived such condition prior to the closing date;

•                                          by either Old Second or HeritageBanc if: on 30 business days notice, the other party has breached any of its covenants that would be reasonably likely to have a material adverse effect on the breaching party which has not been cured during the 30 business day period (unless such breach is the result of the terminating party failing to perform in all material respects its material obligations under the merger agreement); or if the other party has breached any of its representations and warranties that, individually or in the aggregate with other breaches, could reasonably be expected to have a material adverse effect on the breaching party and that, in the opinion of the terminating party, cannot be cured prior to May 1, 2008;

•                                          by either Old Second or HeritageBanc if there shall have occurred or been proposed any change in a legal requirement or an order by a regulatory authority that could reasonably be expected to prevent or delay consummation of the merger beyond May 1, 2008;

•                                          by either Old Second or HeritageBanc if any regulatory authority required to approve the proposed transactions has issued a final, non-appealable order denying approval of the proposed transactions, or any application, filing or notice for regulatory approval has been withdrawn at the request or recommendation of the applicable regulatory authority; provided, that the party seeking to terminate the merger agreement may not terminate the merger agreement if its failure to fulfill its obligations under the merger agreement is the cause of the denial or request to withdraw the application;

•                                          by either Old Second or HeritageBanc if the closing shall not have occurred at or before May 1, 2008; provided, that the party seeking to terminate the merger agreement may not terminate the merger agreement if its failure to fulfill its obligations under the merger agreement is the cause of the delay;

•                                          by Old Second if: HeritageBanc breaches its obligations regarding a proposal for an alternative acquisition transaction; HeritageBanc fails to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, the merger agreement and the proposed transactions; or HeritageBanc’s shareholders fail to approve the merger agreement and the proposed transactions;

•                                          by HeritageBanc, subject to the payment of the special termination fee described below, if it receives a superior proposal and has provided Old Second with a written summary of the terms of the superior proposal;

•                                          by HeritageBanc if its financial advisor has withdrawn the fairness opinion previously provided to it; and

•                                          by HeritageBanc if the final VWAP is less than $23.375 and the decrease in the 30-day volume weighted average closing price per share of Old Second common stock on the NASDAQ Global Select Market over the preceding 30 business day period is at least 15% greater than the decrease in the average trading price for a group of comparable bank holding companies over the same period of time, subject to Old Second’s right to increase the number of shares constituting the stock portion of the merger consideration.

Except as described below with respect to termination fees and confidentiality, if the merger agreement is terminated, it will become null and void, neither party shall have any liability under the merger agreement, each party shall bear their own transactional expenses incurred to date and all rights and obligations of each party under the merger agreement will cease.  However, provisions contained in the merger agreement regarding confidentiality and termination fees shall survive any such termination.

The foregoing is a summary of the termination provisions contained in the merger agreement, a copy of which is included as Appendix A.  You should carefully review the entire agreement and in particular Article 11, containing the detailed termination provisions.

Termination Fees

In the event of a termination of the merger agreement, HeritageBanc may be required to make certain payments to Old Second as described below.

•                                          If HeritageBanc terminates the merger agreement because its financial advisor has withdrawn its fairness opinion due solely to the fact that the value of Old Second common stock declines and the stock consideration to be paid in the merger is less than $43.5 million, then HeritageBanc shall pay Old Second’s transactional expenses in an amount up to $350,000.

•                                          If Old Second terminates the agreement because: HeritageBanc has breached any of its covenants that could be reasonably expected to have a material adverse effect on it and such breach has not been cured during within 30 business days (unless such breach is the result of Old Second failing to perform in all material respects its obligations under the agreement); HeritageBanc has breached any of its representations and warranties that, individually or in the aggregate with other breaches, could be reasonably expected to have a material adverse effect on it and that, in the opinion of Old Second, cannot be cured prior to May 1, 2008; HeritageBanc has breached its obligations regarding proposals for an alternative acquisition transaction or fails to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, the merger agreement and the proposed transactions; or HeritageBanc’s shareholders fail to approve the merger agreement and the proposed transactions, then HeritageBanc shall pay to Old Second its transactional expenses in an amount up to $350,000 and an additional sum of $1.5 million.

•                                          If HeritageBanc terminates the merger agreement because: HeritageBanc has received a superior acquisition proposal; or HeritageBanc’s financial advisor has withdrawn its fairness opinion due solely to the fact that the value of HeritageBanc common stock increases, then HeritageBanc shall pay to Old Second its transactional expenses in an amount up to $350,000 and an additional sum of $1.5 million.

•                                          If the agreement is terminated: (i) by Old Second because: HeritageBanc has breached any of its covenants that could be reasonably expected to have a material adverse effect on it and such breach has not been cured during within 30 business days (unless such breach is the result of Old Second failing to perform in all material respects its obligations under the agreement); HeritageBanc has breached its obligations regarding proposals for an alternative acquisition transaction or fails to call a shareholders’ meeting to vote on, and to recommend to its shareholders to vote to approve, the merger agreement and the proposed transactions; or HeritageBanc’s shareholders fail to approve the merger agreement and the proposed transactions; or (ii) by HeritageBanc because HeritageBanc has received a superior acquisition proposal; and within 12 months of any termination described in clause (i) or (ii) above, HeritageBanc enters into a definitive written agreement with respect to the acquisition of 50% or more of its outstanding shares of HeritageBanc or all or substantially all of its assets, then HeritageBanc shall pay a “special termination fee” of $2.0 million to Old Second in addition to the other applicable termination fees described above.

The HeritageBanc termination payments described above are specified in the merger agreement as liquidated damages, and receipt of such payments by Old Second will constitute Old Second’s sole remedy against HeritageBanc, its subsidiaries and their respective officers, directors, shareholders and agents for any claims arising under the merger agreement.

If HeritageBanc terminates the merger agreement because: Old Second has breached any of its covenants that could be reasonably expected to have a material adverse effect on it and such breach has not been cured within 30 business days (unless such breach is the result of HeritageBanc failing to perform in all material respects its obligations under the agreement); or Old Second has breached any of its representations and warranties that, individually or in the aggregate with other breaches, could be reasonably expected to have a material adverse effect on it and that, in the opinion of HeritageBanc, cannot be cured prior to May 1, 2008; then Old Second shall pay to HeritageBanc its transactional expenses in an amount up to $350,000 and an additional sum of $1.5 million.

The Old Second termination payments described above are specified in the merger agreement as liquidated damages, and receipt of such payments by HeritageBanc will constitute HeritageBanc’s sole remedy against Old Second, its subsidiaries and their respective officers, directors, shareholders and agents for any claims arising under the merger agreement.

The foregoing is a summary of the termination fee provisions contained in the merger agreement, a copy of which is included as Appendix A.  You should carefully review the entire agreement and in particular Article 11, containing the detailed termination fee provisions.

Waiver and Amendment

Before the effective time of the merger, any provision in the merger agreement may be waived in writing by both parties, or amended or modified by a written agreement executed by both parties, unless the amendment, modification or supplement is agreed to after approval by the shareholders of

HeritageBanc and such amendment, modification or supplement adversely affects the shareholders of HeritageBanc.

Indemnification and Insurance

Old Second has agreed that, for at least three years following the merger, it will indemnify the present and former directors, officers and employees of HeritageBanc and its subsidiaries against all liabilities arising out of matters existing or actions or omissions occurring on or prior to the closing date of the merger to the extent that such persons are entitled to indemnification under HeritageBanc’s governing documents as in effect on the date of the merger agreement.

In addition, Old Second has agreed to acquire and maintain, for a period of three years, director’s and officer’s liability insurance covering the present and former directors and officers of HeritageBanc or any of its subsidiaries for facts or events occurring at or prior to the closing date of the merger, on terms substantially similar to those of HeritageBanc’s existing insurance policies.

Expenses

Subject to the payment of termination fees in certain circumstances as described above, each of Old Second and HeritageBanc will pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, accountants and counsel.

OLD SECOND BANCORP, INC.

Description of Business

Old Second is a community-based bank holding company headquartered in Aurora, Illinois.  Old Second’s principal assets are the stock of its bank and non-bank subsidiaries.  As of September 30, 2007, Old Second reported, on a consolidated basis, total assets of approximately $2.6 billion, deposits of approximately $2.2 billion and shareholders’ equity of approximately $142.6 million.

Old Second conducts a full service community banking and trust business through its wholly-owned subsidiaries.  Old Second’s full service banking businesses include the customary consumer and commercial products and services which banks provide.  Old Second also offers a full complement of electronic banking services such as internet banking and corporate cash management, including remote deposit capture.  Commercial and consumer loans are made to corporations, partnerships and individuals, primarily on a secured basis.

Old Second’s principal operating subsidiary, Old Second National Bank, is a national bank chartered by the OCC under the National Bank Act.  Old Second National Bank operates 30 branches in the greater Chicago metropolitan area, concentrated in the western and southwestern suburbs of the city.  The deposit accounts of Old Second National Bank are insured by the FDIC’s Deposit Insurance Fund, and it is a member of the Federal Reserve System.  Old Second Financial, Inc. provides insurance agency services to individuals and corporations.  Old Second Affordable Housing Fund, L.L.C. provides down payment assistance for home ownership for qualified individuals.  Old Second Management, LLC, a wholly-owned subsidiary of Old Second National Bank, owns 100% of Old Second Realty, LLC, a real estate investment trust.

Old Second was incorporated in 1981 as a Delaware corporation.  Old Second is a registered bank holding company under the Bank Holding Company Act.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Old Second is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2006 and its Proxy Statement, filed on March 15, 2007, concerning Old Second’s 2007 annual meeting of shareholders.  These documents are incorporated by reference into this proxy statement/prospectus.  HeritageBanc shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Old Second at the address or telephone number provided under “Where You Can Find More Information” on page       .

HERITAGEBANC, INC.

General

HeritageBanc, Inc. is a community-based bank holding company headquartered in Frankfort, Illinois.  HeritageBanc has one bank subsidiary, Heritage Bank, an Illinois state commercial bank with its main office in Frankfort, Illinois.  As of September 30, 2007, Heritage Bank reported total assets of approximately $341.9 million, deposits of approximately $300.6 million and shareholders’ equity of approximately $30.0 million.  Heritage Bank operates a total of five banking centers in the southern suburbs of Chicago.  HeritageBanc has no subsidiaries other than Heritage Bank.

Heritage Bank is a community-oriented, full-service commercial bank, providing traditional banking and other financial services to individuals, small to mid-sized businesses and other organizations in the south suburban communities of Chicago Heights, Frankfort and New Lenox, Illinois, and contiguous communities.  The principal services of Heritage Bank consists of making loans to and accepting deposits from to individuals and businesses.  Heritage Bank makes loans to both individuals and commercial entities, including commercial and industrial, real estate mortgage and consumer loans.  Heritage Bank also offers a variety of deposit products such as checking accounts, NOW and Money Market accounts, savings accounts, certificates of deposit and IRA accounts to its customers.  Heritage Bank’s deposits are insured to the fullest extent provided by the Federal Deposit Insurance Corporation.

Heritage Bank was chartered as an Illinois state bank in 1958, and became a wholly-owned subsidiary of HeritageBanc upon HeritageBanc’s formation in 1969, as an Illinois corporation. HeritageBanc is a registered bank holding company under the Bank Holding Company Act.

As discussed elsewhere in this proxy statement/prospectus, on November 5, 2007, HeritageBanc entered into an Agreement and Plan of Merger with Old Second, pursuant to which Old Second Acquisition will merge with and into HeritageBanc, with HeritageBanc as the surviving corporation.  It also is contemplated that at or after the effective time of the merger, Heritage Bank will be merged into Old Second National Bank and the combined bank will operate under the name “Old Second National Bank.”  The merger is expected to occur in the first quarter of 2008, subject to, among other things, regulatory and shareholder approval.

Market Area

HeritageBanc and Heritage Bank operate in the south suburban communities of Chicago Heights, Frankfort and New Lenox, Illinois, and contiguous communities.  These communities are located in Will County and the southwestern part of Cook County, Illinois.  The principal offices of HeritageBanc and Heritage Bank currently occupy the same complex in downtown Frankfort.

The village of Frankfort is located in Will County, in north-eastern Illinois, approximately 33 miles southwest of Chicago, Illinois, and has a population of approximately 15,000.  In addition to its main banking office, Heritage Bank operates four branch offices.  All of these banking centers are also located in Will County, with the exception of one that is located in Chicago Heights, Illinois (Cook County), which is approximately 11 miles east of Frankfort.  Heritage Bank operates two of these banking centers in Berkot’s Super Foods grocery store locations in New Lenox and Mokena.  The Chicago Heights branch was constructed in 1958 and is the only branch office located in Cook County.  Heritage Bank also recently entered into an agreement to buy land in Orland Park, Illinois for the purpose of opening an additional branch at that location.  A branch in Orland Park, located directly northeast of Frankfort, would allow Heritage Bank to expand its market area in the southwestern part of Cook County.

Lending Activities

General

Heritage Bank provides a range of commercial and retail lending services to businesses and individuals.  These credit activities include commercial and industrial, construction and land development, residential real estate and consumer loans.

Heritage Bank markets its services to qualified lending customers.  Lending officers actively solicit the business of new companies entering their market areas as well as long-standing members of the banks’ respective business communities.  Through professional service, competitive pricing and innovative structure, Heritage Bank has historically been successful in attracting new lending customers.  Heritage Bank also actively pursues consumer lending opportunities.  With convenient locations, advertising and customer communications, Heritage Bank has been successful in capitalizing on the credit needs of its market area.

Commercial and Industrial Loans

Heritage Bank has a strong commercial loan base.  As of September 30, 2007, Heritage Bank had $49.1 million in commercial and industrial loans outstanding, which represented approximately 17.6% of HeritageBanc’s consolidated loan portfolio.  Heritage Bank focuses on, and tailors its commercial loan program to, small to mid-sized businesses in its market area.  Heritage Bank’s current portfolio includes, but is not limited to, loans to wholesalers, manufacturers, contractors, business services companies and retailers.  Heritage Bank provides a wide range of business loans, including lines of credit for working capital and operational purposes and term loans for the acquisition of equipment.  Although most loans are made on a secured basis, loans may be made on an unsecured basis where warranted by the overall financial condition of the borrower.  Terms of commercial business loans generally range from one to five years.

Heritage Bank’s commercial and industrial loans are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower.  The collateral support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists.  The primary repayment risks of commercial loans are that the cash flows of the borrower may be unpredictable and the collateral securing these loans may fluctuate in value.

Real Estate Mortgage Loans

Heritage Bank offers residential and commercial real estate mortgage loans.  As of September 30, 2007, Heritage Bank had $145.4 million in combined residential and commercial mortgage loans outstanding, which represented approximately 52.1% of HeritageBanc’s consolidated loan portfolio.

HeritageBanc offers mortgage loans to its individual customers primarily for the purchase of primary residences.  Heritage Bank offers mortgage loans to its commercial customers for the acquisition or refinancing of commercial, industrial or income property, such as offices, warehouses, and production facilities, and to real estate investors for the acquisition of apartment buildings, retail centers, office buildings and other commercial buildings.

Construction and Land Development Loans.

Heritage Bank offers loans to real estate developers and building contractors for the acquisition of land for development and the construction of homes and commercial properties.  As of September 30, 2007, Heritage Bank had $83.7 million in construction and land development loans outstanding, which represented approximately 30.0% of HeritageBanc’s consolidated loan portfolio.  Construction and land development loans generally have a short term, such as one to two years.

Consumer Loans

Heritage Bank provides all types of consumer loans, including personal (secured), automobile and home improvement loans.  As of September 30, 2007, Heritage Bank had $1.1 million in consumer loans outstanding, which represented approximately 0.4% of HeritageBanc’s consolidated loan portfolio.  Consumer loans typically have shorter terms, lower balances, higher yields and higher risks of default than one- to four-family residential real estate mortgage loans.  Consumer loan collections are dependent on the borrower’s continuing financial stability, and are therefore more likely to be affected by adverse personal circumstances.

Competition

HeritageBanc competes in the commercial banking industry through Heritage Bank.  This industry is highly competitive, and Heritage Bank faces strong direct competition for deposits, loans, and other financial-related services.  Heritage Bank’s offices in Will and Cook counties in southern Illinois compete with other commercial banks, thrifts and credit unions.  Some of these competitors are local, while others are statewide or nationwide.  HeritageBanc competes for loans principally through the range and quality of the services it provides, with an emphasis on building long-lasting relationships.  HeritageBanc’s strategy is to provide its customers with excellent customer service.  HeritageBanc believes that its long-standing presence in the community and personal service philosophy enhance its ability to compete favorably in attracting and retaining individual and business customers.  HeritageBanc actively solicits deposit-oriented clients and competes for deposits by offering its customers personal attention, professional service and competitive interest rates.

Employees

As of September 30, 2007, HeritageBanc had 83 full-time equivalent employees.  HeritageBanc places a high priority on staff development, which involves extensive training, including customer service training.  None of HeritageBanc’s employees are covered by a collective bargaining agreement with HeritageBanc or Heritage Bank.  HeritageBanc currently offers a variety of employee benefits, including an Employee Stock Ownership Plan (although such plan will be terminated in connection with the merger), and management considers its employee relations to be good.

Security Ownership of Directors, Executive Officers and 5% Shareholders

The following table sets forth certain information as of                         , 2008, with respect to the common stock beneficially owned by each existing director and executive officer of HeritageBanc, by each nominee, by all executive officers and directors as a group and by each shareholder known by HeritageBanc to be the beneficial owner of more than 5% of the common stock.  As of                     , 2008, HeritageBanc had 8,323 shares of common stock outstanding, each share of which is entitled to one vote on all matters.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(1)(2)
Brian W. Bell	150	1.8%
James H. Camino(3)	813	9.8%
John Ladowicz(4)	1,683	20.2%
Patrick J. Roe(5)	1,119	13.4%
James M. Zavesky(6)	217	2.6%
Executive Officers and Directors as a group (5 persons)	3,982	47.8%
Heritage Employee Stock Ownership Plan (ESOP)(7)	4,000	48.1%

(1)                                  Amounts reported include shares held directly, as well as shares deemed to be otherwise beneficially owned by each person under applicable securities law regulations, including shares allocated to such person’s account by the Heritage ESOP.  A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power or investment power with respect to the security.  Voting power includes the power to vote or to direct the voting of the security.  Investment power includes the power to dispose or to direct the disposition of the security.  Inclusion of shares shall not constitute an admission of beneficial ownership or voting and sole investment power over such shares.

(2)                                  As of December 31, 2006, the Heritage ESOP owned 4,000 shares of HeritageBanc common stock.  The table includes shares of HeritageBanc common stock attributable to the Heritage ESOP accounts of the persons and groups listed.  All Heritage ESOP share amounts disclosed in the footnotes to this table are as of December 31, 2006.

(3)                                  Includes 509 shares held in trust, over which Mr. Camino exercises voting and investment power as trustee, and 304 shares held in trust by Mr. Camino’s spouse, over which Mr. Camino’s spouse exercises voting and investment power as trustee.

(4)                                  Includes 810 shares held in trust, over which Mr. Ladowicz and his spouse exercise shared voting and investment power as co-trustees, 848 shares held through the Heritage ESOP and 25 shares of restricted stock issued pursuant to the Heritage Bank 2006 Restricted Stock Plan.  Excludes 48 shares held in trust, over which Mr. Ladowicz’s adult children exercise voting and investment power as trustees.

(5)                                  Includes 463 shares held in trust, over which Mr. Roe exercises voting and investment power as trustee, 145 shares held in trust by Mr. Roe’s spouse, over which Mr. Roe’s spouse exercises voting and investment power as trustee, 486 shares held through the Heritage ESOP and 25 shares of restricted stock issued pursuant to the Heritage Bank 2006 Restricted Stock Plan.

(6)                                  All 217 shares are held in trust, over which Mr. Zavesky exercises voting and investment power as trustee.

(7)                                  Includes approximately 776 shares which have not been allocated to the accounts of the Heritage ESOP participants as of December 31, 2006.  Pursuant to the merger agreement, prior to the closing of the merger, HeritageBanc is obligated to terminate the Heritage ESOP, allocate the unallocated shares (after payment of outstanding indebtedness of the Heritage ESOP) to the accounts of the Heritage ESOP participants and convert the shares held by the ESOP into rights to receive the merger consideration.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

General

HeritageBanc is an Illinois corporation governed by Illinois law and HeritageBanc’s articles of incorporation and by-laws.  Old Second is a Delaware corporation governed by Delaware law and Old Second’s restated certificate of incorporation and bylaws.

In the merger, many shareholders of HeritageBanc will receive shares of Old Second common stock that will include all rights attaching to shares of Old Second common stock.  There are significant differences between the rights of HeritageBanc’s shareholders and the rights of Old Second’s shareholders.  The following is a summary of the principal differences between those rights.

The following summary is not intended to be complete and is qualified in its entirety by reference to the IBCA and the Delaware General Corporation Law, or the DGCL, as well as HeritageBanc’s articles of incorporation and by-laws and Old Second’s restated certificate of incorporation and bylaws.

Anti-Takeover Provisions Generally

Old Second’s restated certificate of incorporation and bylaws contain provisions designed to assist Old Second’s board of directors in playing a role in any attempt by a group or person to acquire control of Old Second.  These provisions are intended to enable Old Second’s board of directors to protect the interests of Old Second and its shareholders under certain circumstances. Aided by these provisions, Old Second may determine that a sale of control is in the best interests of Old Second’s shareholders or will enhance the board’s ability to maximize the value to be received by the shareholders upon a sale of control of Old Second.

Although Old Second’s management believes that these provisions are beneficial to Old Second’s shareholders, they may also tend to discourage some takeover bids. As a result, Old Second’s shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Old Second may be able to avoid those expenditures of time and money.

These provisions may also discourage open market purchases of Old Second common stock by a company that may desire to acquire Old Second.  Those purchases may increase the market price of Old Second common stock temporarily and enable shareholders to sell their shares at a price higher than they might otherwise obtain. In addition, these provisions may decrease the market price of Old Second common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts.  The provisions may also make it more difficult and time consuming for a potential acquiror to obtain control of Old Second through replacing the board of directors and management.  Furthermore, the provisions may make it more difficult for Old Second’s shareholders to replace the board of directors or management, even if a majority of the shareholders believe that replacing the board of directors or management is in the best interests of Old Second. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

Authorized Capital Stock

Old Second.  Old Second is authorized to issue 20,000,000 shares of common stock, $1.00 par value per share, and 300,000 shares of preferred stock, $1.00 par value per share.  As of               , 2008,                            shares of Old Second common stock were issued and outstanding, and                      shares were held by Old Second as treasury shares.  No shares of Old Second preferred stock are issued and outstanding.

Under Old Second’s restated certificate of incorporation, Old Second’s board of directors is authorized to issue preferred stock from time to time in one or more series, subject to applicable provisions of law.  The board of directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights and conversion rights.  In the event of a proposed merger, tender offer or other attempt to gain control of Old Second that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction.  If Old Second issues any preferred stock that disparately reduces the voting rights of the common stock, the common stock may be required to be delisted from the NASDAQ Global Select Market.  An effect of the issuance of preferred stock, therefore, may be to deter a future takeover attempt.  Under a certificate of designation, 10,000 shares of Old Second preferred stock have been designated as Series A Junior Participating Preferred Stock.

HeritageBanc.  HeritageBanc is authorized to issue 75,000 shares of common stock, $20.00 par value per share, and 600 shares of Series A Non-Cumulative Preferred Stock, $0.01 par value per share. As of                 , 2008, 8,323 shares of HeritageBanc common stock were issued, including 150 shares that are were issued as restricted shares pursuant to the Heritage Bank 2006 Restricted Stock Plan.  No shares of HeritageBanc preferred stock are issued and outstanding.

HeritageBanc’s board of directors does not have the same powers with respect to the issuance of preferred stock as does Old Second’s board of directors.  The designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights and conversion rights, have been fixed in HeritageBanc’s articles of incorporation.

Voting Rights

Old Second.  Generally, holders of Old Second common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

As stated above, Old Second’s board of directors is authorized to issue up to 300,000 shares of preferred stock and may designate various characteristics and rights of Old Second preferred stock, including voting rights.  Old Second’s board of directors may also authorize the conversion of shares of other classes of Old Second preferred stock into any number of shares of Old Second common stock and thus dilute the voting power of the outstanding shares of Old Second common stock.  Therefore, subject to the board’s fiduciary duties, Old Second could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Old Second.

Old Second’s restated certificate of incorporation does not provide for cumulative voting rights in the election of directors.

HeritageBanc.  Generally, holders of HeritageBanc common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

As stated above, HeritageBanc’s board of directors is authorized to issue up to 600 shares of preferred stock, however, pursuant to the articles of incorporation, such shares are non-voting, except as required by the IBCA.

HeritageBanc’s articles of incorporation do not provide for cumulative voting rights in the election of directors.

Rights Plan

Old Second.  Old Second has a shareholder rights plan that was adopted on September 17, 2002.  The Plan provided for the distribution of one right on October 10, 2002, for each share of the Company’s outstanding common stock as of September 27, 2002.  The rights have no immediate economic value to shareholders because they cannot be exercised unless and until a person, group or entity acquires 15% or more of Old Second’s common stock or announces a tender offer.  The shareholder rights plan also permits the Old Second’s board of directors to redeem each right for one cent under various circumstances.  In general, the shareholder rights plan provides that if a person, group or entity acquires a 15% or larger stake in Old Second or announces a tender offer, and Old Second’s board of directors chooses not to redeem the rights, all holders of rights, other than the 15% shareholder, will be able to purchase a certain amount of Old Second’s common stock for half of its market price.  If triggered, the shareholder rights plan would cause substantial dilution to a person or group of persons that acquires 15% or more of Old Second’s common stock on terms not approved by its board of directors.  This shareholder rights plan could discourage or make more difficult a merger, tender offer or similar transaction with Old Second.

HeritageBanc.  HeritageBanc does not have a shareholder rights plan.

Classification of Board of Directors

Old Second.  Old Second’s restated certificate of incorporation provides for the division of its board of directors into three classes of approximately equal size.  Old Second’s directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year.  This board classification may make it more difficult for a shareholder to acquire immediate control of Old Second and remove management by means of a proxy contest.  Because the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections would be necessary for shareholders to replace a majority of Old Second’s directors, while a majority of directors of a non-classified board could be replaced in one annual meeting.

HeritageBanc.  HeritageBanc’s articles of incorporation do not provide for a classified board.

Size of the Board of Directors; Vacancies; Removal

Old Second.  Old Second’s restated certificate of incorporation provides that the size of the board of directors shall consist of not less than five nor more than 25 directors.  The bylaws provide that any vacancy occurring in the number of directors may be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

Under the DGCL, members of a classified board of directors may only be removed for cause, unless the certificate of incorporation provides otherwise.  Old Second’s restated certificate of incorporation provides that a director may only be removed for cause, and then only by the affirmative vote of holders of at least two thirds of the shares eligible to vote.  Old Second’s certificate of incorporation does not include a definition of “cause.”  The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder.  This provision may have the effect of impeding efforts to gain control of the board of directors by anyone who obtains a controlling interest in Old Second’s outstanding common stock.

HeritageBanc.  HeritageBanc’s by-laws provide that the size of the board of directors is fixed at five directors.  The articles of incorporation and bylaws also provide that any vacancy occurring on the board of directors may be filled for the remainder of the unexpired term by a majority vote of the directors then in office.  HeritageBanc’s by-laws provide that a director may be removed with or without cause by a majority vote of the shareholders.

Shareholder Nominations and Proposals

Old Second.  Old Second’s restated certificate of incorporation provides that nominations for election to Old Second’s board of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in the restated certificate of incorporation.  The shareholder’s notice must set forth, as to each person the shareholder proposes to nominate for election or re-election as a director, such person’s name and address, qualifications and the number of shares of Old Second’s capital stock owned by such nominee and the shareholder giving the notice.

Old Second’s bylaws do not set forth a procedure to be followed by a shareholder that wishes to bring business before the annual meeting.

HeritageBanc. HeritageBanc’s by-laws provide that nominations for election to HeritageBanc’s board of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in the by-laws.  The shareholder’s notice must set forth, as to each person the shareholder proposes to nominate for election or re-election as a director, such person’s name and address, qualifications, the total number of shares to be voted for the proposed nominee, and, as to the shareholder giving the notice, his or her name and address, and the number of shares of HeritageBanc’s capital stock owned by the nominating shareholder.

HeritageBanc’s by-laws do not set forth a procedure to be followed by a shareholder that wishes to bring business before the annual meeting.

Special Meetings of Shareholders

Old Second.  Old Second’s bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board, President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of shareholders owning at least 50% of the issued and outstanding voting shares.

HeritageBanc.  HeritageBanc’s by-laws provide that special meetings may be called by the Chairman of the Board, the President, the board of directors or by holders of at least one-fifth of the outstanding shares of HeritageBanc.

Action by Written Consent

Old Second.  Old Second’s restated certificate of incorporation prohibits its shareholders from taking action by written consent, without a meeting.

HeritageBanc.  HeritageBanc’s by-laws permit its shareholders to take action by written consent, without a meeting.

Dividends

Old Second.  Generally, Old Second’s ability to pay dividends is governed by Delaware corporate law.  Under Delaware corporate law, unless there are restrictions in the corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding years.  Dividends may not be declared, however, if the corporation’s capital is less than the amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Old Second shareholders are entitled to dividends as and when declared by the board of directors.

HeritageBanc.  HeritageBanc’s ability to pay dividends on its common stock is governed by Illinois corporate law.  Under Illinois corporate law, dividends may be paid so long as after giving effect to their payment, the corporation would not be insolvent and the corporation’s net assets would not be less than zero or less than the maximum amount necessary at the time of payment of the dividends to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the dividends.

Most of the revenues of both Old Second and HeritageBanc available for the payment of dividends derive from amounts paid to them by their respective banking subsidiaries.  There are various statutory limitations that limit the ability of these subsidiaries to pay dividends to the holding companies.

Evaluation of Proposals

Old Second.  Old Second’s restated certificate of incorporation provides that the board of directors, when evaluating any offer by another person to: make a tender or exchange offer for any equity security; merge or consolidate Old Second with another corporation or entity; or purchase or otherwise acquire all or substantially all of the assets of Old Second, may, in connection with the exercise of its judgment in determining what is in the best interests of Old Second and its shareholders, give consideration to all relevant factors, including: the adequacy of the amount of consideration to be paid; the social and economic effect of the transaction on Old Second and Old Second’s employees, depositors, customers and creditors and those of its subsidiaries and the communities in which Old Second and its subsidiaries operate or are located; the business and financial condition and prospects of the acquiring party, and the possible effect of such conditions on Old Second, its subsidiaries and other elements of the communities in which Old Second and its subsidiaries operate or are located; the competence, experience and integrity of the acquiring person and or its management; and any antitrust or other legal or regulatory issues raised by the transaction.

HeritageBanc.  HeritageBanc’s articles of incorporation do not contain any provisions regarding the evaluation of acquisition proposals.

Special Voting Requirements; Business Combinations

Old Second.  Old Second’s restated certificate of incorporation requires that certain business combinations between Old Second (or any majority-owned subsidiary) and a more than 5% shareholder either:

•                                          be approved by holders of at least 75% of the voting power of all outstanding capital stock entitled to vote on the business combination;

•                                          be approved by at least a majority of the continuing board of directors, meaning persons serving prior to the 5% shareholder becoming a 5% shareholder, and be approved by holders of a majority of the total number of outstanding voting shares; or

•                                          meet certain price conditions, and be approved by holders of a majority of the total number of outstanding voting shares.

In addition, Section 203(a) of the DGCL prohibits Old Second from engaging in a business combination, as defined by the DGCL, with an interested shareholder, defined as a person who owns, directly or indirectly, 15% or more of Old Second’s voting stock, for a three year period from the date the person became an interested shareholder, referred to as the acquisition date, unless:

•                                          prior to the acquisition date the Old Second board approved the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•                                          upon completion of the transaction in which the shareholder became an interested shareholder, the shareholder owns at least 85% of Old Second’s voting stock, excluding stock held by persons who are directors and also officers and employee stock plans in which the participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or

•                                          on or after the acquisition date, the business combination is approved by the Old Second board and by the Old Second shareholders, at a meeting duly called for that purpose, provided that shareholders owning at least two-thirds of Old Second’s voting stock approve the business combination.  When determining whether this two-thirds vote requirement has been satisfied, voting stock held by the interested shareholder is not included.

HeritageBanc.  Subject to contrary provisions in a corporation’s articles of incorporation, the IBCA provides that a corporation may engage in any merger, consolidation or a sale or lease of all or substantially all of its assets if such transaction is approved by the corporation’s board of directors and by the vote of at least two-thirds of the votes of the shares entitled to vote thereon.  HeritageBanc’s articles of incorporation do not provide for a different voting standard.

Amendment of Charter Documents

Old Second.  The DGCL provides that amendments to a corporation’s certificate must be approved by holders of a majority of the outstanding stock entitled to vote on the amendment.  Old Second’s restated certificate of incorporation may be amended in the manner prescribed by the DGCL.  In addition, amendments altering or changing certain provisions of Old Second’s restated certificate of incorporation, including provisions regarding cumulative voting, directors, approval of certain business combinations, considerations in evaluating acquisition proposals, restrictions on repurchase of voting shares and amendment of the charter, require the affirmative vote of at least 75% of the voting power of all outstanding capital stock of Old Second.

The DGCL states that the power to adopt, amend or repeal bylaws resides in the shareholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer a concurrent power upon the board of directors.  Old Second’s bylaws may be amended by a majority vote of the board of directors.

HeritageBanc.  Generally, HeritageBanc may amend it articles in the manner permitted by Illinois law.  The IBCA provides that a corporation’s articles may be amended by holders of two-thirds or more of the shares entitled to be voted on an amendment, unless the corporation’s articles provide otherwise.  HeritageBanc’s articles do not provide for a different voting standard.

The IBCA states that unless the power to alter, amend or repeal the by-laws is reserved to the shareholders by the articles of incorporation, the by-laws may be altered, amended or repealed by the shareholders or the board of directors.  HeritageBanc’s articles of incorporation provide that the by-laws may be amended by a majority vote of the board of directors.

Limitations on Director Liability

Old Second.  Old Second’s restated certificate of incorporation provides that a director will not be personally liable to Old Second or its shareholders for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.  The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                                          for any breach of the director’s duty of loyalty;

•                                          for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•                                          under Section 174 of the DGCL, which relates to unlawful payment of dividends or unlawful stock purchase or redemption and expressly sets forth a negligence standard with respect to such liability; and

•                                          for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to further limit or eliminate the personal liability of directors, then the liability of directors of Old Second will be limited or eliminated to the fullest extent permitted by the DGCL as so amended.

HeritageBanc.  The articles of incorporation of HeritageBanc provide that a director will not be personally liable to HeritageBanc or its shareholders for any breach of fiduciary duty as a director to the fullest extent permitted by the IBCA.  The IBCA provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                                          for any breach of the director’s duty of loyalty to HeritageBanc or its shareholders;

•                                          for acts or omissions not in good faith that involve intentional misconduct or knowing violation of the law;

•                                          under Section 8.65 of the IBCA, which relates to unlawful payment of dividends and liability of directors upon dissolution for failing to give proper notice to creditors or for continuing the business of the corporation (outside of necessary winding-up) subsequent to filing by the Secretary of State of articles of dissolution; or

•                                          for any transaction from which the director derived any improper benefit.

If the IBCA is amended to further limit or eliminate the personal liability of directors, then the liability of directors of HeritageBanc will be limited or eliminated to the fullest extent permitted by the IBCA as so amended.

Indemnification

Old Second.  The Old Second’s restated certificate of incorporation provides that Old Second must indemnify, to the fullest extent permitted by Section 145 of the DGCL.  Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under Delaware law, Old Second may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Old Second or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any expense or loss, whether or not Old Second would have the power to indemnify such person under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Old Second under the provisions described above, Old Second has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

HeritageBanc.  Illinois law is substantially the same as Delaware law in this area.  HeritageBanc’s by-laws provide that the corporation shall indemnify who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

HeritageBanc’s by-laws provide that the corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of HeritageBanc or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not HeritageBanc would have the power to indemnify such person under its by-laws.

Dissenters’ Rights

Old Second.  Under Section 262 of the DGCL, shareholders of a Delaware corporation generally are entitled to dissent from a merger or consolidation and receive payment in cash of the fair value of their stock, as determined by the Delaware Court of Chancery.  However, dissenters’ rights are not granted under Delaware law with respect to any transaction involving the sale, lease or exchange of substantially all of the assets of a corporation.  In addition, dissenters’ rights are not available in certain circumstances with respect to shares of stock that are listed on a national securities exchange, such as the shares of Old Second common stock.  Old Second’s restated certificate of incorporation and bylaws do not provide for any additional dissenters’ rights.

HeritageBanc.  Under the IBCA, a shareholder is generally entitled to dissent from certain corporate actions and receive payment in cash for the fair value of his or her shares in certain events.  These events generally include:

•                                          mergers or share exchanges if the shareholder is entitled to vote on the transaction;

•                                          sales, leases or exchanges of all or substantially all of the corporation’s assets;

•                                          certain types of amendments of the corporation’s articles that materially and adversely affect a shareholder’s rights; or

•                                          other corporate actions taken pursuant to a shareholder vote, to the extent that the articles of incorporation, bylaws or a resolution of the board provide for dissenters’ rights.

HeritageBanc’s articles and by-laws do not provide for any additional dissenters’ rights.  See “The Merger—Dissenters’ Rights” for additional information.

SHAREHOLDER PROPOSALS

It is not currently anticipated that HeritageBanc will hold its annual meeting in 2008 unless the merger has not been completed or the merger agreement has been terminated.

LEGAL MATTERS

The validity of the Old Second common stock to be issued in connection with the merger will be passed upon by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Old Second for the year ended December 31, 2006, incorporated in this proxy statement/prospectus by reference from Old Second’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon included in Old Second’s Annual Report on Form 10-K, and are incorporated by reference herein in reliance upon such report given on the authority of Grant Thornton LLP as experts in accounting and auditing.

The consolidated financial statements of Old Second for the years ended December 31, 2005 and 2004, incorporated in this proxy statement/prospectus by reference from Old Second’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included in Old Second’s Annual Report on Form 10-K, and are incorporated by reference herein in reliance upon such report given on the authority of Ernst & Young as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Old Second files annual, quarterly and current reports, proxy statements and other information electronically with the SEC.  These filings are available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document Old Second files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.  Old Second’s SEC filings are also available on its Web site at http://www. o2bancorp.com and the NASDAQ Stock Market website at http://www.nasdaq.com.

Old Second filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Old Second common stock to be issued to Old Second’s shareholders upon completion of the merger.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Old Second in addition to being a proxy statement of HeritageBanc for its special meeting.  As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement.  The additional information may be inspected and copied as set forth above.

The SEC allows Old Second to “incorporate by reference” information into this proxy statement/prospectus.  This means that Old Second can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Old Second has previously filed with the SEC (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act) and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this proxy statement/prospectus and before the HeritageBanc special meeting:

•                                          Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•                                          Proxy Statement in connection with Old Second’s 2007 annual meeting of shareholders, filed on March 15, 2007;

•                                          Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•                                          Current Reports on Form 8-K, as filed on January 19, 2007, February 14, 2007, March 21, 2007, March 27, 2007, April 17, 2007, April 20, 2007, May 2, 2007, June 20, 2007, July 20, 2007, August 13, 2007, September 19, 2007, September 20, 2007, October 19, 2007 and November 6, 2007;

•                                          The description of the Company’s common stock included in the Company’s Amendment No. 1 to the Form S-14 Registration Statement filed with the SEC on January 22, 1982 (File No. 2-75587) and the description of preferred share purchase rights included in the Company’s Form 8-A filed with the SEC on September 20, 2002 (File No. 0-10537).

Documents filed by Old Second and incorporated into this proxy statement/prospectus by reference are available to you without charge upon written or oral request made to Old Second Bancorp, Inc., Attention: Investor Relations, 37 S. River Street, Aurora, Illinois 60506, Phone: (630) 892-0202.  If you would like to request documents, please do so by                   , 2008, to receive them before the special meeting.

All information contained in this proxy statement/prospectus with respect to Old Second was supplied by Old Second, and all information contained in this proxy statement/prospectus with respect to HeritageBanc was supplied by HeritageBanc.

In deciding how to vote on the merger agreement and the merger, you should rely only on the information contained or incorporated by reference in this proxy statement/prospectus, including the appendices.  Neither Old Second nor HeritageBanc has authorized any person to provide you with any information that is different from what is contained in this proxy statement/prospectus.  This proxy statement/prospectus is dated          , 2008.  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement/prospectus nor the issuance to you of shares of Old Second common stock will create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

AMONG

OLD SECOND BANCORP, INC.,

OLD SECOND ACQUISITION, INC.

AND

HERITAGEBANC, INC.

NOVEMBER 5, 2007

i

v

*      *      *      *      *

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of November 5, 2007, among Old Second Bancorp, Inc., a Delaware corporation (“Old Second”), Old Second Acquisition, Inc., a Delaware corporation (“Old Second Acquisition, Inc.”) and HeritageBanc, Inc., an Illinois corporation (“HeritageBanc”).

RECITALS

A.            The Boards of Directors of HeritageBanc, Old Second and Old Second Acquisition, Inc. have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for herein in which HeritageBanc and Old Second will affiliate in a merger transaction (the “Merger”) whereby Old Second Acquisition, Inc., a newly formed and wholly owned subsidiary of Old Second, and HeritageBanc shall merge under applicable law, and HeritageBanc shall be the surviving corporation (the “Surviving Corporation”).

B.            The Boards of Directors of HeritageBanc, Old Second and Old Second Acquisition, Inc. have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals.

C.            Pursuant to the terms of this Agreement, each outstanding share of the common stock of HeritageBanc, $20.00 par value per share (“HeritageBanc Common Stock”), shall be converted at the Effective Time (as hereinafter defined) of the Merger into the right to receive cash and shares of common stock of Old Second, $1.00 par value per share (“Old Second Common Stock”), or a combination thereof as provided in this Agreement.

D.            The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)           “Acquisition Transaction” means, with respect to HeritageBanc any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with either HeritageBanc or any HeritageBanc Subsidiary (ii) a purchase, lease or other acquisition of all or substantially all the assets of HeritageBanc or any HeritageBanc

Subsidiary of such Person; (iii) a purchase or other acquisition of “beneficial ownership” by any Person that would cause such person or group to become the beneficial owner of securities representing a majority or more of the voting power of either HeritageBanc or any Heritage Bank Subsidiary; (iv) a tender or exchange offer to acquire securities representing a majority or more of the voting power of HeritageBanc; (v) a proxy or consent solicitation made to shareholders of HeritageBanc seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of HeritageBanc; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to HeritageBanc or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

(b)           “Adjusted Stockholders’ Equity” means the consolidated tangible stockholders’ equity of HeritageBanc, calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of HeritageBanc for all periods ending on or prior to the close of business on the third Business Day preceding the Closing Date, but adjusted to exclude: (i) the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by HeritageBanc or Heritage Bank in connection with this Agreement and the Contemplated Transactions, including HeritageBanc Transactional Expenses and the amounts listed on Schedule 4.28 in connection with payments to Messrs. Ladowicz and Roe; (ii) any realized gains or losses resulting from sales of investment securities effected by HeritageBanc or any HeritageBanc Subsidiary between January 1, 2007 and the Closing Date; (iii) any realized gains on the sale of any branch or on any other extraordinary sales; (iv) any adjustments made in accordance with Statement of Financial Standard No. 115; and (v) any accounting or other adjustments made pursuant to Section 6.11. HeritageBanc’s Adjusted Stockholders’ Equity shall be calculated by HeritageBanc as of the close of business on the third Business Day preceding the Closing Date using reasonable estimates of revenues and expenses where actual amounts are not available. Not later than the second Business Day prior to the Closing, such calculation shall be delivered to Old Second accompanied by appropriate supporting detail, and shall be subject to verification and approval by Old Second, which approval shall not be unreasonably withheld.

(c)           “Affiliate” means with respect to:

(i)        a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)       a specified Person other than an individual:  (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

(d)           “Bank Merger” means the merger of Heritage Bank with and into, and under the charter of, Old Second Bank.

(e)           “Business Day” means any day on which the trading of stock occurs on the Nasdaq Global Market.

(f)            “Call Reports” means the quarterly reports of income and condition required to be filed with the FDIC.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the Bank Merger; (iii) the performance by Old Second, Old Second Acquisition, Inc. and HeritageBanc of their respective covenants and obligations under this Agreement; and (iv) Old Second’s payment of cash and issuance of shares of Old Second Common Stock pursuant to the Registration Statement in exchange for shares of HeritageBanc Common Stock.

(i)            “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(j)            “CRA” means the Community Reinvestment Act, as amended.

(k)           “DGCL” means the Delaware General Corporation Law, as amended.

(l)            “Division” means the Illinois Division of Banking.

(m)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)           “Family” means with respect to an individual:  (i) the individual; (ii) the individual’s spouse and any former spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other individual who resides with such individual.

(p)           “FDIC” means the Federal Deposit Insurance Corporation.

(q)           “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(r)            “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(s)           “Heritage ESOP” means the Heritage Employee Stock Ownership Plan.

(t)            “HeritageBanc Subsidiary” means any Subsidiary of HeritageBanc, including Heritage Bank.

(u)           “HeritageBanc Transactional Expenses” means all transaction costs of HeritageBanc necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by HeritageBanc in connection with this Agreement and the Contemplated Transactions, HeritageBanc’s costs of preparing, printing and mailing the Proxy Statement-Prospectus (as defined below) and all other non-payroll related costs and expenses in each case incurred or to be incurred by HeritageBanc through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other similar benefit plans of HeritageBanc).

(v)           “Heritage Bank” means Heritage Bank, an Illinois state chartered commercial bank with its main office located in Frankfort, Illinois, and a wholly-owned subsidiary of HeritageBanc.

(w)          “Illinois BCA” means the Illinois Business Corporation Act, as amended.

(x)            “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the executive officers of Old Second or HeritageBanc, as the context requires.

(y)           “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(z)            “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) changes in Legal Requirements generally affecting the banking and bank holding company businesses and the interpretation of such Legal Requirements by courts or governmental authorities, (B) changes in GAAP or regulatory accounting requirements generally affecting the banking and bank holding company businesses,

(C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, not specifically related to HeritageBanc or Old Second or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the Contemplated Transactions, (E) the announcement of this Agreement and the Contemplated Transactions, and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.

(aa)         “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

(bb)         “Merger Consideration Note” means a secured promissory note in a principal amount equal to the aggregate Cash Consideration, in the form attached as Exhibit A.

(cc)         “OCC” means the Office of the Comptroller of the Currency.

(dd)         “Old Second Bank” means Old Second National Bank, a federally chartered commercial bank with its main office located in Aurora, Illinois and a wholly-owned subsidiary of Old Second.

(ee)         “Old Second 401(k) Plan” means the Old Second Bancorp, Inc. Employees’ 401(k) Savings Plan and Trust.

(ff)           “Old Second SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Old Second with the SEC.

(gg)         “Old Second Subsidiary” means any Subsidiary of Old Second, including Old Second Acquisition, Inc. and Old Second Bank.

(hh)         “Old Second Transactional Expenses” means all transaction costs of Old Second necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Old Second in connection with this Agreement and the Contemplated Transactions, Old Second’s costs of obtaining financing, preparing the Registration Statement and all other non-payroll related costs and expenses in each case incurred or to be incurred by Old Second through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other similar benefit plans of Old Second).

(ii)           “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(jj)           “Ordinary Course of Business” means any action taken by a Person only if such action:

(i)        is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)       is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)      is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(kk)         “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(ll)           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(mm)       “Purchase Price” means $86,000,000.

(nn)         “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over HeritageBanc, Old Second, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, filings with the SEC, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency and the Division.

(oo)         “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(pp)         “SEC” means the Securities and Exchange Commission.

(qq)         “Securities Act” means the Securities Act of 1933, as amended.

(rr)           “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(ss)         “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(tt)           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(uu)         “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person with knowledge of such event or circumstances to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

(vv)         “Treasury Regulations” means the regulations promulgated under the Code from time to time.

Section 1.2            Principles of Construction.

(a)           In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Standard Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)           The schedules of each of HeritageBanc and Old Second referred to in this Agreement (the “HeritageBanc Schedules” and the “Old Second Schedules,” respectively, and collectively the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of HeritageBanc and Old Second to the other on or before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c)           All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2
THE MERGER

Section 2.1            The Merger. At the Effective Time (as defined below), provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the Illinois BCA, Old Second Acquisition, Inc. shall be merged with and into HeritageBanc pursuant to the provisions of, and with the effects provided in, the DGCL and the Illinois BCA, the separate corporate existence of Old Second Acquisition, Inc. shall cease and HeritageBanc will be the Surviving Corporation and a wholly owned Subsidiary of Old Second. As a result of the Merger, at the Effective Time, each share of stock of Old Second Acquisition, Inc. issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and each share of HeritageBanc Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount of cash or shares of Old Second Common Stock as provided in Section 3.2. The parties intend, as of the date hereof, that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code and will be fully taxable under the Code.

Section 2.2            Effective Time; Closing.

(a)           Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur at a place and in a manner (including by mail) that is mutually acceptable to Old Second and HeritageBanc, or if they fail to agree, at the offices of Quarles & Brady LLP located at 500 West Madison Street, Suite 3700, Chicago, Illinois 60661, at 10:00 a.m. on the date that is five (5) Business Days after the latest to occur of: (i) the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions; or (ii) the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approvals of the shareholders of HeritageBanc, or at such other time and place as HeritageBanc and Old Second may agree (the “Closing Date”); provided, however, that in no event shall the Closing Date occur prior to January 1, 2008. Subject to the provisions of ARTICLE 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)           The parties hereto agree to file on the Closing Date an appropriate certificate of merger and articles of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, respectively, as contemplated by Section 252 of the DGCL and 805 ILCS 5/11.25 and 11.35 of the Illinois BCA, respectively. The Merger shall be effective upon the close of business on the day that such certificate of merger and articles of merger have been duly filed with and accepted by the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, respectively (the “Effective Time”).

Section 2.3            Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and 805 ILCS 5/11.50 of the Illinois BCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of HeritageBanc and Old Second Acquisition, Inc. shall be vested in the Surviving Corporation, and all debts, liabilities and duties of HeritageBanc and Old Second Acquisition, Inc. shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4            Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit B attached hereto, which shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.5            By-laws. At the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated as set forth in Exhibit C attached hereto, which shall become the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.6            Directors and Officers. From and after the Effective Time, the directors and executive officers of the Surviving Corporation, including committees of the board of directors, shall be as set forth on Exhibit D, subject to change thereafter as provided in the articles of incorporation, by-laws or resolutions of the board of directors or shareholders of the Surviving Corporation.

Section 2.7            Old Second’s Deliveries at Closing. At the Closing, Old Second shall deliver or cause to be delivered the following items to HeritageBanc:

(a)           evidence of the delivery by Old Second or its agents to the Exchange Agent (as defined below) of:  (i) the duly executed Merger Consideration Note and any documents, in form and substance mutually agreed upon among the parties, required to be delivered to secure Old Second’s performance thereunder and perfect such security interest in favor of HeritageBanc; (ii) certificates representing, in the aggregate, all of the shares of Old Second Common Stock to be paid or issued, as applicable, in exchange for the shares of HeritageBanc Common Stock pursuant to the terms of this Agreement; and (iii) an amount of cash equal to the total fractional shares of Old Second Common Stock that former holders of HeritageBanc Common Stock would be entitled to receive as determined by multiplying the total such fractional shares by the Average Trading Price;

(b)           a certificate of good standing for Old Second issued by the Secretary of State of the State of Delaware and dated not more than five (5) Business Days prior to the Closing Date;

(c)           a copy of the certificate of incorporation of Old Second, certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(d)           a certificate of the Secretary or any Assistant Secretary of Old Second dated the Closing Date certifying a copy of the bylaws of Old Second and stating that there have been no further amendments to the certificate of incorporation of Old Second delivered pursuant to the immediately preceding paragraph of this Section 2.7;

(e)           copies of resolutions of the board of directors of Old Second authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Old Second;

(f)            a certificate of good standing for Old Second Acquisition, Inc. issued by the Secretary of State of the State of Delaware and dated not more than five (5) Business Days prior to the Closing Date;

(g)           a copy of the certificate of incorporation of Old Second Acquisition, Inc., certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(h)           a certificate of the Secretary or any Assistant Secretary of Old Second Acquisition, Inc. dated the Closing Date certifying a copy of the bylaws of Old Second Acquisition, Inc. and stating that there have been no further amendments to the certificate of incorporation of Old Second delivered pursuant to the immediately preceding paragraph of this Section 2.7;

(i)            copies of resolutions of the board of directors and sole shareholder of Old Second Acquisition, Inc. authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Old Second Acquisition, Inc.;

(j)            a good standing certificate for Old Second Bank issued by the OCC and dated not more than five (5) Business Days prior to the Closing Date;

(k)           a copy of the articles of association of Old Second Bank, certified by the OCC and dated not more than five (5) Business Days prior to the Closing Date;

(l)            a certificate of the Secretary of Old Second Bank dated the Closing Date certifying a copy of the bylaws of Old Second Bank and stating that there have been no further amendments to the articles of association of Old Second Bank delivered pursuant to the immediately preceding paragraph of this Section 2.7;

(m)          copies of resolutions of the board of directors and the sole shareholder of Old Second Bank approving the Bank Merger agreement and the consummation of the Bank Merger, certified as of the Closing Date by the Cashier of Old Second Bank;

(n)           a certificate executed by Old Second dated the Closing Date stating that:  (i) all of the representations and warranties of Old Second and any Old Second Subsidiary set forth in this Agreement are true and correct in accordance with the Article 5 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Old Second has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Old Second shall have performed and complied in all respects with such covenants and obligations; and

(o)           such other documents as HeritageBanc may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to HeritageBanc and its counsel. The parties agree that the failure of Old Second to deliver the closing deliveries listed above shall be a breach hereunder and that HeritageBanc’s sole remedy in the event of such failure to deliver (so long as such failure to deliver is not based upon the willful misconduct of Old Second) shall be to terminate this Agreement in accordance with the provisions of Section 11.1.

Section 2.8            HeritageBanc’s Deliveries at Closing. At the Closing, HeritageBanc shall deliver the following items to Old Second:

(a)           a certificate of good standing for HeritageBanc issued by the Secretary of State of the State Illinois and dated not more than five (5) Business Days prior to the Closing Date;

(b)           a copy of the articles of incorporation of HeritageBanc certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(c)           a certificate of the Secretary or any Assistant Secretary of HeritageBanc dated the Closing Date certifying a copy of the by-laws of HeritageBanc and stating that there have been no further amendments to the articles of incorporation of HeritageBanc delivered pursuant to the immediately preceding paragraph of this Section 2.8;

(d)           copies of resolutions of the board of directors and shareholders of HeritageBanc authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of HeritageBanc;

(e)           a certificate of good standing for Heritage Bank issued by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(f)            a copy of the charter of Heritage Bank, certified by the Division and dated not more than five (5) Business Days prior to the Closing Date;

(g)           a certificate of the Secretary or any Assistant Secretary of Heritage Bank dated the Closing Date certifying a copy of the by-laws of Heritage Bank and stating that there have been no further amendments to the charter of Heritage Bank delivered pursuant to the immediately preceding paragraph of this Section 2.8;

(h)           a certificate executed by HeritageBanc dated the Closing Date stating that:  (i) all of the representations and warranties of HeritageBanc and any HeritageBanc Subsidiary set forth in this Agreement are true and correct in accordance with the Article 4 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) HeritageBanc has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, HeritageBanc shall have performed and complied in all respects with such covenants and obligations;

(i)            a list of all record holders of HeritageBanc Common Stock as of the Closing Date, setting forth the number of shares held by such shareholder, the certificate number(s) of the stock certificates issued to such shareholder and a list of all Persons as of the Closing Date who, to the Knowledge of HeritageBanc, have the right at any time to acquire shares of HeritageBanc Common Stock, certified in each case by the Secretary or any Assistant Secretary of HeritageBanc;

(j)            a list of the participants in the Heritage ESOP, as of the Closing Date, setting forth such participant’s name, address and phone number of record and the number of shares held by the trustee of the Heritage ESOP on behalf of such participant.

(k)           copies of resolutions of the board of directors of HeritageBanc terminating the HeritageBanc Phantom Stock Plan and the Heritage Bank 2006 Restricted Stock Plan, certified as of the Closing Date by the Secretary or any Assistant Secretary of HeritageBanc;

(l)            a list of HeritageBanc shareholders that have notified HeritageBanc in writing of their intent to exercise their right to dissent to the Merger as of the Business Day immediately preceding the Closing Date, setting forth the name of such shareholders, the number of shares held by such shareholders (“Dissenting Shares”) and the certificate number(s) representing the shares of HeritageBanc Common Stock held by such shareholders;

(m)          Treasury Department Form 8023 (“Elections Under Section 338 for Corporations Making Qualified Stock Purchases”) executed by (i) the trustee of the Heritage ESOP on behalf of all of the holders of all of the HeritageBanc Common Stock held in the Heritage ESOP (or such other Person authorized under the Code to execute such documentation after termination of the Heritage ESOP); and (ii) all of the other shareholders of HeritageBanc (including any party deemed, for purposes of Form 8023, to be a shareholder of HeritageBanc) and indicating the intention of such shareholders (including any party deemed, for purposes of Form 8023, to be a shareholder of HeritageBanc) to make an election under Code section 338(h)(10) with respect to the Merger; and

(n)           such other documents as Old Second may reasonably request; including documentation evidencing the proper termination of the Heritage ESOP if any actions are taken to cause such termination prior to the Closing Date.

All of such items shall be reasonably satisfactory in form and substance to Old Second and its counsel. The parties agree that the failure of HeritageBanc to deliver the closing deliveries listed above shall be a breach hereunder and that Old Second’s sole remedy in the event of such failure to deliver (so long as such failure to deliver is not based upon the willful misconduct of HeritageBanc) shall be to terminate this Agreement in accordance with the provisions of Section 11.1.

Section 2.9            Bank Merger. The parties understand that it is the present intention of Old Second at or after the Effective Time to effect the Bank Merger. Old Second and HeritageBanc agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter. The resulting bank shall be Old Second Bank, and the name of the resulting bank will be “Old Second National Bank.”  In furtherance of such agreement, each of Old Second and HeritageBanc agrees:

(a)           respectively, to call a meeting of the board of directors of Old Second Bank and Heritage Bank and to use good faith best efforts to obtain approval the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b)           respectively, to vote the shares of stock of Old Second Bank and Heritage Bank owned by them in favor of the Bank Merger; and

(c)           to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for similar types of affiliated bank merger transactions. Notwithstanding anything contained in this Agreement to the contrary:  (x) the Bank Merger will be effective no earlier than the Effective Time (and in any event after the Merger); and (y) none of Old Second’s or HeritageBanc’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of HeritageBanc, Heritage Bank, Old Second or Old Second Bank prior to the Effective Time.

Section 2.10         Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Old Second nor HeritageBanc by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3
CONVERSION OF SECURITIES IN THE MERGER

Section 3.1            Additional Definitions. In addition to those terms defined throughout this Agreement, for purposes of this ARTICLE 3, the following terms shall have the following meanings:

(a)           “Aggregate Cash Election Number” means the aggregate number of Cash Election Shares and Non-Election Shares (as each such term is defined in Section 3.3(b)) held by all shareholders of HeritageBanc.

(b)           “Aggregate Stock Election Number” means the aggregate number of Stock Election Shares (as defined in Section 3.3(b)) held by all shareholders of HeritageBanc.

(c)           “Cash Election Excess Amount” means the amount, if any, by which the Aggregate Cash Election Number exceeds the Required Cash Election Number.

(d)           “Cash Election Percentage” means, for each shareholder of HeritageBanc, the quotient of:  (i) such shareholder’s Individual Cash Election Number; divided by (ii) the Aggregate Cash Election Number.

(e)           “Individual Cash Election Number” means the number of Cash Election Shares and Non-Election Shares held by a shareholder of HeritageBanc.

(f)            “Individual Stock Election Number” means the number of Stock Election Shares held by a shareholder of HeritageBanc.

(g)           “Required Cash Election Number” means the number equal to fifty percent (50%) of the Outstanding Shares.

(h)           “Required Stock Election Number” means the number equal to fifty percent (50%) of the Outstanding Shares.

(i)            “Stock Election Excess Amount” means the amount, if any, by which the Aggregate Stock Election Number exceeds the Required Stock Election Number.

(j)            “Stock Election Percentage” means, for each shareholder of HeritageBanc, the quotient of:  (i) such shareholder’s Individual Stock Election Number; divided by (ii) the Aggregate Stock Election Number.

Section 3.2            Manner of Merger. Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of Old Second Acquisition, Inc. or HeritageBanc or the holder of any HeritageBanc Common Stock or any other Person:

(a)           Each share of Old Second Acquisition, Inc. stock shall be converted into one (1) validly issued, fully paid and non-assessable share of stock of the Surviving Corporation.

(b)           Each share of HeritageBanc Common Stock issued and outstanding immediately prior to the Effective Time, shall be cancelled and, subject to the election of the holder as provided in and subject to the limitations set forth in this ARTICLE 3, automatically converted into the right to receive: (i) cash, without interest (the “Cash Consideration”), in an amount equal to the quotient of (A) the Purchase Price, divided by (B) the total number of shares of HeritageBanc Common Stock which are issued and outstanding as of the Effective Date (the ”Outstanding Shares”); or (ii) that number of shares (the “Stock Consideration”) of Old Second Common Stock that is equal to the quotient of (A) the Purchase Price, divided by the Outstanding Shares, divided by (B) the Average Trading Price. The Cash Consideration and the Stock Consideration are referred to herein collectively as the “Merger Consideration.”  For purposes of this Section, “Average Trading Price” means an amount, determined three (3) days prior to the Closing Date, equal to the 30-day volume weighted average closing price, calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for Old Second Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP, rounded to four decimal points, of Old Second Common Stock on the NASDAQ/NMS; provided that, in the event that the Average Trading Price is an amount less than $27.50 (the “Minimum Price”) or greater than $32.25 (the “Maximum Price”), the Average Trading Price shall be deemed to be the Minimum Price or the Maximum Price, respectively, subject to any further adjustment which may be made pursuant to the provisions of Section 11.1(j).

(c)           Each share of HeritageBanc Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

(d)           A holder of HeritageBanc Common Stock may, upon the making of a proper election under Section 3.3, elect to receive all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration in exchange for his or her shares of HeritageBanc Common Stock.

(e)           Notwithstanding any other provision contained in this Agreement to the contrary, on an aggregate basis, a maximum of fifty percent (50%) of the Outstanding Shares shall be converted into the right to receive the Cash Consideration, and the remaining fifty percent (50%) of the Outstanding Shares shall be converted into the Stock Consideration.

(f)            After the Effective Time, no holder of HeritageBanc Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such HeritageBanc Common Stock except to receive cash or shares of Old Second Common Stock for the shares of HeritageBanc Common Stock converted as provided in this Section 3.2, plus an amount in cash, as provided below, for any fractional share of Old Second Common Stock that such holder would have been entitled to receive.

(g)           Notwithstanding any other provision contained in this Agreement to the contrary, if all conditions to Closing set forth herein have been fulfilled by all the parties prior to March 7, 2008, including receipt of all Regulatory Approvals and compliance with Section 9.4 and Section 9.11, and at the request of Old Second the Closing does not occur until after March 7, 2008, then the holders of HeritageBanc Common Stock shall be entitled to receive as additional Merger Consideration (and payable with the Merger Consideration), (1) an amount equal to (x) the per share dividend the holders of HeritageBanc Common Stock would have received (if any) from Old Second had such holders been holders of record of Old Second Common Stock as of March 7, 2008 but were not entitled to receive because of the delay, multiplied by (y) the total number of shares of Old Second Common Stock to be issued as the Stock Consideration; and (2) an additional amount in cash equal to the Cash Consideration multiplied by a fraction, the numerator of which is the number of days from March 7, 2008 to the Closing Date and the denominator of which is the one month LIBOR as quoted by the British Bankers Association and reported by a major news service selected by Old Second’s current correspondent lender (such as Reuters or Bloomberg) on March 7, 2008, plus 150 basis points divided by 365; provided, however, that Heritage shall not be entitled to receive the dividend in subsection (1) or the additional cash in subsection (2) for any period where all of Old Second’s closing conditions in Section 9 were not met due to a failure by HeritageBanc subsequent to March 7, 2008.

Section 3.3            Election Procedures.

(a)           An election form (an “Election Form”) shall be mailed with the Proxy Statement-Prospectus (or on such later date as HeritageBanc may request) to each holder of record of shares of HeritageBanc Common Stock as of the record date for the meeting of holders of HeritageBanc Common Stock called for the purpose of considering and acting upon this Agreement and the Contemplated Transactions. The date the Election Form is mailed to shareholders of HeritageBanc is referred to as the “Mailing Date.”

(b)           Each Election Form shall entitle the holder of shares of HeritageBanc Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to: (i) elect to receive the Cash Consideration for all of such holder’s shares of HeritageBanc Common Stock (a “Cash Election”); (ii) elect to receive the Stock Consideration for all of such holder’s shares of HeritageBanc Common Stock (a “Stock Election”); (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares of HeritageBanc Common Stock and the Stock Consideration with respect to such holder’s remaining shares of HeritageBanc Common Stock (a “Mixed Election”); or (iv) make no valid election as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Holders of record of shares of HeritageBanc Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Share Representative”) may submit multiple Election Forms, provided that such Share Representative certifies that each such Election Form covers all the shares of HeritageBanc Common Stock held by that Share Representative for a particular beneficial owner. Shares of HeritageBanc Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.”  Shares of HeritageBanc Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.”  Shares of HeritageBanc Common Stock as to which no election has been made are referred to as “Non-Election Shares.”  For purposes of this Section, Dissenting Shares shall be deemed to be Cash Election Shares.

(c)           To be effective, a properly completed Election Form must be received by the Exchange Agent (as defined below) on or before 5:00 p.m. on the thirtieth (30th) Business Day following the Mailing Date (or such other time and date as Old Second and HeritageBanc may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing outstanding shares of HeritageBanc Common Stock (“Certificates”) (or customary affidavits and, if required by Old Second or the Exchange Agent, indemnification and a surety bond, regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of HeritageBanc Common Stock covered by such Election Form, together with a duly executed Transmittal Letter. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)           Within ten (10) Business Days after the Election Deadline, Old Second shall cause the Exchange Agent to effect the allocation among shareholders of HeritageBanc of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)            If the Aggregate Stock Election Number equals or exceeds the Required Stock Election Number, then all Cash Election Shares and all Non-Election Shares will be converted into the right to receive the Cash Consideration, and, with respect to each holder of Stock Election Shares, then:

(A)           that number of Stock Election Shares which is equal to the product obtained by multiplying (1) the Stock Election Excess Amount by (2) such shareholder’s Stock Election Percentage (such amount being referred to as such shareholder’s “Individual Stock Excess Amount”), shall be converted into the right to receive the Cash Consideration; and

(B)           that number of Stock Election Shares equal to the difference between (1) such shareholder’s Individual Stock Election Number, less (2) such shareholder’s Individual Stock Excess Amount, shall be converted into the right to receive the Stock Consideration.

(ii)           If the Aggregate Cash Election Number exceeds the Required Cash Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and, with respect to each holder of Cash Election Shares and Non-Election Shares, then:

(A)           that number of Cash Election Shares and Non-Election Shares which is equal to the product obtained by multiplying (1) the Cash Election Excess Amount by (2) such shareholder’s Cash Election Percentage (such amount being referred to as such shareholder’s “Individual Cash Excess Amount”), shall be converted into the right to receive the Stock Consideration; and

(B)             that number of Cash Election Shares and Non-Election Shares which is equal to the difference between (1) such shareholder’s Individual Cash Election Number, less (2) such shareholder’s Individual Cash Excess Amount, shall be converted into the right to receive the Cash Consideration.

(iii)          If the Aggregate Stock Election Number is equal to the Required Stock Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and all Cash Election Shares and Non-Election Shares will be converted into the right to receive the Cash Consideration.

(iv)          If all shareholders of HeritageBanc make only a Stock Election, such that the Aggregate Stock Election Number is equal to one hundred percent (100%) of the Outstanding Shares, then the Exchange Agent shall allocate the Cash Consideration and the Stock Consideration on a pro rata basis among all HeritageBanc Shareholders, such that following such allocation fifty percent (50%) of the Outstanding Shares are converted into the right to receive the Stock Consideration, and fifty percent (50%) of the Outstanding Shares are converted into the right to receive the Cash Consideration.

(v)           If all shareholders of HeritageBanc make only a Cash Election, such that the Aggregate Cash Election Number is equal to one hundred percent (100%) of the Outstanding Shares, then the Exchange Agent shall allocate the Cash Consideration and the Stock Consideration on a pro rata basis among all HeritageBanc Shareholders, such that following such allocation fifty percent (50%) of the Outstanding Shares are converted into the right to receive the Stock Consideration, and fifty percent (50%) of the Outstanding Shares are converted into the right to receive the Cash Consideration.

Section 3.4            Exchange Procedures.

(a)           The parties shall mutually select a Person to serve as exchange agent (the “Exchange Agent”) for the parties to effect the surrender of Certificates in exchange for the Merger Consideration and, as applicable, cash in redemption of fractional shares. The Exchange Agent shall serve under the terms of an exchange agent agreement reasonably acceptable to HeritageBanc and Old Second (the “Exchange Agent Agreement”).

(b)           On the Mailing Date, the Exchange Agent shall mail to each holder of HeritageBanc Common Stock the Election Form and a form of transmittal letter (the “Transmittal Letter”), providing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration and specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only after the Closing, only upon delivery of Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to Old Second). Upon proper surrender to the Exchange Agent of a Certificate for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Certificates shall be entitled to receive after the Closing and in exchange therefor:  (i) a new certificate representing that number of whole shares of Old Second Common Stock that such holder has the right to receive pursuant to this ARTICLE 3; (ii) a check representing the amount of Cash Consideration that such holder is entitled to receive pursuant to this ARTICLE 3; and (iii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of this ARTICLE 3, and Certificates so surrendered shall forthwith be cancelled.

(c)           Old Second shall deposit with the Exchange Agent for the benefit of holders of Certificates:  (i) on the maturity date of the Merger Consideration Note, an amount of cash sufficient to pay off the Merger Consideration Note; (ii) certificates representing the shares of Old Second Common Stock to be issued as Stock Consideration; and (iii) an amount of cash equal to the total fractional shares of Old Second Common Stock that former holders of HeritageBanc Common Stock would be entitled to receive as determined by multiplying the total such fractional shares by the Average Trading Price (the “Exchange Fund”). The Exchange Fund shall be held by the Exchange Agent for the benefit of holders of HeritageBanc Common Stock pursuant to the terms of the Exchange Agent Agreement. After the Closing Date, Old Second shall make additional deposits to the Exchange Fund, and the Exchange Agent may return certificates or funds held by the Exchange Agent, as may be necessary for the completion of the exchange of Certificates for the Merger Consideration in accordance with this ARTICLE 3 and any elections timely received on or after the Closing Date. All fees, costs and expenses of the Exchange Agent shall be borne solely by Old Second.

(d)           Within forty-five (45) days after the Effective Time, Old Second shall cause the Exchange Agent to send to each holder of record of HeritageBanc Common Stock immediately prior to the Effective Time who has not previously submitted his, her or its Certificates an additional Letter of Transmittal for use in surrendering Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for the Merger Consideration, plus cash for any fractional shares.

(e)           No dividends or other distributions declared after the Effective Time with respect to Old Second Common Stock and payable in respect of shares of HeritageBanc Common Stock held by any former shareholder of record of HeritageBanc shall be paid to a former shareholder of HeritageBanc who holds any unsurrendered Certificate with respect to HeritageBanc Common Stock until the shareholder shall surrender the Certificate. Until so surrendered and exchanged, each outstanding Certificate shall for all purposes, including the exercise of voting rights, but not including the payment of dividends or other distributions, if any, in respect of shares of HeritageBanc Common Stock held by former holders of record of shares of HeritageBanc Common Stock, represent the shares of Old Second Common Stock into and for which such shares have been so converted; provided, however, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which previously have become payable with respect to the number of whole shares of Old Second Common Stock represented by such Certificate.

(f)            No fractional shares of Old Second Common Stock shall be issued upon the surrender for exchange of Certificates for Stock Consideration; no dividend or distribution of Old Second shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Old Second. Instead, each holder of shares of HeritageBanc Common Stock having a fractional interest in shares of Old Second Common Stock arising upon the conversion of such shares of HeritageBanc Common Stock shall, at the time of surrender of Certificates, be paid by the Surviving Corporation an amount in cash, without interest thereon, determined by multiplying such fractional share of Old Second Common Stock by the Average Trading Price.

(g)           All shares of Old Second Common Stock, and any required cash payments for fractional shares, into and for which shares of HeritageBanc Common Stock shall have been converted and exchanged pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of HeritageBanc Common Stock.

(h)           Prior to the Mailing Date, HeritageBanc shall deliver to the Exchange Agent a certified copy of a list of its shareholders including the name and last known mailing address of the shareholder. Immediately prior to the Closing, there shall be no further registration or transfers on the stock transfer books of HeritageBanc of the outstanding shares of HeritageBanc Common Stock. If, after the Closing, Certificates are presented to the Exchange Agent or Old Second, they shall be canceled and converted into the right to receive the Merger Consideration pursuant to this ARTICLE 3.

(i)            If a certificate representing shares of Old Second Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Old Second Common Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not payable.

Section 3.5            Restricted Stock.

(a)           Prior to the Effective Time, HeritageBanc shall take all action necessary (including causing the board of directors or any committee thereof to take such actions as are allowed or required by the Heritage Bank 2006 Restricted Stock Plan) to provide that each share of HeritageBanc restricted stock that is outstanding immediately prior to the Effective Time shall vest upon the Effective Time and become free of all restrictions. At the Effective Time, each share of HeritageBanc restricted stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration as provided in and in accordance with the terms set forth in Section 3.2.

Section 3.6            Shareholder Representative.

(a)           The parties agree that Patrick Roe and John Ladowicz are hereby appointed as the joint representative for and on behalf of the shareholders of HeritageBanc (such Persons, and any other Person duly appointed pursuant to this Agreement, serving as such a representative, the ”Shareholder Representative”) to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the terms of this Agreement upon and after the Closing Date. Notwithstanding the initial appointment of two Persons as the Shareholder Representative, there shall be no requirement that the Shareholder Representative be comprised of two Persons, and the holders of a majority of the shares of HeritageBanc Common Stock may replace or remove any Person serving as the Shareholder Representative upon not less than ten (10) days’ prior written notice to Old Second. If there are two Persons serving as the Shareholder Representative, the Shareholder Representative may act only with the concurrence of both such Persons and all writings to be signed by the Shareholder Representative must be executed by both such Persons. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not be entitled to receive any compensation for his or her services except as otherwise set forth in this Section 3.6. Notices of communications to or from the Shareholder Representative shall constitute notice to or from each of the shareholders of HeritageBanc. If any Person serving as the Shareholder Representative is no longer able or willing to serve as the Shareholder Representative, a new Shareholder Representative may be chosen by the holders of a majority of the shares of HeritageBanc Common Stock.

(b)           Reasonable and necessary fees and expenses incurred by the Shareholder Representative, in its capacity as Shareholder Representative, after the Closing Date shall be reimbursed to the Shareholder Representative by Old Second promptly upon receipt of appropriate documentation of such fees and expenses.

(c)           The Shareholder Representative shall not be liable for any act done or omitted in such capacity while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The shareholders of HeritageBanc shall jointly and severally indemnify the Shareholder Representative and hold him or her harmless against any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct and arising out of or in connection with the acceptance or administration of his or her duties. The Shareholder Representative may consult with legal counsel and other necessary experts to advise it with respect to its rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted or omitted in good faith in accordance with the advice of such counsel or experts. Notwithstanding anything set forth in this subparagraph (c) and in subparagraph (b) above, Old Second shall only be liable for fees and expenses of one legal counsel and one tax expert.

(d)           Any decision, act, consent or instruction of the Shareholder Representative after the Effective Time in the scope of the Shareholder Representative’s authority as provided in the first sentence of Section 3.6(a)shall constitute a decision of all shareholders of HeritageBanc and shall be final, binding and conclusive upon every shareholder of HeritageBanc, and Old Second and the Surviving Corporation may rely upon any decision, act, consent or instruction (in each case whether given orally or in writing) of the Shareholder Representative.

(e)           The adoption of this Agreement and the approval of the Merger and the Contemplated Transactions by the shareholders of HeritageBanc shall constitute approval and ratification by such Persons of: (i) this Agreement and all of the arrangements relating thereto; (ii) the appointment of the Shareholder Representative pursuant to this Agreement; and (iii) the performance of all duties described in this Agreement by the Shareholder Representative on their behalf.

(f)            The provisions of this Section 3.6 are intended to be for the benefit of and shall be enforceable by the Shareholder Representative and Old Second.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF HERITAGEBANC

No representation or warranty of HeritageBanc contained in ARTICLE 4 (other than the representations and warranties contained in (i) Section 4.5 and Section 4.6, which shall be true in all material respects with respect to it, and (ii) Section 4.3(a) and Section 4.4(a), which shall be true and correct in all respects) will be deemed untrue or incorrect, and HeritageBanc will not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this ARTICLE 4 has had or is reasonably likely to have a Material Adverse Effect on HeritageBanc on a consolidated basis (the “Article 4 Standard”). HeritageBanc hereby represents and warrants to Old Second and Old Second Acquisition, Inc. as follows:

Section 4.1            HeritageBanc Organization.  HeritageBanc: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction set forth on Schedule 4.1, in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, including the stock of Heritage Bank, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and by-laws of HeritageBanc and all amendments thereto included in Schedule 4.1 are complete and correct.

Section 4.2            HeritageBanc Subsidiary Organization.  Heritage Bank is an Illinois state commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. HeritageBanc has no Subsidiaries other than Heritage Bank. Each HeritageBanc Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational documents) and by-laws of each HeritageBanc Subsidiary and all amendments thereto included in Schedule 4.2 are complete and correct.

Section 4.3            Authorization; Enforceability.

(a)           HeritageBanc has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by HeritageBanc, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of HeritageBanc enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)           No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of HeritageBanc or any HeritageBanc Subsidiary:  (i) prohibits or restricts HeritageBanc’s ability (or the ability of Heritage Bank) to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject HeritageBanc to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of HeritageBanc has unanimously approved the execution of, and performance by HeritageBanc of its obligations under, this Agreement and has resolved to recommend the approval of the Merger by its shareholders.

Section 4.4            No Conflict.  Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or by-laws, each as in effect on the date of this Agreement, or any currently effective resolution adopted by the board of directors or shareholders of, HeritageBanc or any HeritageBanc Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which HeritageBanc or any HeritageBanc Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the BHCA, the Securities Act, the Exchange Act, the laws of the State of Illinois (the “Illinois Statutes”), including the Illinois Banking Act (the “Illinois Banking Act”), and the listing rules of the Nasdaq Global Market (the “Nasdaq Rules”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which HeritageBanc or any HeritageBanc Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by HeritageBanc or any HeritageBanc Subsidiary. Except for the approvals set forth on Schedule 4.4 or in Section 8.1 and the requisite approval of its shareholders, neither HeritageBanc nor any HeritageBanc Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5            HeritageBanc Capitalization.

(a)           The authorized capital stock of HeritageBanc currently consists of: (i) 75,000 shares of HeritageBanc Common Stock, of which, on the date of this Agreement, (1) 8,173 shares are duly issued and outstanding, fully paid and non-assessable, (2) no shares are held in the treasury of HeritageBanc and (3) 150 shares have been issued as restricted stock pursuant to the Heritage Bank 2006 Restricted Stock Plan; and (ii) 600 shares of Series A Non-Cumulative Preferred Stock, $0.01 par value per share, none of which, on the date of this Agreement, are issued and outstanding.

(b)           None of the shares of HeritageBanc Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. None of the shares of HeritageBanc Common Stock were issued in violation of any pre-emptive rights, contractual or otherwise. To the Knowledge of HeritageBanc and except as disclosed in this Agreement or as set forth on Schedule 4.5, none of the shares of authorized capital stock of HeritageBanc are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth on Schedule 4.5, (x) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating HeritageBanc or any HeritageBanc Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of HeritageBanc or any HeritageBanc Subsidiary, and (y) HeritageBanc is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of HeritageBanc. Since December 31, 2006, except as disclosed in or permitted by this Agreement, or as provided on Schedule 4.5, no shares of HeritageBanc Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by HeritageBanc or any HeritageBanc Subsidiary. No dividends or other distributions payable in any equity securities of HeritageBanc or any HeritageBanc Subsidiary have been declared but not yet paid, set aside, made or paid to the shareholders of HeritageBanc.

(c)           Except for the Heritage Bank Shares (defined below) or as listed on Schedule 4.5, HeritageBanc does not own any shares of capital stock or other form of securities (excluding securities held by Heritage Bank and covered by Section 4.6 below).

Section 4.6            HeritageBanc Subsidiary Capitalization.  The authorized capital stock of Heritage Bank consists, and immediately prior to the Effective Time will consist, exclusively of 100,000 shares of capital stock, $5.00 par value per share (the “Heritage Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 4.6, HeritageBanc is, and will be on the Closing Date, the record and beneficial owner of 100% of the Heritage Bank Shares and all of the issued and outstanding shares of capital stock of each other HeritageBanc Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 4.6, the Heritage Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any HeritageBanc Subsidiary, except for such rights held exclusively by HeritageBanc or as set forth on Schedule 4.6. There are no outstanding securities of any HeritageBanc Subsidiary that are convertible into or exchangeable for any shares of such HeritageBanc Subsidiary’s capital stock, except for such rights held exclusively by HeritageBanc or as set forth on Schedule 4.6, and no HeritageBanc Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such HeritageBanc Subsidiary. Neither HeritageBanc nor any HeritageBanc Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of Heritage Bank or as set forth on Schedule 4.6. Other than in a fiduciary capacity for the account of third parties, Heritage Bank does not own any shares of capital stock or other form of securities other than the securities listed on Schedule 4.6.

Section 4.7            HeritageBanc Financial Statements and Reports; Regulatory Filings.

(a)           True, correct and complete copies of the following financial statements and reports are included in Schedule 4.7: (i) audited consolidated balance sheets for HeritageBanc as of December 31, 2005 and 2006, and the related consolidated statements of income, statements of cash flows and consolidated statements of shareholders’ equity of HeritageBanc for the years ended December 31, 2005 and 2006; (ii) the unaudited balance sheets for each of HeritageBanc and Heritage Bank as of June 30, 2007, and the related statements of income, statements of cash flows and statements of shareholders’ equity for the six months ended June 30, 2007, prepared for the internal use of HeritageBanc; and (iii) Call Reports for Heritage Bank as of the close of business on December 31, 2005 and 2006, and on June 30, 2007. HeritageBanc has not prepared and has not received consolidated balance sheets for HeritageBanc as of any date subsequent to December 31, 2006 or any related consolidated statements of income, statements of cash flows and statements of shareholders’ equity for any period subsequent to December 31, 2006.

(b)           The financial statements described in clause (a)(i) above have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The financial statements described in clause (a)(ii) above and reports described in clause (a)(iii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, such financial statements and reports described in clause (a) above (collectively, the “HeritageBanc Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of HeritageBanc and the HeritageBanc Subsidiaries at the respective dates of and for the periods referred to in the HeritageBanc Financial Statements, subject to normal year-end audit adjustments in the case of unaudited HeritageBanc Financial Statements.

(c)           HeritageBanc and each HeritageBanc Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board, the

Division and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements; and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date of this Agreement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 4.8            Books and Records.  The books of account, minute books, stock record books and other records of HeritageBanc and each HeritageBanc Subsidiary are complete and correct in all respects and have been maintained in accordance with HeritageBanc’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of HeritageBanc and each HeritageBanc Subsidiary contain accurate and complete records in all respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of HeritageBanc and the HeritageBanc Subsidiaries.

Section 4.9            Title to Properties.  HeritageBanc and each HeritageBanc Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent HeritageBanc Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the HeritageBanc Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to advances from the Federal Home Loan Bank of Chicago or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 4.9, HeritageBanc and each HeritageBanc Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by HeritageBanc and each HeritageBanc Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10         Condition and Sufficiency of Assets.  The buildings, structures and equipment owned or used by HeritageBanc and each HeritageBanc Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except as set forth on Schedule 4.10, the real property, buildings, structures and equipment owned or leased by HeritageBanc and each HeritageBanc Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that HeritageBanc or any HeritageBanc Subsidiary purport to own or lease are sufficient for the continued conduct of the business of HeritageBanc and each HeritageBanc Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11         Loans; Loan Loss Reserve.  All loans and loan commitments extended by Heritage Bank and any extensions, renewals or continuations of such loans and loan commitments (the “HeritageBanc Loans”) were made materially in accordance with the lending policies of Heritage Bank in the Ordinary Course of Business. The HeritageBanc Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to Heritage Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth on Schedule 4.11, all such HeritageBanc Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and Heritage Bank has complied, and at the Closing will have complied, with all Legal Requirements relating to such HeritageBanc Loans. The allowance for loan and lease losses of Heritage Bank is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off. To the Knowledge of HeritageBanc, none of the HeritageBanc Loans is subject to any material offset or claim of offset. The aggregate loan balances in excess of HeritageBanc’s consolidated allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above); and all uncollectible loans have been charged off.

Section 4.12         Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 4.12, neither HeritageBanc nor any HeritageBanc Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the HeritageBanc Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest HeritageBanc Financial Statement, except as set forth on Schedule 4.12, there has not been any change in the business, operations, properties, assets or condition of HeritageBanc or any HeritageBanc Subsidiary, and, to the Knowledge of HeritageBanc, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on HeritageBanc on a consolidated basis.

Section 4.13         Taxes.

(a)           HeritageBanc and each HeritageBanc Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and correct in all respects and was prepared in substantial compliance with all applicable Legal Requirements. Except as otherwise provided on Schedule 4.13, HeritageBanc and each HeritageBanc Subsidiary has paid, or made adequate provision for the payment in full of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable, or accrued, by HeritageBanc or any HeritageBanc Subsidiary, or claimed to be due and payable, or accrued, by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of HeritageBanc, Threatened against HeritageBanc or any HeritageBanc Subsidiary for any Taxes owed by any of them. Except as set forth on Schedule 4.13, no audit, examination or investigation related to Taxes paid or payable by HeritageBanc or any HeritageBanc Subsidiary is presently being conducted or, to the Knowledge of HeritageBanc, Threatened by any Regulatory Authority. HeritageBanc has delivered to Old Second true, correct and complete copies of (i) all material Tax Returns previously filed with respect to the last seven (7) fiscal years by HeritageBanc or any HeritageBanc Subsidiary and (ii) any Tax Returns, Tax elections or other documents pertaining to HeritageBanc’s status as an S corporation (within the meaning of Code Section 1361 or any analogous provision of applicable State or local Tax law) or pertaining to any HeritageBanc Subsidiary’s status as a qualified subchapter S subsidiary (within the meaning of Code Section 1361 or any analogous provision of applicable State or local Tax law), and (iii) any Tax examination reports and statements of deficiencies assessed or agreed to for any of HeritageBanc or any HeritageBanc Subsidiary for any such time period. Neither HeritageBanc nor any HeritageBanc Subsidiary currently is a party to any agreement waiving any statute of limitations in respect of Taxes or extending any time period within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where HeritageBanc or any HeritageBanc Subsidiary does not file Tax Returns that HeritageBanc or any HeritageBanc Subsidiary is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of HeritageBanc or any HeritageBanc Subsidiary.

(b)           Each of HeritageBanc and each HeritageBanc Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)           Neither HeritageBanc nor any HeritageBanc Subsidiary has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Except as set forth on Schedule 4.13, neither HeritageBanc nor any HeritageBanc Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither HeritageBanc nor any HeritageBanc Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than HeritageBanc or any HeritageBanc Subsidiary) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(d)           Neither HeritageBanc nor any HeritageBanc Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

Section 4.14         S Corporation Status.  HeritageBanc (and any predecessor of HeritageBanc) has been a validly electing S corporation within the meaning of Code Section 1361 and any analogous provision of applicable State or local Tax law at all times since January 1, 2001. HeritageBanc will be an S corporation within the meaning of Code Section 1361 and any analogous provision of applicable State or local Tax law at all times from the date of this Agreement up to and including the Closing Date. Each and every HeritageBanc Subsidiary has been a “qualified subchapter S subsidiary” within the meaning of Code Section 1361 and any analogous provision of applicable State or local Tax law at all times since January 1, 2001. Each and every HeritageBanc Subsidiary will be a “qualified subchapter S subsidiary” within the meaning of Code Section 1361 and any analogous provision of applicable State or local Tax law at all times from the date of this Agreement up to and including the Closing Date.

Section 4.15         Employee Benefits.

(a)           Schedule 4.15  contains a complete and accurate list, with respect to HeritageBanc and any Person which is treated as a single employer with HeritageBanc (an “HeritageBanc ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii)  all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) all employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of HeritageBanc (all of the foregoing described in clauses (i) through (v), collectively, the “HeritageBanc Benefit Plans”).

(b)           Except as set forth on Schedule 4.15, all HeritageBanc Benefit Plans, which are subject to ERISA and the Code, established or maintained by HeritageBanc or any HeritageBanc ERISA Affiliate or to which HeritageBanc or any HeritageBanc ERISA Affiliate contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such HeritageBanc Benefit Plans. No such HeritageBanc Benefit Plans has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which HeritageBanc or any HeritageBanc ERISA Affiliate would be liable to any Person under Title IV of ERISA if any such HeritageBanc Benefit Plans were terminated as of the Closing. Such HeritageBanc Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of HeritageBanc or any HeritageBanc ERISA Affiliate under Title IV of ERISA relating to any such HeritageBanc Benefit Plans that is a multiemployer plan (as defined in Section 3(37)(A) of ERISA) if any such plan were terminated or if HeritageBanc or such HeritageBanc ERISA Affiliate withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date of this Agreement have been made, and all contributions and premium payments due prior to Closing will be made, by HeritageBanc or a HeritageBanc ERISA Affiliate, as applicable, on a timely basis. No payment that is owed or may become due as a result of the Merger to any director, officer, employee, or agent of HeritageBanc or a HeritageBanc Subsidiary will be nondeductible to HeritageBanc, or following the Merger to Old Second, under Section 280G of the Code or subject to tax under Section 4999 of the Code; nor will HeritageBanc or a HeritageBanc Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(c)           Any HeritageBanc Benefit Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has at all times been, operated in good faith compliance with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. Each such HeritageBanc Benefit Plan is in compliance with all documentation requirements set forth in Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. No additional Tax under Section 409A of the Code has been or is reasonably expected to be incurred by a participant in any such HeritageBanc Benefit Plan.

(d)           There are no outstanding awards under the HeritageBanc Phantom Stock Plan, and no current or former employee of HeritageBanc or any HeritageBanc Subsidiary is entitled to any benefit thereunder.

Section 4.16         Compliance with Legal Requirements.  HeritageBanc and each HeritageBanc Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.16, each of HeritageBanc and each HeritageBanc Subsidiary is, and at all times since January 1, 2004 has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as set forth on Schedule 4.16, to the Knowledge of HeritageBanc, no event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by HeritageBanc or any HeritageBanc Subsidiary of, or a failure on the part of HeritageBanc or any HeritageBanc Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of HeritageBanc or any HeritageBanc Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. Except as set forth on Schedule 4.16, neither HeritageBanc nor any HeritageBanc Subsidiary has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of HeritageBanc or any HeritageBanc Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.17         Legal Proceedings; Orders.

(a)           Except as set forth on Schedule 4.17, since January 1, 2004, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of HeritageBanc, Threatened against or affecting HeritageBanc or any HeritageBanc Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, that have not been fully satisfied or terminated and there is no fact to HeritageBanc’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of HeritageBanc, no officer, director, agent or employee of HeritageBanc or any HeritageBanc Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of HeritageBanc or any HeritageBanc Subsidiary as currently conducted.

(b)           Neither HeritageBanc nor any HeritageBanc Subsidiary:  (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has HeritageBanc or any HeritageBanc Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.18         Absence of Certain Changes and Events.  Except as set forth on Schedule 4.18, since December 31, 2006, HeritageBanc and each HeritageBanc Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each such entity, since December 31, 2006, except as set forth on Schedule 4.18, there has not been any:

(a)           change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)           amendment to its articles of incorporation or charter (or similar organizational documents) or by-laws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)           payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the Ordinary Course of Business or made in accordance with any then existing HeritageBanc Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d)           adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any HeritageBanc Benefit Plan;

(e)           damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, where the resulting diminution in value individually or in the aggregate was greater than $100,000;

(f)            entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)           except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by HeritageBanc or any HeritageBanc Subsidiary of more than $100,000 in the aggregate;

(h)           HeritageBanc Loan or commitment to make any HeritageBanc Loan other than in the Ordinary Course of Business;

(i)            HeritageBanc Loan, or commitment to make, renew, extend the term or increase the amount of any HeritageBanc Loan, to any Person if such HeritageBanc Loan or any other HeritageBanc Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of HeritageBanc or any HeritageBanc Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.18(i) shall prohibit HeritageBanc or any HeritageBanc Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; provided, further, that nothing in this Section 4.18(i) shall prohibit Heritage Bank from conducting its loan pool participation business in the Ordinary Course of Business;

(j)            sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens:  (i) required to be granted in connection with the acceptance by Heritage Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(k)           incurrence by it of any obligation or liability (fixed or contingent) other than advances from the Federal Home Loan Bank of Chicago or in the Ordinary Course of Business;

(l)            cancellation or waiver by it of any claims or rights with a value in excess of $100,000;

(m)          any investment by it of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;

(n)           except for the Contemplated Transactions, any (i) merger or consolidation with or into any other Person, or (ii) acquisition of any stock, equity interest or business of any other Person except (1) in connection with foreclosures or the exercise of security interests in the Ordinary Course of Business or (2) in a fiduciary capacity for third parties not in an individual amount in excess of $10,000 or an aggregate amount of $500,000;

(o)           transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)           material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of HeritageBanc to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(q)           filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(r)            discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)           entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of HeritageBanc “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(t)            purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;

(u)           hiring of any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(v)           agreement, whether oral or written, by it to do any of the foregoing in this Section 4.18.

Section 4.19         Properties and Contracts. Except for Contracts evidencing Loans made by Heritage Bank in the Ordinary Course of Business, Schedule 4.19 lists or describes the following with respect to HeritageBanc and each HeritageBanc Subsidiary:

(a)           all real property owned by HeritageBanc and each HeritageBanc Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which HeritageBanc and each HeritageBanc Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of HeritageBanc or such HeritageBanc Subsidiary;

(b)           all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by HeritageBanc or any HeritageBanc Subsidiary, exclusive of deposit agreements with customers of Heritage Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)           each Contract that involves the performance of services or delivery of goods or materials by HeritageBanc or any HeritageBanc Subsidiary (i) of an amount or value in excess of $100,000 or (ii) that substantially restricts HeritageBanc’s actions or those of any HeritageBanc Subsidiary;

(d)           each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures of or receipts by HeritageBanc or any HeritageBanc Subsidiary in excess of $100,000;

(e)           each Contract not referred to elsewhere in this Section 4.19 that:

(i)        relates to the future purchase of goods or services that materially exceeds the requirements of HeritageBanc’s or any HeritageBanc Subsidiary’s respective business at current levels or for normal operating purposes; or

(ii)       materially affects the business or financial condition of HeritageBanc or any HeritageBanc Subsidiary;

(f)            each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 or with terms of less than one year);

(g)           each licensing agreement or other Contract, registration or application with the United State Patent and Trademark Office, with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of HeritageBanc or any HeritageBanc Subsidiary;

(h)           each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

(i)            each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by HeritageBanc or any HeritageBanc Subsidiary with any other Person;

(j)            each Contract containing covenants that in any way purport to substantially restrict the business activity of HeritageBanc or any HeritageBanc Subsidiary or any Affiliate of any of the foregoing, or substantially limit the ability of HeritageBanc or any HeritageBanc Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k)           each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)            the name and annual salary of each director, officer or employee of HeritageBanc and each HeritageBanc Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by HeritageBanc, each HeritageBanc Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2006, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m)          in respect to any HeritageBanc Benefit Plan, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of HeritageBanc or any HeritageBanc Subsidiary;

(n)           the name of each Person who is or would be entitled pursuant to any Contract or HeritageBanc Benefit Plan to receive any payment from HeritageBanc or any HeritageBanc Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o)           each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by HeritageBanc or any HeritageBanc Subsidiary to be responsible for consequential damages;

(p)           each Contract for capital expenditures in excess of $100,000;

(q)           each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by HeritageBanc or any HeritageBanc Subsidiary other than in the Ordinary Course of Business; and

(r)            each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

True, correct and complete copies of each document, plan or Contract listed and described on Schedule 4.19 previously have been provided to Old Second.

Section 4.20         No Defaults.  Except as set forth on Schedule 4.20, to the Knowledge of HeritageBanc, each Contract identified or required to be identified on Schedule 4.19 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. HeritageBanc and each HeritageBanc Subsidiary is, and at all times since January 1, 2004, has been, in compliance with all applicable terms and requirements of each Contract under which either HeritageBanc or any HeritageBanc Subsidiary has or had any material obligation or liability or by which HeritageBanc or any HeritageBanc Subsidiary or any of their respective material assets owned or used by them is or was bound. To the Knowledge of HeritageBanc, each other Person that has or had any obligation or liability under any such Contract under which HeritageBanc or any HeritageBanc Subsidiary has or had any rights is, and at all times since January 1, 2004, has been, in compliance with all applicable terms and requirements of such Contract. To the Knowledge of HeritageBanc, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give HeritageBanc, any HeritageBanc Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any HeritageBanc Loan, neither HeritageBanc nor any HeritageBanc Subsidiary has given to or received from any other Person, at any time since December 31, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to HeritageBanc or any HeritageBanc Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.21         Insurance.  Schedule 4.21 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by HeritageBanc or any HeritageBanc Subsidiary on the date of this Agreement. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full or provision for such payment has been made.

Section 4.22         Compliance with Environmental Laws.  Except as set forth on Schedule 4.22: (a) there are no Proceedings or Orders against HeritageBanc or any HeritageBanc Subsidiary, or, to the Knowledge of HeritageBanc, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of HeritageBanc, there is no Threatened Proceeding or Order against HeritageBanc or any HeritageBanc Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; (c) to the Knowledge of HeritageBanc, there is no factual basis for the assertion or commencement of a Proceeding or Order against HeritageBanc or any HeritageBanc Subsidiary, or any predecessor thereof, with respect to the violation of, or liability under, Environmental Laws; and (d) to the Knowledge of HeritageBanc, there are no pending or Threatened Proceedings or Orders against or involving the assets of HeritageBanc or any HeritageBanc Subsidiary. For purposes of this Section 4.22:  (x) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of HeritageBanc or any HeritageBanc Subsidiary, that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials; (y) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air; and (z) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

Section 4.23         Fiduciary Accounts.  Heritage Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of Heritage Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

Section 4.24         Indemnification Claims.  To the Knowledge of HeritageBanc, no action or failure to take action by any director, officer, employee or agent of HeritageBanc or any HeritageBanc Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification by HeritageBanc or any HeritageBanc Subsidiary under any agreement with, or the corporate indemnification provisions of, HeritageBanc or any HeritageBanc Subsidiary, or under any Legal Requirements.

Section 4.25         Insider Interests.  Except as set forth on Schedule 4.25, no officer or director of HeritageBanc or any HeritageBanc Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with HeritageBanc or any HeritageBanc Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of HeritageBanc or any HeritageBanc Subsidiary.

Section 4.26         Brokerage Commissions.  Except as set forth on Schedule 4.26, none of HeritageBanc, any HeritageBanc Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.27         Approval Delays.  To the Knowledge of HeritageBanc, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 is likely to be denied or unduly delayed. Heritage Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.28         Change of Control and other Payments.  Except as set forth on Schedule 4.28, there are no “change of control” payments or any other amounts due to any Person other than in their capacity as a holder of HeritageBanc Common Stock as a result of the execution of this Agreement by HeritageBanc and the closing of the Contemplated Transactions or any other consulting or employment agreements with any Person pursuant to which the termination of (i) such agreement or (ii) the employment or consulting relationship with such Person, would trigger any such payment.

Section 4.29         No Interested Stockholders.  There are no holders of HeritageBanc Common Stock who currently hold shares of Old Second Common Stock who would be an interested stockholder under Section 203 of the DGCL.

Section 4.30         Disclosure.  Neither any representation nor warranty of HeritageBanc in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF OLD SECOND

No representation or warranty of Old Second contained in ARTICLE 5 (other than the representations and warranties contained in (i) Section 5.5 and Section 5.6, which shall be true and correct in all material respects with respect to it, and (ii) Section 5.3(a) and Section 5.4(a), which shall be true and correct in all respects) will be deemed untrue or incorrect, and Old Second will not be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this ARTICLE 5 has had or is reasonably likely to have a Material Adverse Effect on Old Second, on a consolidated basis (the “Article 5 Standard”), Old Second hereby represents and warrants to HeritageBanc as follows:

Section 5.1            Old Second Organization.  Old Second:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, including the stock of Old Second Bank, and to carry on its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of Old Second and all amendments thereto set forth in the Old Second SEC Reports are complete and correct.

Section 5.2            Old Second Subsidiary Organization.

(a)           Old Second Acquisition, Inc.:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; and (b) is a wholly owned subsidiary of Old Second and has full power and authority, corporate and otherwise, to carry on its business as it is now being conducted.

(b)           Old Second Bank is a national commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Old Second Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

Section 5.3            Authorization; Enforceability.

(a)           Each of Old Second and Old Second Acquisition, Inc., has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Old Second and Old Second Acquisition, Inc., and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, if required, and this Agreement constitutes a legal, valid and binding obligation of each of Old Second and Old Second Acquisition, Inc. enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)           No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of Old Second or any Old Second Subsidiary:  (i) prohibits or restricts Old Second’s or Old Second Acquisition, Inc.’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject HeritageBanc to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Old Second and Old Second Acquisition, Inc. have each approved the execution of, and performance by each of Old Second and Old Second Acquisition, Inc. of their respective obligations under, this Agreement.

Section 5.4            No Conflict.  Except as set forth on Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date of this Agreement, or any currently effective resolution adopted by the board of directors or shareholders of, Old Second or any Old Second Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Old Second or any Old Second Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDI Act, the BHCA, the Securities Act, the Illinois Statutes and the Nasdaq Rules; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Old Second or any Old Second Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Old Second or any Old Second Subsidiary. Except for the approvals set forth on Schedule 5.4 or in Section 8.1 and the requisite approval, if required, of its shareholders, neither Old Second nor any Old Second Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.5            Old Second Capitalization.  The authorized capital stock of Old Second currently consists of (i) 20,000,000 shares of Old Second Common Stock, of which, on the date of this Agreement, (1) approximately 12,145,296 shares are duly issued and outstanding, fully paid and non-assessable, (2) approximately 4,545,479 shares are held in the treasury of Old Second and (3) approximately 210,073 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under Old Second benefit plans; and (ii) 300,000 shares of Preferred Stock, $1.00 par value per share, none of which, on the date of this Agreement, are issued and outstanding.

Section 5.6            Old Second Subsidiary Capitalization.

(a)           The authorized capital stock of Old Second Acquisition, Inc. consists, and immediately prior to the Effective Time, will consist, exclusively of 100 shares of capital stock, $1.00 par value per share (the “Old Second Acquisition, Inc. Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Old Second is, and will be on the Closing Date, the record and beneficial owner of 100% of the Old Second Acquisition, Inc. Shares, free and clear of any lien or encumbrance whatsoever.

(b)           The authorized capital stock of Old Second Bank consists, and immediately prior to the Effective Time, will consist, exclusively of 206,000 shares of capital stock, $10.00 par value per share (the “Old Second Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as disclosed in any Old Second SEC Report filed prior to the date of this Agreement or set forth on Schedule 5.6, Old Second is, and will be on the Closing Date, the record and beneficial owner of 100% of the Old Second Bank Shares, free and clear of any lien or encumbrance whatsoever.

Section 5.7            Old Second SEC Reports; Financial Statements and Call Reports; Regulatory Filings.

(a)           Old Second has timely filed all Old Second SEC Reports and all such Old Second SEC Reports have complied as to form in all respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. The Old Second SEC Reports were prepared in accordance with the requirements of all applicable Legal Requirements. As of their respective filing dates, none of the Old Second SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(b)           (i) Correct and complete copies of the Call Reports for Old Second Bank as of the close of business on December 31, 2005 and 2006, and on June 30, 2007, are included in Schedule 5.7.

(c)           The financial statements presented in the Old Second SEC Reports referred to in clause (b)(i) above have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clause (b)(ii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements presented in the Old Second SEC Reports referred to in clause (b)(i) above and the reports described in clause (b)(ii) above (collectively, the “Old Second Financial Statements”) are complete and correct in all respects and fairly and accurately present the consolidated financial position, assets, liabilities and results of operations of Old Second at the respective dates of and for the periods referred to in the Old Second Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Old Second Financial Statements.

(d)           To Old Second’s Knowledge, Old Second has complied in all material respects with (i) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended, and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Global Market.

(e)           Old Second and each Old Second Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements; and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date of this Agreement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 5.8            Loans; Loan Loss Reserve.  All loans and loan commitments extended by Old Second Bank and any extensions, renewals or continuations of such loans and loan commitments (the “Old Second Loans”) were made materially in accordance with the lending policies of Old Second Bank in the Ordinary Course of Business. The Old Second Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to Old Second Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth on Schedule 5.8, all such Old Second Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and Old Second Bank has complied, and at the Closing will have complied, with all Legal Requirements relating to such Old Second Loans. The allowance for loan and lease losses of Old Second Bank is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of Old Second, none of the Old Second Loans is subject to any material offset or claim of offset. The aggregate loan balances in excess of Old Second’s consolidated allowance for loan and lease losses are, consistent with past practice.

Section 5.9            Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 5.9, neither Old Second nor any Old Second Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Old Second Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Old Second Financial Statement, except as disclosed in any Old Second SEC Report filed prior to the date of this Agreement, there has not been any change in the business, operations, properties, assets or condition of Old Second or any Old Second Subsidiary, on a consolidated basis, and, to the Knowledge of Old Second, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Old Second, on a consolidated basis.

Section 5.10         Absence of Certain Changes and Events.  Except as disclosed in Old Second SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 5.10, since December 31, 2006, Old Second and each Old Second Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each such entity as of the date of this Agreement, since December 31, 2006, except as set forth on Schedule 5.10 or in the Old Second SEC Reports, there has not been any:

(a)           change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)           amendment to its certificate of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)           adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Old Second Benefit Plan;

(d)           except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person (other than securities acquired in the Ordinary Course of Business);

(e)           material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Old Second to respond to then current market or economic conditions or as may be required by any Regulatory Authorities; or

(f)            filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(g)           Old Second Loan, or commitment to make, renew, extend the term or increase the amount of any Old Second Loan, to any Person if such Old Second Loan or any other Old Second Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Old Second or any Old Second Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 5.10 shall prohibit Old Second or any Old Second Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; or

(h)           written agreement by it to do any of the foregoing in this Section 5.10.

Section 5.11         Brokerage Commissions.  Except as set forth on Schedule 5.11, none of Old Second, any Old Second Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 5.12         Approval Delays.  To the Knowledge of Old Second, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 is likely to be denied or unduly delayed. Old Second Bank’s most recent CRA rating is “satisfactory” or better.

Section 5.13         Financing.  Old Second has, either through cash on hand or a customary commitment letter for financing, as of the date of this Agreement, and will have at the Closing, sufficient funds to pay to the Exchange Agent the aggregate Cash Consideration in full, including any expenses to be incurred by Old Second in connection with this Agreement and all other amounts payable by Old Second at the Closing, and to perform its obligations hereunder following the Closing.

Section 5.14         Disclosure.  Neither any representation nor warranty of Old Second in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 7.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 6
HERITAGEBANC’S COVENANTS

Section 6.1            Access and Investigation.

(a)           Prior to the Closing Date, Old Second and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities, operations, records and properties of HeritageBanc and each HeritageBanc Subsidiary in accordance with the provisions of this Section 6.1. Old Second and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of HeritageBanc and each HeritageBanc Subsidiary and of their respective financial and legal conditions as Old Second shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of HeritageBanc or any HeritageBanc Subsidiary. Upon request, HeritageBanc and each HeritageBanc Subsidiary will furnish Old Second or its Representatives attorneys’ responses to auditors’ requests for information regarding HeritageBanc or such HeritageBanc Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Old Second (provided that, with respect to attorneys, such disclosure would not result in the waiver by HeritageBanc or any HeritageBanc Subsidiary of any claim of attorney-client privilege), and will permit Old Second and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for HeritageBanc or such HeritageBanc Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Old Second or its Representatives. No investigation by Old Second or any of its Representatives shall affect the representations and warranties made by HeritageBanc. This Section 6.1 shall not require the disclosure of any information the disclosure of which to Old Second would be prohibited by any Legal Requirement.

(b)           HeritageBanc shall allow a Representative of Old Second reasonably acceptable to HeritageBanc to attend in person or telephonically, as an observer, all meetings of the officer loan review committee of HeritageBanc and Heritage Bank. HeritageBanc shall give reasonable notice to Old Second of any such meeting and, if known, the agenda and other documents for or business to be discussed at such meeting. HeritageBanc shall also provide to Old Second all written information provided to directors of HeritageBanc or Heritage Bank in connection with any meeting of their respective boards of directors, except to the extent that such information relates to any amendment to this Agreement or discusses the merits of any Acquisition Transaction, or HeritageBanc is advised by its counsel that the receipt of such information by such observer would result in a waiver of HeritageBanc’s attorney-client privilege. It is understood by the parties that Old Second’s Representative will not have any voting rights with respect to matters discussed at these meetings and shall remain silent during all proceedings, and that Old Second is not managing the business or affairs of HeritageBanc.

Section 6.2            Operation of HeritageBanc and HeritageBanc Subsidiaries.  Except with the prior written consent of Old Second, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, HeritageBanc will, and will cause each HeritageBanc Subsidiary to:

(a)           conduct its business only in the Ordinary Course of Business;

(b)           use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)           confer with Old Second concerning potentially material issues affecting HeritageBanc’s operations;

(d)           enter into loan and deposit transactions only in accordance with sound credit practices and its formal loan policy and, from the date of this Agreement to the Closing Date, not enter into any new credit or new lending relationship in excess of $2,000,000 with any Person and any director or officer of, or any owner of a 10% or greater equity interest in, such Person, provided that, if HeritageBanc has made a written request to Old Second for permission to make an otherwise prohibited loan and has provided Old Second with all information necessary for Old Second to make an informed decision with respect to such request, and Old Second has failed to respond to such request within five (5) Business Days after Old Second’s receipt of such request, Old Second’s consent shall be deemed to have been given with respect to an action taken under with respect to such a prohibited loan;

(e)           acquire loan pool participations only in the Ordinary Course of Business;

(f)            maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g)           not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect the buying and selling by Heritage Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by Heritage Bank as of the date of this Agreement; provided further, that such restriction shall not prohibit HeritageBanc or any HeritageBanc Subsidiary from buying or selling securities with a maturity of one (1) year or less in the Ordinary Course of Business;

(h)           obtain, or take such steps and do all things within its legal power and authority (including consummating a corporate reorganization) to obtain, a Treasury Department

Form 8023 (“Elections Under Section 338 for Corporations Making Qualified Stock Purchases”), and equivalent forms (if any) applicable under state Tax law, executed by all shareholders of HeritageBanc (including any party deemed, for purposes of Form 8023 or such equivalent forms, to be a shareholder of HeritageBanc) and indicating the intention of such shareholders (including any party deemed, for purposes of Form 8023 or such equivalent forms, to be a shareholder of HeritageBanc) to make an election under Code section 338(h)(10) and equivalent elections under applicable state Tax law with respect to the Merger;

(i)            amend any HeritageBanc Benefit Plans to comply with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder; provided that, any such amendment shall not have a materially adverse effect on the “grandfathered” status of any such plan.

(j)            not purchase securities in connection with any agreements with the Federal Home Loan Bank of Chicago;

(k)           file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(l)            maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all Legal Requirements;

(m)          not take or allow any action that would result in the termination of HeritageBanc’s status as a validly electing S corporation within the meaning of Code Section 1361 or any analogous provision of applicable State or local Tax law; and

(n)           not take or allow any action that would result in the termination of any HeritageBanc Subsidiary’s status as a qualified subchapter S subsidiary within the meaning of Code Section 1361 or any analogous provision of applicable State or local Tax law.

Section 6.3            Negative Covenant.  Except as otherwise expressly permitted by this Agreement, or as contemplated by Schedule 4.17, between the date of this Agreement and the Closing Date, HeritageBanc will not, and will cause each HeritageBanc Subsidiary not to, without the prior written consent of Old Second, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.18 is likely to occur. For purposes of this Section 6.3, Old Second’s consent shall be deemed to have been given if HeritageBanc has made a written request for permission to take any action otherwise prohibited by this Section 6.3 and has provided Old Second with information sufficient for Old Second to make an informed decision with respect to such request, and Old Second has failed to respond to such request within five (5) Business Days after Old Second’s receipt of such request.

Section 6.4            Subsequent HeritageBanc Financial Statements.  As soon as available after the date of this Agreement, HeritageBanc will furnish Old Second with copies of (a) the quarterly unaudited balance sheets, statements of income, statements of cash flows and statements of shareholders’ equity of each of HeritageBanc and Heritage Bank, prepared for the internal use of HeritageBanc, (b) audited consolidated balance sheets for HeritageBanc as of December 31, 2007, and the related consolidated statements of income, statements of cash flows and consolidated statements of shareholders’ equity of HeritageBanc for the year ended December 31, 2007, (c) Heritage Bank’s Call Reports for each quarterly period completed after June 30, 2007, and (d) all other financial reports or statements submitted after the date hereof by HeritageBanc or Heritage Bank to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent HeritageBanc Financial Statements”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent HeritageBanc Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. To the extent HeritageBanc prepares or receives subsequent quarterly unaudited, or annual audited, consolidated and consolidating balance sheets, consolidated and consolidating statements of income, consolidated and consolidating statements of cash flows and consolidated and consolidating statements of shareholders’ equity of HeritageBanc, HeritageBanc shall make the same immediately available to Old Second.

Section 6.5            Advice of Changes.  Between the date of this Agreement and the Closing Date, HeritageBanc will promptly notify Old Second in writing if HeritageBanc or any HeritageBanc Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of HeritageBanc’s representations and warranties as of the date of this Agreement, or if HeritageBanc or any HeritageBanc Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the HeritageBanc Schedules if such HeritageBanc Schedules were dated the date of the occurrence or discovery of any such fact or condition, HeritageBanc will promptly deliver to Old Second a supplement to the HeritageBanc Schedules specifying such change. During the same period, HeritageBanc will promptly notify Old Second of the occurrence of any breach of any covenant of HeritageBanc in this ARTICLE 6 or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 9 impossible or unlikely.

Section 6.6            Other Offers.

(a)           Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 11, HeritageBanc will not, and will cause each HeritageBanc Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Old Second) relating to any Acquisition Transaction or a potential Acquisition Transaction involving HeritageBanc or any HeritageBanc Subsidiary. Notwithstanding the foregoing, HeritageBanc may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by HeritageBanc, any HeritageBanc Subsidiary or any of their respective Representatives or Affiliates (an “Unsolicited HeritageBanc Proposal”), but only to the extent that the board of directors of HeritageBanc determines, in good faith, that the exercise of its fiduciary duties to HeritageBanc’s shareholders under applicable law, as advised by its counsel, requires it to take such action; provided, however, that HeritageBanc may not, in any event, provide to such third party any information which it has not provided to Old Second. HeritageBanc shall promptly notify Old Second orally, confirmed in writing within two (2) Business Days thereafter, in the event it receives any such inquiry or proposal and such written notice contains (i) a copy of the Unsolicited HeritageBanc Proposal, if such proposal was received in writing or any written statements which were provided in connection with an oral proposal, (ii) a written summary of the terms, sufficiently detailed to outline the material terms of the Unsolicited HeritageBanc Proposal if such proposal was received orally, to be promptly followed by delivery of all written materials subsequently received in connection therewith, (iii) such other information as Old Second shall reasonably need to evaluate the merits of such proposal, or the Person(s) making the proposal, that is reasonably available to HeritageBanc and (iv) the same information contained in subparagraphs (i) through (iii) for any subsequent Unsolicited HeritageBanc Proposal or any amendment or modification thereof.

(b)           HeritageBanc may enter into a definitive agreement with respect to an Unsolicited HeritageBanc Proposal that is submitted to HeritageBanc after the date of this Agreement and prior to the Closing Date, if and so long as (i) neither HeritageBanc nor any HeritageBanc Subsidiary has violated any of the provisions of this Agreement, (ii) HeritageBanc provides Old Second with written notice indicating that HeritageBanc, acting in good faith, believes that the Unsolicited HeritageBanc Proposal is reasonably likely to constitute a Superior HeritageBanc Proposal, which notice shall be delivered to Old Second at least three (3) Business Days prior to the date of the meeting of the board of directors of HeritageBanc considering whether the Unsolicited HeritageBanc Proposal is a Superior HeritageBanc Proposal, (iii) during the three (3) Business Day period after HeritageBanc provides Old Second with the written notice described in clause (ii) above, HeritageBanc shall and shall cause its financial and legal advisors to negotiate in good faith with Old Second (to the extent Old Second wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Unsolicited HeritageBanc Proposal would not constitute a Superior HeritageBanc Proposal and, therefore, HeritageBanc would be required to proceed with the transactions contemplated hereby on such adjusted terms, (iv) notwithstanding the negotiations and adjustments pursuant to clause (iii) above, the board of directors of HeritageBanc makes the determination necessary for such Unsolicited HeritageBanc Proposal to constitute a Superior HeritageBanc Proposal, (v) notwithstanding the negotiations and adjustments pursuant to clause (iii) above, the requisite number of the members of the board of directors of HeritageBanc determines, in good faith after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to such Unsolicited HeritageBanc Proposal would constitute a breach of its fiduciary duties to HeritageBanc’s shareholders under applicable Legal Requirements, (vi) HeritageBanc does not approve or recommend or enter into a definitive agreement with respect to such Unsolicited HeritageBanc Proposal at any time before the date that is the third (3rd) Business Day after Old Second receives a written notice to the effect that the board of directors of HeritageBanc has made the determinations described in clauses (iv) and (v) above, (vii) within five (5) Business Days after HeritageBanc provides Old Second with the written notice described in clause (vi) above, Old Second does not make a written offer to adjust the terms and conditions of this Agreement and a majority of the board of directors of HeritageBanc determines in good faith, after consultation with its financial advisor and its outside legal counsel, that such written offer is not as favorable to HeritageBanc’s shareholders from a financial point of view as the Unsolicited HeritageBanc Proposal then determined to be a Superior HeritageBanc Proposal and (viii) not later than the execution and delivery of a definitive agreement with respect to, any such Superior HeritageBanc Proposal, HeritageBanc (1) terminates this Agreement pursuant to Section 11.1 and (2) makes the payments required to be made pursuant to Section 11.4 and Section 11.5.

Section 6.7            Officer Letter Agreements.  Concurrently with the execution and delivery of this Agreement, HeritageBanc shall cause to be delivered to Old Second letter agreements, in the form attached as Exhibit E hereto, signed by each of Patrick Roe and John Ladowicz, to be effective at the Effective Time.

Section 6.8            Affiliate Agreements.  Not later than the 15th day before the mailing of the Proxy Statement-Prospectus, HeritageBanc will deliver to Old Second a schedule of each person that, to the Knowledge of HeritageBanc, is or is reasonably likely to be, as of the date of the HeritageBanc Meeting, deemed to be an “affiliate” of HeritageBanc (each, a “HeritageBanc Affiliate”) as that term is used in Rule 145 under the Securities Act. HeritageBanc will use its commercially reasonable best efforts to cause each person who may be deemed to be a HeritageBanc Affiliate to execute and deliver to HeritageBanc and Old Second on or before the date of mailing of the Proxy Statement-Prospectus an agreement in substantially the form attached hereto as Exhibit F.

Section 6.9            Shareholders’ Meeting.  HeritageBanc shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. HeritageBanc shall mail to its shareholders, at least twenty (20) Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus, which shall include a copy of this Agreement. Subject to its fiduciary duties, HeritageBanc and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of HeritageBanc. For the avoidance of doubt, the parties acknowledge that the failure of HeritageBanc to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 6.9 shall be deemed to have a Material Adverse Effect on HeritageBanc on a consolidated basis and on Old Second’s and its shareholders’ rights under this Agreement.

Section 6.10         Information Provided to Old Second.  HeritageBanc agrees that the information concerning HeritageBanc or any HeritageBanc Subsidiary that is provided or to be provided by HeritageBanc to Old Second for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of HeritageBanc’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy

Statement-Prospectus shall be mailed. Notwithstanding the foregoing, HeritageBanc shall have no responsibility for the truth or accuracy of any information with respect to Old Second or any Old Second Subsidiary or any of their Affiliates provided by Old Second and contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.11         Accounting and Other Adjustments.  HeritageBanc agrees that it shall, and shall cause each HeritageBanc Subsidiary, to:  (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Old Second, on a consolidated basis after the Effective Time, in any case as Old Second shall reasonably request, provided, however, that neither HeritageBanc nor any HeritageBanc Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Old Second shall confirm in writing that it has satisfied all of the conditions listed in ARTICLE 10 (except for the completion of actions to be taken at the Closing), unless the satisfaction of any such conditions shall have been waived by HeritageBanc, and that, to the Knowledge of Old Second, there are no facts or circumstances which would prevent Old Second from consummating the Contemplated Transactions.

Section 6.12         Capital Stock.  Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of Old Second, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, HeritageBanc shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of HeritageBanc Common Stock or any other capital stock of HeritageBanc, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock. No additional shares of HeritageBanc Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

Section 6.13         Dividends.  Notwithstanding anything contained in this Agreement to the contrary, the parties agree that, between the date of this Agreement and the Effective Time, HeritageBanc may declare and pay to its shareholders all dividends, up to and including the Effective Time, to the extent necessary for such shareholders to pay their respective Taxes (including estimated Taxes and shall be calculated in a manner consistent with past practices) on income arising from the operations of HeritageBanc during the portion of HeritageBanc’s current Tax year prior to the Closing Date (excluding any income taxable as a result of the 338(h)(10) Election). Except for the distributions described in Section 6.13, HeritageBanc shall not declare, pay or make any other dividend or other distribution or payment in respect of, or redemption of, shares of HeritageBanc Common Stock.

Section 6.14         Consents; and Third Party Approvals.  As soon as practicable after the date of this Agreement, Old Second shall use its commercially reasonable efforts to obtain the approvals listed on Schedule 4.4.

Section 6.15         Bonus and Directors’ Fee Payments and Accruals.  Notwithstanding anything contained in this Agreement to the contrary, the parties agree that HeritageBanc and any HeritageBanc Subsidiary may continue with respect to its current fiscal year and through the Closing Date to accrue and pay bonuses to its employees and fees to its directors as set forth on Schedule 6.15.

Section 6.16         Voting Agreements.  Concurrently with the execution of this Agreement, John Ladowicz and Patrick Roe shall deliver to Old Second voting agreements in the form attached hereto as Exhibit G whereby Messrs. Ladowicz and Roe agree, in their capacity as individual record holders of HeritageBanc Common Stock, to vote their individually held shares in all manners consistent with this agreement and the Contemplated Transactions and, in their capacity as individual record holders of HeritageBanc Common Stock, will not persuade, lobby or suggest any other holder of HeritageBanc Common Stock to vote their shares against this Agreement and the Contemplated Transactions.

Section 6.17         Delivery of Year- End Audit.  HeritageBanc agrees to cooperate with Old Second in obtaining 2007 year-end audited financial statements (and/or, if requested by Old Second, interim period audited financial statements) from HeritageBanc’s outside independent auditing firm as promptly as practicable and to deliver such financial statements to Old Second promptly upon receipt thereof.

Section 6.18         Loan and Lease Loss Allowance.  Heritage Bank will, consistent with past practice, maintain an allowance for loan and lease losses that is adequate in all material respects under applicable legal requirements and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable).

Section 6.19         Covenants Regarding the Heritage ESOP.

(a)           HeritageBanc shall take any such actions as are necessary, in accordance with the Heritage ESOP, to cause (a) HeritageBanc employees who are participants in the Heritage ESOP to have the opportunity to direct the Heritage ESOP trustee as to the voting, with respect to the Merger, of the number of shares of HeritageBanc Common Stock allocated to their Heritage ESOP accounts, (b) the Heritage ESOP trustee to vote, with respect to the Merger, the number of shares of HeritageBanc Common Stock held by the Heritage ESOP but not allocated to the Heritage ESOP participants’ accounts, as provided under the terms of the Heritage ESOP, (c) the Heritage ESOP trustee to have the authority necessary to exchange the HeritageBanc Common Stock held by the Heritage ESOP and to otherwise participate in the Contemplated Transactions, and (d) no violation of ERISA or the Code in connection with the Heritage ESOP’s sale or exchange of the HeritageBanc Common Stock held by the Heritage ESOP or the Contemplated Transactions.

(b)           Additionally, HeritageBanc shall take any such actions as are necessary to cause, (a) on or before the Effective Time, the termination of the Heritage ESOP; (b) no later than the Effective Time, conditioned upon consummation of the Merger, all shares of HeritageBanc Common Stock held by the Heritage ESOP to be converted into rights to receive the Merger Consideration in respect thereof; (c) on or before the Effective Time, all outstanding indebtedness of the Heritage

ESOP to be repaid using dividends attributable to either allocated or unallocated shares of HeritageBanc Common Stock held by the Heritage ESOP, any other assets held in the Heritage ESOP unallocated suspense account and additional contributions by HeritageBanc to the extent necessary; (d) no later than the Effective Time, or as soon as practicable thereafter, any assets remaining in the Heritage ESOP’s unallocated suspense account after payment of all outstanding indebtedness and other liabilities of the Heritage ESOP to be allocated to the accounts of the Heritage ESOP participants; and (e) no later than the Effective Time, or as soon as practicable thereafter, the net assets of the Heritage ESOP to be distributed to such Heritage ESOP participants.

(c)           HeritageBanc may make amendments to the Heritage ESOP as required to carry out such obligations; provided, however, that (i) no such amendment shall require or have the effect of requiring Old Second to make any contributions to the Heritage ESOP after the Effective Time; (ii) no such amendments shall require or have the effect of requiring HeritageBanc to make any contributions to the Heritage ESOP at or prior to the Effective Time other than contributions necessary to allow the Heritage ESOP to make required payments on currently outstanding securities acquisition loans; (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the Heritage ESOP under Section 401(a) of the Code; and (iv) no such amendment shall require or have the effect of requiring the continuation of the Heritage ESOP after the Effective Time except to the extent specifically approved by Old Second. HeritageBanc shall make no contributions to the Heritage ESOP between the date hereof and the Effective Time other than such as may be required to maintain the tax-qualified status of the Heritage ESOP or to enable the Heritage ESOP to make required payments on the currently outstanding securities acquisition loans.

(d)           HeritageBanc shall be permitted to use regular quarterly cash dividends paid by HeritageBanc and held in the Heritage ESOP suspense account or allocated to ESOP participants’ accounts as part of any required Heritage ESOP payments or as a supplement to such required Heritage ESOP payments. Before the adoption of any amendment of the Heritage ESOP, HeritageBanc shall first submit the amendment to Old Second for its review and approval. Throughout the Heritage ESOP termination process, HeritageBanc shall keep Old Second timely informed of the planning for and occurrence of the transactions involved in the termination. Subsequent to the Effective Time, the Surviving Corporation shall be the successor of HeritageBanc with respect to the Heritage ESOP and the Surviving Corporation shall hold all authority necessary to complete the termination of the Heritage ESOP as otherwise provided herein.

ARTICLE 7
OLD SECOND’S COVENANTS

Section 7.1            Access and Investigation.  Solely for the purpose of verifying the representations and warranties made by Old Second in this Agreement, prior to the Closing Date, HeritageBanc and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities, operations, records and properties of Old Second and each Old Second Subsidiary in accordance with the provisions of this Section 7.1; provided, however, that such access or investigation shall not interfere materially with the normal operations of Old Second or any Old Second Subsidiary. No investigation by HeritageBanc or any of its Representatives shall affect the representations and warranties made by Old Second. This Section 7.1 shall not require the disclosure of any information the disclosure of which to HeritageBanc would be prohibited by any Legal Requirement or which would cause Old Second to be required, pursuant to Regulation FD or otherwise, to be required to file an additional Old Second SEC Report earlier than it otherwise would be required to file.

Section 7.2            No Changes.  Between the date of this Agreement and the Closing Date, Old Second will not, and will cause each Old Second Subsidiary not to (a) amend its articles of incorporation or by-laws, or similar charter documents, in any manner that would have a material adverse effect on the rights of the holders of Old Second Common Stock or (b) make any substantial or material change, as measured on a consolidated basis, in Old Second’s usual, regular and ordinary course of business as conducted on the date of this Agreement.

Section 7.3            Advice of Changes.  Between the date of this Agreement and the Closing Date, Old Second will promptly notify HeritageBanc in writing if Old Second or any Old Second Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Old Second’s representations and warranties as of the date of this Agreement, or if Old Second or any Old Second Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Old Second Schedules if such Old Second Schedules were dated the date of the occurrence or discovery of any such fact or condition, Old Second will promptly deliver to HeritageBanc a supplement to the Old Second Schedules specifying such change. During the same period, Old Second will promptly notify HeritageBanc of the occurrence of any breach of any covenant of Old Second in this ARTICLE 7 or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 10 impossible or unlikely. All of the foregoing notwithstanding, this Section 7.3 shall be subject to the same limitations as set forth in the last sentence of Section 7.1

Section 7.4            Information Provided to HeritageBanc.  Old Second agrees that none of the information concerning Old Second or any Old Second Subsidiary that is provided or to be provided by Old Second to HeritageBanc for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of Old Second’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, Old Second shall have no responsibility for the truth or accuracy of any information with respect to HeritageBanc or any HeritageBanc Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.5            Indemnification.  Except as may be limited by applicable Legal Requirements, Old Second shall honor any of HeritageBanc’s obligations in respect of indemnification and advancement of expenses currently provided by HeritageBanc in its articles of incorporation or by-laws, or the charter or by-laws of Heritage Bank, in favor of the current and former directors and officers of HeritageBanc and Heritage Bank, respectively, for not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time. Old Second shall acquire and maintain for a period of three (3) years extended insurance coverage for acts or omissions occurring at or prior to the Effective Time, including coverage for acts or omissions of the ESOP trustee, with respect to those persons who are currently covered by HeritageBanc’s director and officer liability policies of insurance (commonly referred to as “tail coverage”) on terms with respect to such coverage and amount substantially similar to the terms and conditions of HeritageBanc’s director and officer liability policies of insurance in effect immediately prior to the Effective Time.

Section 7.6            Authorization and Reservation of Old Second Common Stock.  The board of directors of Old Second shall, as of the date hereof, authorize and reserve the maximum number of shares of Old Second Common Stock to be issued pursuant to this Agreement.

Section 7.7            Nasdaq Listing.  Old Second shall use its commercially reasonable best efforts to list on the Nasdaq Global Market, subject to official notice of issuance, all shares of Old Second Common Stock to be issued in connection with the Merger.

Section 7.8            Old Second Board.  Old Second shall use its best efforts to ensure that, promptly after the Closing Date, John Ladowicz will be appointed to the board of directors of Old Second, to serve in the class of directors to stand for re-election at the 2008 Old Second annual meeting of shareholders (the “2008 Meeting”), and re-nominated to serve in the class of directors up for re-election at the 2008 Meeting; provided, however, that if the proxy statement for the 2008 Meeting has been finalized prior to the Closing Date, Old Second shall use its best efforts to ensure that, promptly after the Closing Date, John Ladowicz will be appointed to the board of directors of Old Second, to serve in the class of directors to stand for re-election at the 2009 Old Second annual meeting of shareholders (the “2009 Meeting”), and re-nominated to serve in the class of directors up for re-election at the 2009 Meeting.

Section 7.9            Employment Letter Agreements.  Concurrently with the execution and delivery of this Agreement, Old Second shall deliver to HeritageBanc the letter agreements, in the forms attached hereto as Exhibit H, as to the respective terms of the employment of certain executives of Heritage Bank with Old Second Bank following the Effective Time.

Section 7.10         Consents and Third Party Approvals.  As soon as practicable after the date of this Agreement, Old Second shall use its commercially reasonable efforts to obtain the approvals listed on Schedule 5.4.

Section 7.11         Dividends.  Old Second agrees to pay any dividend declared in the calendar quarter in which the Closing Date occurs to any Person who is a shareholder of Old Second Common Stock on the record date of such dividend.

Section 7.12         Loan and Lease Loss Allowances.  and Old Second will maintain an allowance for loan and lease losses that is adequate in all material respects under applicable legal requirements and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable).

ARTICLE 8
COVENANTS OF ALL PARTIES

Section 8.1            Regulatory Approvals.  Old Second and HeritageBanc shall use their commercially reasonable best efforts to make or cause to be made, within thirty (30) days after the date of this Agreement, all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA; (b) the Division pursuant to the Illinois Banking Act; (c) the FDIC pursuant to the FDI Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. The parties shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, each party and its counsel shall be provided with the opportunity to comment thereon, and agrees promptly to advise the other and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings, and to provide copies of any such written communication.

Section 8.2            SEC Registration.  Old Second shall use its commercially reasonable best efforts to prepare and file with the SEC, within forty-five (45) days after the date of this Agreement, a registration statement on an appropriate form under the Securities Act covering the shares of Old Second Common Stock to be issued pursuant to this Agreement and shall use all reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the “Registration Statement”). The Registration Statement shall include a proxy statement-prospectus prepared by HeritageBanc (the “Proxy Statement-Prospectus”), for use in connection with the meeting of the shareholders of HeritageBanc referred to in Section 6.9, all in accordance with the rules and regulations of the SEC. Old Second shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of Old Second Common Stock to shareholders of HeritageBanc as part of the Adjusted Merger Consideration. In advance of any filing made under this Section 8.2, Old Second and HeritageBanc and their respective counsel shall be provided with the opportunity to comment thereon, and Old Second and HeritageBanc each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings, and to provide to the other party and its counsel copies of any such written communications.

Section 8.3            Necessary Approvals.  Old Second and HeritageBanc agree that Barack Ferrazzano Kirschbaum & Nagelberg LLP will have primary responsibility for preparation of:  (a) the documentation for the financing of the Cash Consideration; (b) the Registration Statement; and (c) the necessary applications for regulatory approval of the Contemplated Transactions. Each of Old Second and HeritageBanc and their respective Subsidiaries agrees fully to promptly cooperate with each other and their respective counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.4            Customer and Employee Relationships.  HeritageBanc agrees that the officers, managers and employees of Old Second may:

(a)           participate in meetings or discussions with officers and employees of HeritageBanc and the HeritageBanc Subsidiaries in connection with employment opportunities with Old Second after the Effective Time, and, in connection therewith, the parties acknowledge that Old Second may, after consultation with and upon the consent of HeritageBanc, enter into employment arrangements with the individuals identified on Exhibit I; and

(b)           contact Persons having dealings with HeritageBanc or the HeritageBanc Subsidiaries for the purpose of informing such Persons of the services to be offered by Old Second after the Effective Time.

Section 8.5            Publicity.  Prior to the Effective Time, the parties to this Agreement will consult with each other and provide each party opportunity to comment and review before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions. The parties to this Agreement further agree not to make any public statement which is in material contravention of any such press releases or public statements or the provisions of this Agreement unless required by law.

Section 8.6            Best Efforts; Cooperation.  Each of Old Second and HeritageBanc agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as possible. Neither Old Second nor HeritageBanc will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Old Second and HeritageBanc will, and will cause each of Old Second Bank and each HeritageBanc Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 8.7            338(h)(10) Election.  At Old Second’s option, and as promptly as Old Second shall reasonably determine following the Effective Time, an election under Section 338(h)(10) of the Code and equivalent elections under applicable state law (the “338(h)(10) Election”) shall be made in connection with the Merger. Not less than ten (10) Business Days prior to the Closing, Old Second shall (i) prepare an allocation statement, showing an allocation of the Merger Consideration among the assets of HeritageBanc in accordance with Sections 338 and 1060 of the Code and any comparable provisions of state, local or foreign law, as appropriate, and (ii) provide such allocation statement to the Shareholder Representative. Within five (5) Business Days of receiving the allocation statement from Old Second, the Shareholder Representative shall review and comment on such allocation statement, and, prior to the Closing, Old Second shall make any such changes that are reasonably requested. If Old Second chooses to make the 338(h)(10) Election, then such election, and all Tax filings made subsequent to the filing of such election, shall be made in a manner consistent with the allocation statement contemplated herein.

Section 8.8            Tax Treatment and Filings.  The parties hereto intend for the Merger to constitute a “qualified stock purchase” within the meaning of Code Section 338(d)(3). Each of Old Second and HeritageBanc shall not, and shall not permit their respective Subsidiaries to, take any tax position that is inconsistent with the tax treatment, including the 338(h)(10) Election, described herein for the Merger. Old Second shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns for HeritageBanc for all periods ending on or before the Closing Date that are required to be filed after the Closing Date; provided, however, that not less than thirty (30) days prior to the filing of any such Tax Return Old Second shall provide a draft of each such Tax return to the Shareholder Representative and shall permit the Shareholder Representative to review and comment on each such Tax Return, and shall make any revisions to such Tax Returns as are reasonably requested by the Shareholder Representative.

Section 8.9            Employee Benefits.

(a)           Old Second shall offer to employees of HeritageBanc and any HeritageBanc Subsidiary, respectively, benefits which are substantially similar in the aggregate to the types of benefits presently offered to employees of Old Second and its Subsidiaries, as applicable. All continuing employees of HeritageBanc or any HeritageBanc Subsidiary shall receive full service credit (other than for benefit accrual purposes) for all years of employment with such entity. Each of Old Second and HeritageBanc agrees to cooperate and use its commercially reasonable best efforts to facilitate the rollover of any and all employee participation amounts held in the Heritage ESOP into the existing Old Second 401(k) Plan and terminate all other HeritageBanc benefit plans.

(b)           HeritageBanc agrees not to permit the transfer of any HeritageBanc Common Stock which is subject to the Heritage ESOP to any Person who would cause HeritageBanc to lose its S corporation status under the Code. HeritageBanc further agrees, from the date of this Agreement until the Closing Date, to provide to Old Second, as soon as such information is available, notice of any transfers of HeritageBanc Common Stock held by the trustee of the Heritage ESOP for the benefit of any participant under the Heritage ESOP.

(c)           The parties hereby agree that, prior to the Closing with at least 30 days prior written notice to Old Second, HeritageBanc shall retain the right to amend the Heritage ESOP, to pay off the Heritage ESOP loan, terminate the Heritage ESOP, and distribute participants’ accounts under the Heritage ESOP in cash, in-kind or in a combination of both.

(d)           Old Second agrees to pay on the first Business Day after the Closing to each of the Persons set forth on Schedule 4.28 the amounts listed on said Schedule.

(e)           Solely for the purpose of inducing those employees of HeritageBanc or Heritage Bank who are important to Heritage Bank’s continued operations to continue their employment with HeritageBanc or Heritage Bank, as applicable, through the Closing Date, the parties agree that HeritageBanc shall have the right to pay stay bonuses, not to exceed, in the aggregate, $300,000, in such amounts and to such HeritageBanc or Heritage Bank employees as reasonably proposed by HeritageBanc, subject to the prior written approval of Old Second after duly taking into account the importance of such employees as presented by management of HeritageBanc.

(f)            If Old Second or any Old Second Subsidiary terminates the employment of any existing full-time employee of HeritageBanc or any HeritageBanc Subsidiary, other than for cause, within the one-year period following the Effective Time, Old Second shall provide severance benefits in a cash amount equal to such employee’s regular salary for a one-week period (as in effect immediately prior to the Effective Time), multiplied by the total number of whole years of such employee’s full-time employment at HeritageBanc or any HeritageBanc Subsidiary, up to a maximum of 13 weeks of salary.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF OLD SECOND

The obligations of Old Second to consummate the Contemplated Transactions and to take the other actions required to be taken by Old Second at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Old Second, in whole or in part):

Section 9.1            Accuracy of Representations and Warranties.  All of the representations and warranties of HeritageBanc set forth in this Agreement shall be true and correct in accordance with the Article 4 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 9.2            HeritageBanc’s Performance.  HeritageBanc shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, HeritageBanc shall have performed and complied in all respects with such covenants and obligations.

Section 9.3            Documents Satisfactory.  All proceedings, corporate or other, to be taken by HeritageBanc in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Old Second.

Section 9.4            Corporate Approval.  This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of HeritageBanc.

Section 9.5            No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against HeritageBanc or any HeritageBanc Subsidiary any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on HeritageBanc on a consolidated basis or on Old Second’s rights under this Agreement.

Section 9.6            Absence of Material Adverse Changes.  From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on HeritageBanc on a consolidated basis.

Section 9.7            Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Old Second, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on HeritageBanc on a consolidated basis or on Old Second’s rights under this Agreement.

Section 9.8            No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9            Registration Statement.  The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 9.10         Nasdaq Listing.  The shares of Old Second Common Stock to be issued in connection with the Merger, shall have been approved for listing on The Nasdaq Global Market.

Section 9.11         338(h)(10) Election.  All of the requisite consents and other requirements for a valid and effective 338(h)(10) Election shall have been obtained or fulfilled, respectively, other than any such consent or requirement which is wholly within the control of Old Second to so obtain or fulfill.

Section 9.12         Loan Loss Reserve.  In connection with the HeritageBanc Loans, on the Closing Date, HeritageBanc shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and with respect to such loan and lease losses, neither HeritageBanc nor Heritage Bank shall have taken or established any negative allowance or reserve since September 30, 2007. Old Second shall have the right, exercisable from time to time upon written request prior to the Closing Date, to review changes to such allowances and reserves prior, and upon any such request, HeritageBanc shall promptly furnish Old Second with such requested information.

Section 9.13         Minimum Equity Requirement.  HeritageBanc’s Adjusted Stockholders’ Equity, calculated not more than three (3) Business Days prior to the Closing Date, shall not be less than the Adjusted Stockholders’ Equity of HeritageBanc as of September 30, 2007, plus, (i) $806,000.00, and (ii) $200,000.00 per month commencing on October 1, 2007 until the Closing Date, such amount pro-rated for any partial month in which the Closing Date occurs.

Section 9.14         Dissenting Shares.   The holders of HeritageBanc Common Stock who have exercised their rights to dissent from the Merger, and have not withdrawn the same, shall represent and hold of record not more than 5% of the total issued and outstanding shares of HeritageBanc.

Section 9.15         Change of Control Payments by HeritageBanc.  All payments included on Schedule 4.28 to Messrs. Ladowicz and Roe shall have been paid by HeritageBanc to the individuals set forth on Schedule 4.28 prior to the Closing Date.

Section 9.16         Chase Loan Payoff.   The obligations payable to JPMorgan Chase set forth on Schedule 4.4 Item 1., shall be indefeasibly paid in full and all obligations, liabilities and security interests granted in connection therewith shall be automatically terminated and released upon such indefeasible payment in full.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HERITAGEBANC

The obligations of HeritageBanc to consummate the Contemplated Transactions and to take the other actions required to be taken by HeritageBanc at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by HeritageBanc, in whole or in part):

Section 10.1         Accuracy of Representations and Warranties.  All of the representations and warranties of Old Second set forth in this Agreement shall be true and correct in accordance with the Article 5 Standard with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 10.2         Old Second’s Performance.  Old Second shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Old Second shall have performed and complied in all respects with such covenants and obligations.

Section 10.3         Documents Satisfactory.  All proceedings, corporate or other, to be taken by Old Second in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for HeritageBanc.

Section 10.4         Corporate Approval.  This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of HeritageBanc.

Section 10.5         No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Old Second or any Old Second Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Old Second, on a consolidated basis, or on HeritageBanc’s rights under this Agreement.

Section 10.6         Absence of Material Adverse Changes.  From the date of this Agreement to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on Old Second, on a consolidated basis.

Section 10.7         Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to HeritageBanc, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on Old Second, on a consolidated basis, or on HeritageBanc’s rights under this Agreement.

Section 10.8         No Prohibitions.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 10.9         Registration Statement.  The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 10.10       Fairness Opinion.   Prior to distribution of the Proxy Statement-Prospectus to the shareholders of HeritageBanc, the board of directors of HeritageBanc shall have received an opinion from Stifel, Nicolaus & Company, Inc. to the effect that the consideration to be received by HeritageBanc’s shareholders in connection with the Merger is fair, from a financial point of view, to HeritageBanc’s shareholders, and the same shall not have been withdrawn prior to the Closing.

Section 10.11       Nasdaq Listing.  The shares of Old Second Common Stock to be issued in connection with the Merger, shall have been approved for listing on The Nasdaq Global Market.

ARTICLE 11
TERMINATION

Section 11.1         Termination of Agreement.  This Agreement may be terminated only as set forth below:

(a)           by mutual consent of the boards of directors of Old Second and HeritageBanc, each evidenced by appropriate written resolutions;

(b)           by Old Second if:  (i) any of the conditions in ARTICLE 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Old Second to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Old Second or HeritageBanc if the Closing were to occur, and for purposes hereof the failure of the condition set forth in Section 9.11 shall be deemed to have a Material Adverse Effect; and (iii) Old Second has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent:  (A) action, (B) failure to act or (C) misrepresentation, of or by HeritageBanc;

(c)           by HeritageBanc if:  (i) any of the conditions in ARTICLE 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of HeritageBanc to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Old Second, on a consolidated basis, if the Closing were to occur; and (iii) HeritageBanc has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent:  (A) action, (B) failure to act or (C) misrepresentation, of or by Old Second;

(d)           by Old Second by giving written notice of such termination to HeritageBanc if:  (i) there has been (A) a breach of any covenant herein that could reasonably be expected to have a Material Adverse Effect on Old Second or HeritageBanc (except for breaches of Section 6.6 or Section 6.9, which are separately addressed in Section 11.1(g)), on the part of HeritageBanc which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from Old Second, unless such breach or failure is a result of the failure by Old Second to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of HeritageBanc herein that (individually or, together with other such breaches, in the aggregate) could reasonably be expected to have a Material Adverse Effect on Old Second or HeritageBanc, and that, in the reasonable opinion of Old Second’s board of directors, by its nature cannot be cured on or prior to the Termination Date (as defined below); or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any

Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(e)           by HeritageBanc by giving written notice of such termination to Old Second if:  (i) there has been (A) a breach of any covenant herein that could reasonably be expected to have a Material Adverse Effect on Old Second, on a consolidated basis, on the part of Old Second which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from HeritageBanc, unless such breach or failure is a result of the failure by HeritageBanc to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of Old Second herein that (individually or, together with other such breaches, in the aggregate) could reasonably be expected to have a Material Adverse Effect on Old Second, on a consolidated basis, and that, in the reasonable opinion of HeritageBanc’s board of directors, by its nature cannot be cured on or prior to the Termination Date; or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(f)            by Old Second or HeritageBanc, by giving written notice of such termination to the other party, if:  (i) the Federal Reserve, the Division or any Regulatory Authority the approval of which is required for consummation of the Contemplated Transactions has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal; or (iii) the Effective Time shall not have occurred at or before 11:59 p.m. on May 1, 2008 (the “Termination Date”); provided, however (and without limiting the applicability, if any, of the provisions of Section 11.2 below, with respect to the occurrence of any event described in clauses (i) or (ii) above), that the right to terminate this Agreement under this Section 11.1(f) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of the event described in clause (iii) above;

(g)           by Old Second, by giving written notice of such termination to HeritageBanc, and subject to the amounts set forth in Section 11.4 and Section 11.5 if: (i) HeritageBanc breaches any of its obligations under Section 6.6; (ii) HeritageBanc breaches any of its obligations under Section 6.9 or (iii) HeritageBanc’s shareholders fail to approve this Agreement and the Merger at the meeting of shareholders called for such purpose pursuant to Section 6.9;

(h)           by HeritageBanc upon Old Second’s actual receipt of the amounts set forth in Section 11.4 and Section 11.5(a), by giving written notice of such termination to Old Second if HeritageBanc receives an Unsolicited HeritageBanc Proposal that is determined in good faith by the HeritageBanc Board of Directors, is on terms that are more favorable to the shareholders of HeritageBanc than the Merger (a “Superior HeritageBanc Proposal”), provided, however, that HeritageBanc shall not be permitted to terminate this Agreement pursuant to this Section 11.1(h) unless HeritageBanc shall have complied with all of the provisions of Section 6.6;

(i)            by HeritageBanc, by giving written notice of such termination to Old Second, and subject to the amounts set forth in Section 11.4 and Section 11.5, if the fairness opinion provided for in Section 10.10 shall have been withdrawn prior to the Closing; provided however, that if the fairness opinion provided under Section 10.10 is withdrawn in connection with the receipt by HeritageBanc of an Unsolicited HeritageBanc Proposal, any purported termination by HeritageBanc under this Section 11.1(i) shall be deemed to have been made pursuant to Section 11.1(h) and the requirements of Section 11.1(h) shall apply;

(j)            by Heritage, by giving written notice of such termination to Old Second, if (i) the Average Trading Price of Old Second Common Stock is less than 85% times the Minimum Price, and (ii) the decrease in such Average Trading Price over the preceding thirty (30) Business Days (the “Market Period”) is at least 15% greater than the decrease in the average trading price for the Index Group over the Market Period. However, in any such case (A) Old Second shall have the right, by giving written notice to Heritage within seventy-two (72) hours following receipt of such termination notice, to increase the number of shares of Old Second Common Stock constituting the stock portion of the Merger Consideration such that the number of shares of Old Second Common Stock constituting the Stock Consideration shall be equal to: (1) the Purchase Price times .5, divided by (2) the Minimum Price times .85; the (“Adjusted Stock Consideration”); and (B) in the event that Old Second so increases the number of such shares, Heritage shall not have the right to terminate this Agreement. In the event Old Second provides such notice increasing the stock portion of the Merger Consideration, the term Stock Consideration shall refer to the Adjusted Stock Consideration. For the purposes of this Agreement, “Index Group” means the group of companies listed on Exhibit J attached hereto (the “Index Group”) provided, however, that there shall be excluded from such Index Group any company as to which there is a pending, publicly announced proposal at any time during the Market Period for such company to be acquired or to acquire another company or with respect to any other extraordinary transaction or event (other than any transaction contemplated in the immediately following sentence). Notwithstanding anything contained herein to the contrary, if any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Effective Time, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the applicable definitions herein so as to be comparable to the closing price on the date of this Agreement.

Section 11.2         Effect of Termination or Abandonment.  In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 11.1, this Agreement shall become null and void, Old Second shall bear all Old Second Transactional Expenses, HeritageBanc shall bear all HeritageBanc Transactional Expenses, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective Representatives or shareholders, except for the obligations of Old Second and HeritageBanc concerning confidentiality referred to in Section 6.1 and except as provided under Section 11.3, Section 11.4 and Section 11.5.

Section 11.3         Payments to HeritageBanc.  Subject to the further provisions of this Section 11.3, if HeritageBanc terminates this Agreement pursuant to Section 11.1(e)(i)(A) or Section 11.1(e)(i)(B) (and such representation was breached as of the date of this Agreement), then in any such case, Old Second shall pay to HeritageBanc, upon its written demand, the HeritageBanc Transactional Expenses in an amount not to exceed $350,000 plus an additional sum equal to $1.5 million. The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as HeritageBanc shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of HeritageBanc and the HeritageBanc Subsidiary against Old Second, any Old Second Subsidiary and their respective Representatives and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar HeritageBanc from asserting or enforcing any such claim against any Person other than Old Second, the Old Second Subsidiaries and their respective Representatives and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5(b).

Section 11.4         Payments to Old Second.  Subject to the further provisions of this Section 11.4, if HeritageBanc terminates this Agreement pursuant to Section 11.1(i) because the value of Old Second Common Stock declines and the Stock Consideration is less than $43,500,000, then HeritageBanc shall pay to Old Second, upon its written demand, the Old Second Transactional Expenses in an amount not to exceed $350,000. Also, subject to the further provisions of this Section 11.4, if Old Second terminates this Agreement pursuant to Section 11.1(d)(i)(A), Section 11.1(d)(i)(B) (and such representation was breached as of the date of this Agreement), Section 11.1(g), Section 11.1(h), or HeritageBanc terminates this Agreement pursuant to Section 11.1(i) because the value of the HeritageBanc Common Stock increases, then in any such case, HeritageBanc shall pay to Old Second, upon its written demand, the Old Second Transactional Expenses in an amount not to exceed $350,000 plus an additional sum equal to $1.5 million. The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as Old Second shall designate, and subject to the additional amounts which may be due pursuant to Section 11.5, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of Old Second and the Old Second Subsidiaries against HeritageBanc, the HeritageBanc Subsidiaries and their respective Representatives and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar Old Second from asserting or enforcing any such claim against any Person other than HeritageBanc, the HeritageBanc Subsidiaries and their respective Representatives and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5(b).

Section 11.5         Special Termination Fees.  (a)  If this Agreement is terminated pursuant to Section 11.1(d)(i)(A), Section 11.1(g) or Section 11.1(h), and within twelve (12) months after such termination HeritageBanc shall enter into a definitive written agreement or one or more written agreements or transactions with any Person or Affiliated Persons (other than Old Second and its Affiliates) with respect to an acquisition of an aggregate of fifty percent (50%) or more of the outstanding shares of HeritageBanc Common Stock or all or substantially all of the assets of HeritageBanc or Heritage Bank, HeritageBanc shall pay to Old Second, within ten (10) Business Days after the execution of such definitive agreement, the amount of $2.0 million by wire transfer of immediately available funds to such account as Old Second shall designate.

(b)           Subject to any other payments required by Section 11.3 or Section 11.4 all payments made pursuant to this Section shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar the party receiving such payment from asserting or enforcing any such claim against any Person other than the party making such payment, such party’s Affiliates and their respective Representatives and shareholders.

ARTICLE 12
MISCELLANEOUS

Section 12.1         Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2         Assignments, Successors and No Third Party Rights.  Neither party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, other than Section 7.5, which is intended to be for the benefit of the individuals covered thereby.

Section 12.3         Waiver.  Except as provided in ARTICLE 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4         Confidentiality.  Between the date of this Agreement and the Closing Date, each of Old Second and HeritageBanc will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless:  (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 12.5         Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied:

If to Old Second, to:

Old Second Bancorp, Inc.
37 South River Street
Aurora, IL 60506
Telephone:	(630) 892-0202
Facsimile:	(630) 892-2412
Attention:	William B. Skoglund, Chief Executive Officer

with copies to:

Quarles & Brady LLP
500 West Madison Street, Suite 3700
Chicago, IL 60661
Telephone:	(312) 715-5079
Facsimile:	(414) 978-8744
Attention:	Douglas J. Tucker

If to HeritageBanc, to:

HeritageBanc, Inc.
20201 South LaGrange Road
Frankfort, IL 60423
Telephone:	(815) 361-6415
Facsimile:	(815) 361-6499
Attention:	Patrick J. Roe, President

HeritageBanc, Inc.
20201 South LaGrange Road
Frankfort, IL 60423
Telephone:	(815) 469-7600
Facsimile:	(815) 485-7142
Attention:	John Ladowicz, Chairman of the Board and CEO

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, IL 60606
Telephone:	(312) 984-3188
Facsimile:	(312) 984-3150
Attention:	Dennis R. Wendte

or to such other Person or place as HeritageBanc shall furnish to Old Second or Old Second shall furnish to HeritageBanc in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 12.5, five Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day. For any notice delivered to Old Second pursuant to Section 6.2(d), HeritageBanc shall not be required to provide a copy of such notice to any Person other than Old Second.

Section 12.6         Entire Agreement.  This Agreement, the Schedules, any documents executed by the parties pursuant to this Agreement and referred to herein, and that certain Mutual Non-Disclosure Agreement, dated June 7, 2007, between HeritageBanc and Old Second (the ”Confidentiality Agreement”), constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.7         Modification.   This Agreement may not be amended except by a written agreement signed by each of HeritageBanc and Old Second. Without limiting the foregoing, HeritageBanc and Old Second may by written agreement signed by each of them:  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of Old Second and HeritageBanc shall affect the rights of Old Second’s or

HeritageBanc’s shareholders, respectively, in any manner which is materially adverse to such Persons.

Section 12.8         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.9         Further Assurances. The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.10       Survival. Except for the Confidentiality Agreement and covenants that are expressly to be performed after the Closing, the representations, warranties and covenants contained herein shall not survive beyond the Closing.

Section 12.11       Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

*      *      *      *      *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
Name:	William B. Skoglund
Title:	President and Chief Executive Officer

OLD SECOND ACQUISITION, INC.

By:	/s/ J. Douglas Cheatham
Name:	J. Douglas Cheatham
Title:	Executive Vice President

HERITAGEBANC, INC.

By:	/s/ John Ladowicz
Name:	John Ladowicz
Title:	Chairman of the Board and Chief Executive Officer

(Signature Page to Merger Agreement)

APPENDIX B

November 5, 2007

Board of Directors

HeritageBanc, Inc.

20201 South LaGrange Road

Frankfort, Illinois 60432

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that HeritageBanc, Inc. (“HeritageBanc” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Old Second Bancorp, Inc. (“Old Second”) and Old Second Acquisition, Inc. (“Old Second AcquisitionBanc”). At the Effective Time (as defined in the Merger Agreement), Old Second AcquisitionBanc shall be merged with and into HeritageBanc, and the separate corporate existence of Old Second AcquisitionBanc shall cease and HeritageBanc will be the surviving corporation and a wholly owned subsidiary of Old Second (the “Merger”). As a result of the Merger, at the Effective Time, each share of common stock, $20.00 par value per share, of HeritageBanc (excluding treasury stock, the “HeritageBanc Common Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive, at the election of the holder: (i) cash, without interest (the “Cash Consideration”), in an amount equal to the quotient of (A) $86,000,000 (the “Purchase Price”), divided by (B) the total number of shares of HeritageBanc Common Stock which are issued and outstanding as of the Effective Date (the “Outstanding Shares”); (ii) that number of shares (the “Stock Consideration”) of Old Second’s common stock, $1.00 par value per share, that is equal to the quotient of (A) the Purchase Price, divided by the Outstanding Shares, divided by (B) the Average Trading Price (as defined in the Merger Agreement, provided that, for purposes of this letter, Stifel Nicolaus has assumed that the Average Trading Price is $28.81); or (iii) a combination of the Cash Consideration and the Stock Consideration.  The Cash Consideration and the Stock Consideration are referred to herein collectively as the “Merger Consideration.”  Pursuant to the Merger Agreement, on an aggregate basis, a maximum of fifty percent (50%) of the Outstanding Shares shall be converted into the right to receive the Cash Consideration, and the remaining fifty percent (50%) of the Outstanding Shares shall be converted into the Stock Consideration.

You have requested Stifel Nicolaus’ opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of shares of HeritageBanc Common Stock of the per share Merger Consideration to be received by such holders of shares of HeritageBanc Common Stock from Old Second in connection with the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)                                     reviewed and analyzed a draft copy of the Agreement and Plan of Merger dated November 5, 2007 and related documents;

(ii)                                  reviewed and analyzed the audited statements of condition of HeritageBanc as of December 31, 2006, 2005 and 2004 and the related statements of income, changes in shareholders’ equity and cash flows for each of such fiscal years and the unaudited statements of condition of HeritageBanc as of March 31, 2007 and June 30, 2007 and the related unaudited statements of income for the three-month and six-month periods then ended;

(iii)                               reviewed and analyzed the audited statements of condition of Old Second as of December 31, 2006, 2005 and 2004 and the related statements of income, changes in shareholders’ equity and cash flows for each of such fiscal years and the unaudited statements of condition of Old Second as of March 31, 2007 and June 30, 2007 and the related unaudited statements of income for the three-month and six-month periods then ended;

(iv)                              reviewed and analyzed certain other publicly available information concerning HeritageBanc and Old Second;

(v)                                 reviewed certain non-publicly available information concerning HeritageBanc, including internal financial analyses and forecasts prepared by HeritageBanc’s management and held discussions with HeritageBanc’s senior management regarding HeritageBanc’s operating performance, financial condition and future prospects, as well as recent developments and the anticipated effect of the Merger on HeritageBanc;

(vi)                              reviewed certain non-publicly available information concerning Old Second, including internal financial analyses prepared by Old Second’s management and held discussions with Old Second’s senior management regarding Old Second’s operating performance, financial condition and future prospects, as well as recent developments and the anticipated effect of the Merger on Old Second;

(vii)                           participated in certain discussions and negotiations between representatives of HeritageBanc and Old Second;

(viii)                        analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(ix)                                reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(x)                                   conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xi)                                took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of HeritageBanc or Old Second, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information.  With respect to the financial forecasts supplied to us by HeritageBanc, we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of HeritageBanc as to the future operating and financial performance of HeritageBanc, and that they provided a reasonable basis upon which we could form our opinion.  Such forecasts and projections were not prepared with the expectation of public disclosure.  All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projected financial information.  Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of HeritageBanc or Old Second since the date of the last financial statements made available to us.  We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the respective financial statements of HeritageBanc and Old Second are in the aggregate adequate to cover all such losses.  We did not make or obtain any independent evaluation, appraisal or physical inspection of HeritageBanc’s or Old Second’s respective assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets, nor did we review loan or credit files of HeritageBanc or Old Second.  Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold.  Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy.  We relied on advice of HeritageBanc’s counsel as to certain legal and tax matters with respect to HeritageBanc, the Merger Agreement and the Merger and other transactions and other matters contained or contemplated therein.  We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived.  In addition, we have assumed that the definitive Merger Agreement will not differ materially from the drafts we reviewed.  We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or Old Second, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or Old Second.

Our Opinion is limited to whether the per share Merger Consideration is fair to the holders of shares of HeritageBanc Common Stock, from a financial point of view.  Our Opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by HeritageBanc’s Board of Directors (the “Board”) or HeritageBanc; (ii) the legal, tax or accounting consequences of the Merger on HeritageBanc or its shareholders including, without limitation, the failure of the Merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or any election made by Old Second under Section 338(h)(10) of the Code or any equivalent elections under applicable state law; (iii) any non-solicit, non-compete, employment, severance or similar agreement to which HeritageBanc is subject or which are entered into in connection with the Merger as contemplated by the Merger Agreement, or the fairness to HeritageBanc or HeritageBanc’s shareholders of any payments made in connection with such agreement; (iv) any advice or opinions provided by Howe Barnes Hoefer & Arnett or any other advisor to HeritageBanc, the Heritage ESOP (fairness opinion provided by Sheshunoff Information Services) or Old Second; (v) the election by holders of shares of HeritageBanc Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation of the Merger Consideration between the Stock Consideration and the Cash Consideration among holders of shares of HeritageBanc Common Stock (including, without limitation, any re-allocation of the Merger Consideration by the exchange agent for the Merger pursuant to the Merger Agreement); or (vi) the related merger of Heritage Bank, a wholly-owned subsidiary of HeritageBanc, with and into, and under the charter of, Old Second National Bank, a wholly-owned subsidiary of Old Second, contemplated by the Merger Agreement, or any separate merger agreement contemplated to be entered into by Heritage Bank and Old Second National Bank relating to such transaction.  Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which HeritageBanc’s or Old Second’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter.  It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion except as otherwise specifically set forth in, and subject to the terms of, the engagement letter agreement between Stifel Nicolaus and HeritageBanc dated June 28, 2007.  Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or Old Second or any other person or entity.  Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of HeritageBanc or Old Second as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of HeritageBanc or Old Second should enter into a voting or shareholders’ agreement with respect to the Merger, elect to receive the Cash Consideration or the Stock Consideration (or any combination thereof), or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Board or the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

We have acted as financial advisor to HeritageBanc in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”).  We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee.  In addition, HeritageBanc has agreed to indemnify us for certain liabilities arising out of our engagement.  Stifel Nicolaus may provide investment banking services to Old Second in the future. In the ordinary course of business, Stifel Nicolaus makes a market in the equity securities of Old Second and, accordingly, may at any time hold a long or short position in such securities.

Neither our Opinion nor this letter is to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Merger, nor shall our Opinion or this letter be used for any other purposes, without the prior written consent of Stifel Nicolaus.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per share Merger Consideration to be received by holders of shares of HeritageBanc Common Stock from Old Second in connection with the Merger pursuant to the Merger Agreement is fair to such holders of shares of HeritageBanc Common Stock, from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

APPENDIX C

SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT OF 1983 (DISSENTERS’ RIGHTS)

11.65.  RIGHT TO DISSENT

(a)           A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1)           consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2)           consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3)           an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i)            alters or abolishes a preferential right of such shares;

(ii)           alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii)          in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4)           any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b)           A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c)           A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

11.70.  PROCEDURE TO DISSENT

(a)           If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b)           If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c)           Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d)           A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e)           If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f)            If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g)           The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h)           Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i)            The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1)           Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2)           Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited.  Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j)            As used in this Section:

(1)           “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2)           “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Old Second’s restated certificate of incorporation provides that, to the full extent permitted by Section 145 of the General Corporate Law of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Further, Section 8.8 of Old Second’s bylaws provide that:

(a)           Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Court of Chancery of the state of incorporation or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the state of incorporation or such other court shall deem proper.

(c)           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claims, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Any indemnification under paragraph (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b).  Such determination shall be made:

(1)           By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(2)           If such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)           By the shareholders.

(e)           Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this paragraph.

(f)            The indemnification provided by this Section 8.8 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)           The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 8.8.

Old Second carries directors’ and officers’ liability insurance in the amount of $10.0 million.

Item 21.  Exhibits and Financial Statement Schedules

The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index.  The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit Number	Description

2.1

Agreement and Plan of Merger among Old Second Bancorp, Inc., Old Second Acquisition, Inc. and HeritageBanc, Inc. dated November 5, 2007. This document is filed as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement. Certain exhibits have been omitted from the Agreement as filed with the SEC. The omitted information is not considered material from an investor’s perspective. Old Second Bancorp, Inc. will furnish to the SEC supplementally a copy of any omitted exhibit upon request from the SEC.

Exhibit Number	Description

3.1	Articles of Incorporation of Old Second Bancorp, Inc.

3.2	By-laws of Old Second Bancorp, Inc.

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding legality of Old Second Bancorp, Inc. common stock.

10.1	Form of Compensation and Benefits Assurance Agreements for the executives (filed as exhibit 10.1 to the Company’s Form 10-Q filed on November 9, 2006 and incorporated herein by reference).

10.2	Form of indenture relating to trust preferred securities (filed as exhibit 4.1 to the Company’s registration statement on Form S-3 filed on May 20, 2003 and incorporated herein by reference).

10.3	Promissory note to the benefit of Marshall & Ilsley Bank (filed as exhibit 10.4 to the Company’s Form 10-K filed on March 15, 2007 and incorporated herein by reference).

10.4	Old Second Bancorp, Inc. 2002 Long Term Incentive Plan (filed as an exhibit to the Company’s DEF 14A filed on March 12, 2002 and incorporated herein by reference).

10.5	Amended and Restated Voluntary Deferred Compensation Plan for Executives and Directors (filed as an exhibit to the Company’s Form 8-K filed on March 28, 2005 and incorporated herein by reference).

10.6	Amendment to the Old Second Bancorp, Inc. Supplemental Executive and Retirement Plan (filed as exhibit 10.1 to the Company’s Form 8-K filed on October 24, 2005 and incorporated herein by reference).

10.7	Form of Amended Stock Option Award Agreement (filed as exhibit 10.l to the Company’s Form 8-K filed on December 21, 2005 and incorporated herein by reference).

10.8	Summary of Fees for Board of Directors (filed as exhibit 10.9 to the Company’s Form 10-K filed on March 15, 2007 and incorporated herein by reference).

21.1	A list of all subsidiaries of Old Second (filed as exhibit 21.1 to the Company’s Form 10-K filed on March 15, 2007 and incorporated herein by reference).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Stifel, Nicolaus & Company, Incorporated.

23.4	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

24	Power of Attorney (included in the signature page to the registration statement).

99.1	Form of proxy to be delivered to shareholders of HeritageBanc, Inc.

99.2	Consent of John Ladowicz, named to be a future director of the Company.

99.3	Form of Letter to Heritage ESOP participants accompanying confidential voting instruction form.

Item 22.  Undertakings

(1)           The undersigned registrant hereby undertakes:

(a)           to file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)           that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4)           The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification by the registrant for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(7)           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Old Second has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on December 19, 2007.

OLD SECOND BANCORP, INC.

By:	/s/ William B. Skoglund
William B. Skoglund
Chairman of the Board, Director
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of William B. Skoglund and J. Douglas Cheatham, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of William B. Skoglund and J. Douglas Cheatham, each with full power of substitution, attorney-in-fact  to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William B. Skoglund	Chairman of the Board,	December 19, 2007
William B. Skoglund	Director President and Chief Executive Officer (principal executive officer)

/s/ J. Douglas Cheatham	Executive Vice President	December 19, 2007
J. Douglas Cheatham	and Chief Financial Officer, Director (principal financial officer and principal accounting officer)

/s/ Edward Bonifas	Director	December 19, 2007
Edward Bonifas

/s/ Marvin R. Fagel	Director	December 19, 2007
Marvin R. Fagel

/s/ Barry Finn	Director	December 19, 2007
Barry Finn

/s/ James L. Eccher	Director	December 19, 2007
James L. Eccher

/s/ William Kane	Director	December 19, 2007
William Kane

/s/ Mary Krasner	Director	December 19, 2007
Mary Krasner

/s/ Kenneth Lindgren	Director	December 19, 2007
Kenneth Lindgren

/s/ Jesse Maberry	Director	December 19, 2007
Jesse Maberry

/s/ William J. Meyer	Director	December 19, 2007
William J. Meyer

/s/ D. Chet McKee	Director	December 19, 2007
D. Chet McKee

/s/ Gerald Palmer	Director	December 19, 2007
Gerald Palmer

/s/ James Carl Schmitz	Director	December 19, 2007
James Carl Schmitz